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  Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-119813

PROSPECTUS

The Sheridan Group, Inc.

OFFER TO EXCHANGE

$60,000,000 10 1/4% Senior Secured Notes due 2011
(CUSIP Nos. 823777 AC 1, 823777 AD 9 and US82100 AB 1)
for $60,000,000 10 1/4% Senior Secured Notes Due 2011

The exchange offer will expire at 5:00 p.m.,
New York City time on November 23, 2004, unless extended.

        The new notes:

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  will be freely tradeable, except that broker-dealers receiving new notes will have prospectus delivery requirements regarding resales of the new notes;

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  are otherwise substantially identical to the outstanding notes; and

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  will not be listed on any securities exchange or any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

        Terms of the exchange offer:

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  We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

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  We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see "Certain United States Federal Income Tax Considerations" on page 142 for more information.

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  We will not receive any proceeds from the exchange offer.

        In addition, each broker that:

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  receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes; and

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  acquired old notes as a result of market making or other trading activities may use this prospectus in connection with resales of new notes.

        See "Risk Factors" beginning on page 12 for a discussion of risks that should be considered by holders prior to tendering their old notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2004

        You should rely only on the information contained in this prospectus or to which we have referred you. See "Where You Can Find Other Information." We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See "Where You Can Find More Information." To obtain this information in a timely fashion, you must request such information no later than five business days before November 23, 2004, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See "The Exchange Offer—Terms of Exchange Offer; Period of Tendering Old Notes."

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MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements." Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "likely," "may," "plan," "predict," "project," "should," "will," "would" or words or phrases of similar meaning. They may relate to, among other things:

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  our liquidity and capital resources;

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  competitive pressures and trends in the printing industry;

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  prevailing interest rates;

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  legal proceedings and regulatory matters;

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  general economic conditions;

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  statements with respect to the Buyout Transactions and the Dingley Transactions (each as defined in this prospectus);

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  predictions of net sales, expenses or other financial items;

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  future operations, financial condition and prospects; and

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  our plans, objectives, strategies and expectations for the future.

        Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, might cause us to modify our plans or objectives, may affect our ability to pay timely amounts due under the notes and/or may affect the value of the notes. These risks and uncertainties may include, but are not limited to, those discussed in "Risk Factors." New risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We will not update these forward-looking statements even if our situation changes in the future.

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SUMMARY

        The following summary highlights certain significant aspects of our business and this exchange offer, but you should read this entire prospectus, including the financial data and related notes, before making an investment decision. In this prospectus, unless the context otherwise requires, references to the "issuer" refer to The Sheridan Group, Inc., exclusive of its subsidiaries. The terms "we," "us" "our" and other similar terms refer to the consolidated businesses of The Sheridan Group, Inc. and all of its subsidiaries. Unless otherwise specified, (1) all historical financial information in this prospectus as of any date, or for any period ending, prior to May 25, 2004 is information regarding The Sheridan Group, Inc. and its subsidiaries prior to the consummation of the Dingley Acquisition described below and (2) all descriptions of our business contained in this prospectus give effect to the Dingley Acquisition. Unless the context indicates otherwise, "on a pro forma basis" or "pro forma" means after giving effect to the Buyout Transactions described below, the Dingley Transactions described below and the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements." You should carefully consider the information set forth under the heading "Risk Factors."

The Exchange Offer

        On May 25, 2004, The Sheridan Group, Inc. issued and sold $60.0 million aggregate principal amount of 10 1/4% Senior Secured Notes Due 2011. We refer to the $60.0 million aggregate principal amount of 10 1/4% Senior Secured Notes due 2011 issued on May 25, 2004 in this prospectus collectively as the old notes. In connection with this sale, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. As required by the registration rights agreements, we are offering to exchange $60.0 million aggregate principal amount of our new 10 1/4% Senior Secured Notes Due 2011, referred to as the new notes, the issuance of which has been registered under the Securities Act, for a like aggregate principal amount of our old notes. You are entitled to exchange your old notes for new notes. We refer to this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the "exchange offer." We urge you to read the discussions under the headings "The Exchange Offer" and "The New Notes" in this Summary for further information regarding the exchange offer and the new notes. We refer to the old notes and the new notes collectively as the "notes."

Our Company

        We are a leading specialty printer offering a full range of printing and value-added support services for the journal, catalog, magazine, book and article reprint markets. We believe our financial performance results from our established track record of providing a high level of customer service, our investment in modern printing technologies and our comprehensive system of financial controls. These factors have resulted in strong and longstanding relationships with our over 3,000 customers, which include publishers, associations and university presses. The average length of our relationships with our top 50 customers is over 14 years. We provide a wide range of printing services and value-added support services, such as electronic copy-editing, composition, digital proofing, subscriber database maintenance, distribution services and electronic publishing support. We utilize a decentralized management structure, which provides our customers with access to the resources of a large company, while maintaining the high level of service and flexibility of a smaller company. For the year ended December 31, 2003 and the six month period ended June 30, 2004, on a combined Predecessor and Successor basis (which represents the mathematical addition of the periods prior to and after the Buyout), we generated net sales of $213.1 million and $118.3 million, respectively, operating income of $13.5 million and $9.6 million, respectively, and net income of $1.9 million and $1.7 million, respectively. For the year ended December 31, 2003 and the six month period ended June 30, 2004, on a pro forma basis, we generated net sales of $306.9 million and $155.3 million, respectively, operating income of $23.1 million and $12.0 million, respectively, and net income of $1.8 million and $1.5 million, respectively.

        Our target markets are:

        Journals.    The journal market includes journals for the scientific, technical, medical and scholarly communities. We characterize journals with production runs of less than 5,000 copies as short-run journals, and those with runs between 5,000 copies and 100,000 copies as medium-run journals. Publishers, associations and university presses comprise the customers in this portion of the publications market. Journal printing typically results in a high level of repeat business due to the periodic nature and complexity of these publications. In 2003, we printed over 1,800 journal titles and we retained about 94% of our customers from 2002. Historically, we have targeted the short-run portion of the journal market, in which we believe, based upon our analysis of the most current data available to us, we have the number one market share position in the U.S. measured by revenues. Recently, we have expanded our capability to service the medium-run portion of the journal market by increasing our capacity and enhancing our marketing efforts.

        Specialty Catalogs.    We characterize specialty catalogs as catalogs distributed by specialty catalog merchant companies, which are often smaller entrepreneurial companies with high service requirements. We produce catalogs with run lengths between 300,000 and 10,000,000 copies, most of which are printed in four-color and are bound using the saddle stitching technique. Multiple versions of each catalog are distributed during the year requiring high levels of customer service and extensive distribution services. In 2003, we printed over 100 catalog titles and we retained 94% of our customers from 2002.

        Specialty Magazines.    We characterize specialty magazines as magazines having production runs of less than 100,000 copies. Our customers in this market are publishers and associations. Specialty magazines also have a high level of repeat business due to the periodic nature of the publications. This is largely a regional market defined by proximity to the customer. In 2003, we printed over 350 magazine titles and we retained about 89% of our customers from 2002.

        Books.    Short-run books, which we characterize as books having production runs of less than 5,000 copies, are printed for publishers, associations and university presses. Sales to this market include both the initial printing of titles and subsequent reprints.

        Article reprints.    Article reprints are produced for customers who require reprints of an individual article from a magazine or journal for marketing or other purposes. Historically, we have primarily reprinted magazine and journal articles for which we were the original printer. We recently have expanded our business by winning article reprint business on publications for which we were not the original printer.

        Our operations are classified into three reportable segments. The short-run journals segment, which includes article reprints, provides products and services for scientific, technical and medical ("STM") journals to publishers, associations and university presses. The specialty catalogs segment provides products and services for specialty catalogs to catalog merchants. The other publications segment provides products and services for short-run books, specialty magazines and medium-run journals to publishers, university presses and associations.

The Industry

        We compete in the printing market for publications, which includes journals, magazines and article reprints. The market for journals and magazines was estimated by Printing Industries of America, Inc. to be about $5.5 billion in revenues for 2003. We compete in subsets of this market. In the journal market, customers require specialized services to be provided within short time deadlines. Based upon our analysis of publicly available survey data published by Printing Impressions, we believe we have the number one market share position in the U.S. (measured by revenues) in the short-run portion of the journal market. We compete in the specialty portion of the magazine market, which is largely a regional market defined by proximity to the customer. Based upon our experience in these markets, we believe we have a leading market position in the regional specialty magazine markets of New England and Washington D.C. In addition to printing original publications, we compete in the printing market for article reprints, which, based upon our analysis and published data from Folio magazine, we estimate to be about $100 million in revenues.

        We also compete in the printing market for catalogs. We estimate this market, based upon survey data published by Printing Impressions, to be about $4.5 billion in revenues for 2003. We compete in the specialty portion of the catalog market, characterized by small, catalog merchant customers. According to published data from Printing Impressions, we are the number seven competitor in the U.S. (measured by revenues) in the catalog market.

        We also compete in the printing market for books. This market was estimated by Printing Industries of America, Inc. to be about $6.9 billion in revenues for 2003. This market grew at a compound annual growth rate of 4.4% from 1997 to 2003. We compete primarily in the short-run portion of the book market. Based upon our analysis of publicly available survey data published by Printing Impressions, we estimate that we are the number three competitor in the U.S. (measured by revenues) in the short-run portion of the book market.

Our Equity Sponsors

        We are controlled by Bruckmann, Rosser, Sherrill & Co., LLC, or BRS, and Jefferies Capital Partners, or JCP, both of which are New York-based private equity investment firms. BRS, JCP and their respective affiliates collectively own about 84.8% of the outstanding capital stock of TSG Holding Corp., our parent.

The Buyout Transactions

        On August 21, 2003, TSG Holdings Corp., an entity organized by BRS and JCP, purchased 100% of the outstanding capital stock of The Sheridan Group, Inc. from its existing stockholders (the "Buyout") for total cash consideration of $142.0 million less net debt (as defined in the stock purchase agreement), resulting in cash of $79.9 million being paid to the selling stockholders. The accounting purchase price was $186.6 million, which was comprised of the $79.9 million of cash paid to the selling stockholders, $51.4 million of assumed liabilities and $55.3 million of refinanced debt. The purchase price was subject to adjustment based upon our tangible net worth as described below in the section entitled "The Buyout Transactions."

        We funded the acquisition price and the related fees and expenses with the proceeds of the August 21, 2003 sale of our 10 1/4% Senior Secured Notes due 2011 (the "2003 Notes") and equity investments in TSG Holdings Corp., our parent, as follows:

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  the purchase by the equity investors of preferred stock and common stock of TSG Holdings Corp. for about $43.7 million in cash and about $3.3 million in securities of The Sheridan Group, Inc. then held by certain of the equity investors;

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  the contribution by TSG Holdings Corp. to the capital of Sheridan Acquisition Corp. of all such cash and securities received by it from the equity investors; and

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  gross proceeds to Sheridan Acquisition Corp. of $103.6 million from the issuance and sale of the 2003 Notes.

        Immediately following the closing of the Buyout and the related financing transactions, Sheridan Acquisition Corp. merged into The Sheridan Group, Inc., which survived the merger and became liable for all obligations under the 2003 Notes. The closing of the sale of the 2003 Notes occurred simultaneously with the closing of the Buyout, our working capital facility and the equity investments made in connection with the Buyout. We refer to the Buyout, the sale of the 2003 Notes, the closing of our working capital facility, the equity investments and the merger collectively as the "Buyout Transactions."

The Dingley Transactions

        On May 25, 2004, The Sheridan Group, Inc., through a newly formed subsidiary, purchased substantially all of the assets and business of The Dingley Press for an aggregate purchase price of $66.9 million. The purchase price is subject to adjustment based upon The Dingley Press' working capital as described below in the section entitled "The Dingley Transactions."

        We funded the acquisition price and the related fees and expenses with the proceeds of the May 25, 2004 sale of the old notes, available cash and equity investments in TSG Holdings Corp., our parent, as follows:

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  the purchase by certain members of management of The Dingley Press of preferred stock and common stock of TSG Holdings Corp. for about $4.0 million in cash;

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  the contribution by TSG Holdings Corp. to the capital of The Sheridan Group, Inc. of all such cash received by it from the equity investors;

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  the use by The Sheridan Group, Inc. of $4.0 million of available cash; and

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  gross proceeds to The Sheridan Group, Inc. of $61.2 million from the issuance and sale of the old notes plus $1.7 million of accrued interest from February 15, 2004.

        The closing of the sale of the old notes occurred simultaneously with the closing of the Dingley Acquisition and the equity investments made in connection with the Dingley Acquisition. We refer to the Dingley Acquisition, the sale of the old notes, the amendment of our working capital facility and the equity investments collectively as the "Dingley Transactions."

Our Corporate Structure

        We are a wholly owned subsidiary of TSG Holdings Corp. We have eight operating subsidiaries, including the subsidiary which acquired the assets and business of The Dingley Press. For a more complete description of our corporate structure, see the section entitled "Our Corporate Structure."

Use of Proceeds

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        We used the gross proceeds from the sale of the old notes and the equity investments made in connection with the Dingley Transactions, along with available cash:

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  to pay the cash portion of the Dingley Acquisition consideration of approximately $66.9 million;

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  to pay fees and expenses associated with the Dingley Transactions of approximately $4.0 million; and

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  for general corporate purposes.

        The Sheridan Group, Inc. is a Maryland corporation. The Sheridan Group, Inc.'s principal executive offices are located at 11311 McCormick Road, S260, Hunt Valley, Maryland 21031, and its telephone number is (410) 785-7277. Our website is www.sheridan.com. Our website and the information included therein are not part of this prospectus.

The Exchange Offer

Notes Offered
$60,000,000 aggregate principal amount of 10 1/4% Senior Secured Notes Due 2011. The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.
The Exchange Offer
We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We intend by the issuance of the new notes to satisfy our obligations contained in the registration rights agreements.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m., New York City time, on November 23, 2004, or such later date and time to which we extend it. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to accept the exchange offer and tender your old notes, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein. If your outstanding notes are held through the Depositary Trust Company, or "DTC," you may deliver your outstanding notes by book-entry transfer. See "The Exchange Offer—Procedures for Tendering Old Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.
Federal Income Tax Considerations	The exchange of notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

        Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission, or SEC, to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

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  the new notes are acquired in the ordinary course of the holders' business;

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  the holders have no arrangement with any person to participate in a distribution of the new notes; and

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  neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreements and subject to limitations specified in the registration rights agreements, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters' rights under the Maryland General Corporation Law in connection with the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange; Resales of New Notes."

        The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

Issuer	The Sheridan Group, Inc., a Maryland corporation.
Maturity Date	August 15, 2011.
Interest Rate	The issuer will pay interest on the notes at an annual rate of 10 1/4%.
Interest Payment Dates	The issuer will make interest payments on the notes semiannually, on each February 15 and August 15, beginning August 15, 2004.
Ranking
The notes will be the issuer's senior secured obligations, will rank equal in right of payment with all of the issuer's existing and future senior indebtedness and will rank senior in right of payment to all of the issuer's existing and future subordinated indebtedness.

As of June 30, 2004, we had no indebtedness under our working capital facility and there was no indebtedness senior to or junior to the notes and the guarantees (other than trade payables and letters of credit). The notes are equal in right of payment to the 2003 Notes. The old notes and the new notes are equal in right of payment.
Guarantees	The new notes will be fully and unconditionally guaranteed on a joint and several senior secured basis by the issuer's current and future domestic restricted subsidiaries.

The guarantees will be senior secured obligations of each of the guarantors, will rank equally in right of payment to all of that guarantor's existing and future senior indebtedness and will rank senior in right of payment to all of that guarantor's existing and future subordinated indebtedness.
Collateral
The new notes and the guarantees, respectively, will be secured by a lien on substantially all of the issuer's and the guarantors' current and future assets (other than certain excluded assets), subject to permitted liens and other limitations.

The excluded assets include assets that are secured by purchase money obligations, leasehold estates in real property (unless requested by the trustee) and assets that cannot be subject to a lien without the consent of third parties, which consent has not been obtained after the use of commercially reasonable efforts. In addition, only a portion of the capital stock, securities or payment rights of our subsidiaries will secure the new notes and the guarantees.

The security interest of the holders of the new notes in the collateral is subject to some other important limitations and exceptions which are described under the sections entitled "Risk Factors—Risks Related to the New Notes" and "Description of Notes—Collateral," including the issuer's ability to incur, subject to certain limitations, indebtedness under its working capital facility.

The issuer's and the guarantors' obligations under the working capital facility are secured by a security interest in substantially all of the issuer's and the guarantors' current and future assets. Pursuant to an intercreditor agreement between the trustee under the indenture and the lender under the working capital facility, (i) in the case of property, plant and equipment, the security interest securing the new notes and the guarantees will be prior to the security interest securing borrowings and guarantees under the working capital facility and (ii) in the case of the other assets of the issuer and the guarantors (including the shares of stock of the guarantors), the security interest securing the new notes and the guarantees will be contractually subordinated to the security interest securing borrowings and guarantees under the working capital facility.
Optional Redemption	The issuer may redeem some or all of the new notes at any time prior to August 15, 2007 at the make-whole redemption price set forth in "Description of Notes—Redemption of Notes at Our Option."
On or after August 15, 2007, the issuer may redeem some or all of the new notes at any time at the prices set forth in "Description of Notes—Redemption of Notes at Our Option."

Prior to August 15, 2006, the issuer may redeem up to 35% of the original aggregate principal amount of the new notes at the prices set forth in "Description of Notes—Redemption of Notes at Our Option" with the net cash proceeds of certain public equity offerings.
Change of Control Offer
If a change of control occurs, the holders of the new notes will have the right to require the issuer to repurchase their new notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control."
Asset Sale Offer
If the issuer sells assets or experiences an event of loss and the issuer does not use the proceeds for specified purposes, the issuer may be required to use the proceeds to offer to repurchase some of the new notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."

Basic Indenture Covenants	The new notes will be issued under an indenture that, among other things, restricts the issuer's ability and the ability of its restricted subsidiaries to, among other things:
•	pay dividends, redeem stock or make other distributions or restricted payments (other than dividends, distributions or payments from a restricted subsidiary to the issuer);
•	incur indebtedness;
•	make certain investments;
•	create liens;
•	agree to restrictions on the payment of dividends;
•	consolidate or merge;
•	sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries;
•	enter into transactions with affiliates;
•	designate subsidiaries as unrestricted subsidiaries;
•	use the proceeds of permitted sales of assets; and
•	change their line of business.
These covenants are subject to a number of important exceptions and qualifications. See "Description of Notes—Certain Covenants."

Risk Factors

        You should consider carefully the information set forth in the section entitled "Risk Factors" beginning on page 12 and all other information described or referred to in this prospectus before deciding to invest in the notes.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The following table sets forth our summary historical and unaudited pro forma consolidated financial data for the periods ended and the dates indicated. We have derived the summary historical consolidated financial data for the years ended December 31, 2001 and 2002 and the Predecessor basis period from January 1, 2003 to August 20, 2003 and the Successor basis period from August 21, 2003 to December 31, 2003 from our audited consolidated financial statements and related notes for such years included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of June 30, 2004 and for the six-month periods ended June 30, 2003 and 2004 from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, our unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows.

        The unaudited pro forma consolidated financial data gives effect to (i) both the Buyout Transactions for the six-month period ended June 30, 2003 and the year ended December 31, 2003 and (ii) the Dingley Transactions for the six-month period ended June 30, 2004 and the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the accompanying notes. The summary historical and unaudited pro forma consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Statements" and our historical consolidated financial statements, the historical consolidated financial statements of The Dingley Press and the related notes included elsewhere in this prospectus.

	Predecessor Basis(1)						Successor Basis				Predecessor Basis(1)		Successor Basis
	Year Ended December 31,								Unaudited Pro Forma Year Ended December 31, 2003						Unaudited Pro Forma Six Months Ended June 30, 2004
					January 1, 2003 to August 20, 2003		August 21, 2003 to December 31, 2003				(Unaudited) Six Months Ended June 30, 2003		(Unaudited) Six Months Ended June 30, 2004
	2001		2002
	(dollars in thousands)
Income Statement Data:
Net sales	$212,302		$208,837		$131,904		$81,193		$306,939		$104,589		$118,335		$155,275
Gross profit	42,742		48,997		31,839		18,745		63,690		25,397		28,242		32,813
Selling and administrative expenses	31,243		31,658		23,646		12,727		38,751		15,921		17,797		19,833
Operating income	10,613		17,133		8,108		5,415		23,058		9,407		9,582		12,041
Net income	1,399		6,624		1,169		760		1,822		4,274		1,672		1,479
Other Financial Data:
Depreciation and amortization	$9,163		$8,442		$4,874		$4,168				$3,908		$6,074
Capital expenditures	7,791		4,870		5,213		2,915				4,251		5,502
Cash flows from operating activities	14,533		13,711		11,349		8,788				11,021		12,126
Cash flows (used in) investing activities	(7,717)		(4,123)		(5,187)		(82,341)				(4,250)		(69,220)
Cash flows from (used in) financing activities	(8,014)		(9,576)		(6,130)		83,391				(6,786)		58,071
Ratio of earnings to fixed charges(2)	1.28	x	2.45	x	1.76	x	1.27	x	1.17	x	3.32	x	1.37	x	1.24	x
EBITDA(3)	$19,929		$25,474		$13,141		$9,865				$13,375		$15,740

(Unaudited) As of June 30, 2004
Actual
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,895
Property, plant and equipment, net	106,629
Total assets	288,572
Total debt	164,889
Total stockholders' equity	53,407

(1)
Periods prior to August 20, 2003 represent the predecessor company prior to the consummation of the Buyout Transactions, and our historical consolidated financial data for such periods do not give effect to the Buyout Transactions.

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) before income taxes and fixed charges (adjusted for interest capitalized during the period). Fixed charges consist of interest expense on indebtedness (whether expensed or capitalized), amortization of deferred financing costs and that portion of rental expense that we believe is representative of the interest component of rental expense.

(3)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Management uses this measure as an indicator of cash generated from operating activities. Further, it provides management with a consistent measurement tool for evaluating the operating activities of a business unit before investing activities, interest, taxes depreciation and amortization. EBITDA is not an indicator of financial performance under generally accepted accounting principles or a measure of our liquidity under generally accepted accounting principles and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, cash flows from operating activities or other traditional indicators of liquidity. EBITDA is reconciled directly to cash flows from operations as follows:

	Predecessor Basis			Successor Basis	Predecessor Basis	Successor Basis
	Year Ended December 31,
			January 1, 2003 to August 20, 2003	August 21, 2003 to December 31, 2003	(Unaudited) Six Months Ended June 30, 2003	(Unaudited) Six Months Ended June 30, 2004
	2001	2002
	(dollars in thousands)
Net cash provided by operating activities	$14,533	$13,711	$11,349	$8,788	$11,021	$12,126
Accounts receivable	(3,496)	(590)	(3,544)	2,178	(3,968)	(1,197)
Notes receivable	166	110	(71)	(33)	(9)	0
Inventories	(911)	(698)	312	(1,972)	(186)	230
Other current assets	367	15	(285)	658	(240)	(276)
Refundable income taxes	(307)	251	311	(466)	(250)	452
Other assets	744	172	633	(118)	336	647
Accounts payable	1,050	4,776	647	(1,285)	359	2,294
Income taxes payable	(708)	708	0	0	(219)	0
Accrued expenses	359	(537)	(2,243)	242	1,072	(2,647)
Accrued interest	242	(106)	1,086	(3,630)	550	(2,636)
Other liabilities	(65)	(1,262)	(284)	280	(29)	(419)
Provision for doubtful accounts	(196)	(344)	(159)	66	(115)	(128)
Deferred income tax expense (benefit)	183	(695)	(284)	740	0	0
Gain (loss) on disposition of fixed assets	(160)	586	(27)	(24)	(6)	18
Income tax provision	1,431	4,018	2,683	514	2,687	1,055
Cash interest expense	6,697	5,359	3,017	3,927	2,372	6,221

EBITDA	$19,929	$25,474	$13,141	$9,865	$13,375	$15,740

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding whether to exchange your old notes in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition, results of operations, cash flow or ability to make payments on the notes. In such case, you may lose all or part of your original investment.

Risks Relating to the New Notes

Substantial Leverage—Our substantial indebtedness could adversely affect our financial health and prevent us from meeting our obligations under the notes and our other indebtedness.

        We have a significant amount of indebtedness. On June 30, 2004, we had total indebtedness of approximately $164.9 million. On a pro forma basis, our ratio of earnings to fixed charges would have been 1.17x and 1.24x for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to meet our payment and other obligations under the new notes and our other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and

  •
  limit our ability to borrow additional funds or raise additional financing.

        In addition, the indenture and our working capital facility contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Additional Borrowings Available—Despite current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

        We may be able to incur substantial additional indebtedness in the future, including additional notes under the indenture under which the new notes will be issued. The terms of the indenture governing the notes restrict, but will not completely prohibit, us from doing so. Our working capital facility permits additional borrowings of up to $30.0 million and all of those borrowings, if any, will rank equal in right of payment to the new notes and guarantees. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Other Indebtedness—Working Capital Facility."

        In connection with the Dingley Transactions, we amended our working capital facility to provide for aggregate revolving borrowings of up to $30.0 million. The indenture governing the notes provides that we may incur indebtedness under our working capital facility up to an aggregate of the greater of

$20.0 million or a specified borrowing base. Therefore, even though our working capital facility provides for aggregate revolving borrowings of up to $30.0 million, we may not be able to borrow the full amount available to us under our working capital facility. Moreover, if we were to borrow more than $20.0 million under our working capital facility in reliance on the borrowing base test in the indenture governing the notes and our borrowing base was to fall below the amount of our outstanding borrowings, we would be required by the terms of our working capital facility to immediately repay the amount of the shortfall. If this were to happen, we cannot assure you that we would have adequate cash or access to capital to repay any amounts required to be repaid.

Restrictions in Indebtedness—Restrictions in the indenture governing the notes and in our other outstanding debt instruments could adversely affect our operating flexibility, resulting in a failure to meet our obligations under the notes and our other debt.

        Our working capital facility and the indenture governing the notes contain, and any future debt agreements may contain, covenants that impose financial and operating restrictions on our business. These covenants will restrict our ability to, among other things:

  •
  pay dividends, redeem stock or make other distributions or restricted payments (other than dividends, distributions or payments from a subsidiary to us);

  •
  incur indebtedness;

  •
  make certain investments;

  •
  create liens;

  •
  agree to restrictions on the payment of dividends;

  •
  consolidate or merge;

  •
  sell or otherwise transfer or dispose of assets, including equity interests of our restricted subsidiaries;

  •
  enter into transactions with our affiliates;

  •
  designate our subsidiaries as unrestricted subsidiaries;

  •
  use the proceeds of permitted sales of our assets; and

  •
  change our line of business.

        In addition, our working capital facility requires us to meet certain financial ratios and financial condition tests. You should read the discussions under the headings "Description of Other Indebtedness—Working Capital Facility" and "Description of Notes—Certain Covenants" for further information about these covenants.

        Events beyond our control can affect our ability to meet these financial ratios and financial condition tests and to comply with other provisions governing our working capital facility. Our failure to comply with these obligations could cause an event of default under our working capital facility. If an event of default occurs under our working capital facility, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest under our working capital facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing our working capital facility. An event of default under our working capital facility could result in an event of default under our other debt instruments, including the new notes. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the new notes and the guarantees. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our working capital facility or the indenture governing the notes.

Ability to Service Debt—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our working capital facility in an amount sufficient to enable us to pay our indebtedness, including the new notes, and to fund our other liquidity needs. If we are not able to generate sufficient cash flow for these purposes, we may need to refinance or restructure all or a portion of our indebtedness, including the new notes, on or before maturity, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot assure you that we will be able to implement one or more of these alternatives on commercially reasonable terms or at all.

Holding Company—We are a holding company and, therefore, our ability to make payments under the new notes and service our other debt depends on cash flow from our subsidiaries.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers of funds from our subsidiaries to make payments under the new notes and service our other debt. Distributions and intercompany transfers of funds to us from our subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our and their debt agreements, including our working capital facility and the indenture governing the notes;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the new notes and our other indebtedness.

Value of the Collateral—The value of the collateral securing the new notes may not be sufficient to satisfy our obligations under the new notes, and the collateral securing the new notes may be reduced under certain circumstances.

        The proceeds of any sale of collateral following an event of default with respect to the new notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the new notes. No appraisal of the value of the collateral was made in connection with the sales of the old notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that permitted liens and other rights granted to other parties (including the lenders under our working capital facility) encumber any of the collateral securing the new notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the trustee under the indenture or the holders of the new notes to realize or foreclose on the collateral. Consequently, we cannot assure you that liquidating the collateral securing the new notes would produce proceeds in an amount sufficient to pay any amounts due under the new notes after also satisfying the obligations to pay any creditors with prior liens. Nor can we assure you that the fair market value of the collateral securing the new notes would be sufficient to pay any amounts due under the new notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against the issuer's and the guarantors' remaining assets.

        The indenture governing the notes and the agreements governing our other secured indebtedness may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the new notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not under our working capital facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the new notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a prior claim (ahead of the new notes) on the assets of such unrestricted subsidiary and its subsidiaries.

Subordination—Your right to receive proceeds from the sale of collateral securing the new notes will be subject to prior claims of lenders under our working capital facility.

        Our working capital facility is secured by substantially all of the issuer's and the guarantors' assets (other than certain excluded assets), subject to permitted liens and other limitations. The security interests securing the new notes and the guarantees will be contractually subordinated pursuant to the intercreditor agreement to the prior lien under our working capital facility on substantially all of the issuer's and the guarantors' assets (other than property, plant and equipment). As a result, holders of the new notes will receive distributions from any foreclosure proceeds of any of the issuer's and the guarantors' assets (other than property, plant and equipment) only after borrowings under our working capital facility have been paid in full. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes would have only an unsecured claim against the issuer's and the guarantors' remaining assets for the deficiency.

Limited Remedies—Your right to exercise remedies with respect to certain collateral also will be limited.

        The rights of the holders of the new notes with respect to the collateral securing the new notes will be limited pursuant to the terms of the intercreditor agreement between the trustee under the indenture and the lender under our working capital facility. Under the intercreditor agreement, if our working capital facility is not terminated or our obligations thereunder are outstanding, any actions that may be taken in respect of any of the issuer's and the guarantors' assets (other than property, plant and equipment), including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to the collateral documents, will be limited and, in certain cases, only controlled and directed by the lenders under such working capital facility, and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are or may be adversely affected. Additional releases of collateral from the liens securing the notes are permitted under some circumstances. See "—Limitation on and Release of Pledge of Subsidiaries' Equity Interests" below and "Description of Notes—Collateral," and "Description of Notes—Collateral—Intercreditor Agreement."

Ability to Foreclose on the Collateral—Bankruptcy laws and other factors may limit or delay the trustee's ability to foreclose on the collateral. In addition, creditors of any of our unrestricted domestic subsidiaries and any foreign subsidiaries that we may form or acquire will have a prior claim on the assets of those subsidiaries.

        In addition to our intercreditor arrangements described above, other factors could substantially delay or prevent the trustee or any holder of the new notes from obtaining the benefit of any collateral securing the new notes. If the issuer or any of our guarantors become a debtor in a case under the United States Bankruptcy Code, the right of the holders of obligations secured by liens on the collateral to foreclose upon and sell such collateral upon the occurrence of an event of default could be subject to limitations under federal bankruptcy laws. Under the Bankruptcy Code, secured creditors such as the holders of the new notes are prohibited from repossessing or foreclosing upon their collateral from a debtor in a bankruptcy case, or from disposing of collateral already repossessed, without prior bankruptcy court approval. Other provisions of the Bankruptcy Code permit a debtor to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral), including cash collateral such as deposit accounts, over the secured creditors' objection, even if the debtor is in default under applicable debt instruments, so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Further, the intercreditor agreement limits the rights of holders of the new notes to object to the debtor's use of collateral, including cash collateral, and to obtain adequate protection. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. The determination as to whether adequate protection exists depends on the valuation of the collateral and the discretion of the bankruptcy court. As a result, it is impossible to predict how long payments under the new notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the trustee may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the new notes.

        Finally, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if the issuer or a guarantor became a debtor in a bankruptcy case.

        None of our unrestricted domestic subsidiaries or any foreign subsidiaries that we may form or acquire will guarantee the new notes. If any of our unrestricted domestic subsidiaries or foreign subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. We do not currently have any unrestricted domestic subsidiaries or foreign subsidiaries. In addition, because a portion of the collateral consists of pledges of a portion of the stock of any foreign subsidiaries that we form or acquire, the validity of those pledges under local law, if applicable, and the ability of the holders of the new notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

Limitation on and Release of Pledge of Subsidiaries' Equity Interests—The pledge of the capital stock and other equity interests of our subsidiaries that secure the new notes will be limited, and will automatically be released from the lien thereon and no longer constitute collateral to the extent the pledge of such capital stock or such other equity interests would require the filing of separate financial statements with the SEC for any of our subsidiaries.

        The new notes and the guarantees will be secured by a pledge of only a portion of the stock of our subsidiaries. As of the issue date of the 2003 Notes, to the extent the value of the capital stock and other equity interests of a subsidiary was greater than or equal to 20% of the aggregate principal amount of the notes outstanding, it will be excluded from the collateral. Following the issue date of the 2003 Notes, the portion of the capital stock of any of our subsidiaries constituting collateral securing the new notes and the related guarantees may decrease or increase as a result of changes in the value of that stock or changes in the rules, regulations or interpretations of the SEC. Pledges of stock of any foreign subsidiaries that we form or acquire are subject to additional limitations. In addition, the indenture governing the notes and the collateral documents related thereto provide that, to the extent that any rule requires or is adopted, amended or interpreted to require the filing with the SEC of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other equity interests secure the notes, then such capital stock and other equity interests will automatically be released and deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the collateral documents provide for the automatic release of such security interest on such released capital stock and equity interests, to the extent necessary to release the liens created thereunder in respect of such capital stock or other equity interests without the consent of or other action by or on behalf of any holder of notes or any other person. As a result, holders of the new notes could lose all or a portion of their security interest in the capital stock or other equity interests of our subsidiaries.

        The lenders under our working capital facility are not subject to this limitation and have a pledge of 100% of the capital stock of our subsidiaries. Because the new notes and the guarantees will be secured by only a pledge of a portion of the stock of our subsidiaries, even if all borrowings under our working capital facility have been paid in full, the trustee will not be able to foreclose on and sell all of the stock of our subsidiaries. Instead, the trustee will be required to liquidate the assets of our subsidiaries and this may delay the ability of the holders of the new notes to realize upon the collateral.

Financing Change of Control Offer—We may not have the ability to repurchase the new notes upon a change of control as required by the indenture.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, including the new notes, at 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the new notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our working capital facility, which restricts our ability to purchase notes for cash until all debt under our working capital facility is repaid in full. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our working capital facility and could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus not permit the holders of the notes to require us to repurchase or redeem the notes. See "Description of Notes—Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control."

Fraudulent Transfer Risks—Under certain circumstances, a court could cancel the notes or the guarantees and the security interests that secure the notes and guarantees.

        The issuance of the notes and the guarantees, and the security interests in the assets that secure the notes and guarantees, respectively, may be subject to review under federal or state fraudulent transfer law. If, after the issuance of the notes, the issuer becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might avoid (that is, cancel) its obligations under the notes and the pledge of its assets. The court might do so if it found that the issuer:

  •
  received less than reasonably equivalent value or fair consideration for assuming its obligations under the notes, and

  •
  either:

  •
  was or was rendered insolvent,

  •
  was left with inadequate capital to conduct its business, or

  •
  intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as they became due.

The court also might avoid the notes, without regard to those factors, if it found that the issuer issued the notes with actual intent to hinder, delay, or defraud its creditors.

        Similarly, if a guarantor becomes a debtor in a case under the Bankruptcy Code or encounters financial difficulty, a court might avoid its guarantee and the pledge of its assets. A court might do so if it found that, when the guarantor issued its guarantee and pledged its assets (or, in some jurisdictions, when payments became due under the guarantee), the conditions as described above were satisfied with respect to the guarantor, or if it found that the subsidiary issued its guarantee and pledged its assets with actual intent to hinder, delay or defraud its creditors.

        In addition, a court could avoid any payment by the issuer or any guarantor pursuant to the notes or its guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to the issuer or guarantor, as the case may be, or to a fund for the benefit of the creditors of the issuer or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, guarantees or the pledges.

        A court likely would find that neither the issuer nor any guarantor received reasonably equivalent value or fair consideration for incurring its respective obligations under the notes and guarantees, if it did not benefit directly or indirectly from the notes' issuance.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if:

  •
  the sum of its existing debts, including contingent and unliquidated debts, exceeds the fair value of all its property, or

  •
  its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts, including contingent and unliquidated debts, as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that neither the issuer, after giving effect to its issuance of the notes and the pledge of its assets, nor any guarantor, after giving effect to its guarantee and the pledge of its assets, will be insolvent, will have unreasonably small capital for the business in which it is engaged, or will intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Preference Risks—Under certain circumstances, a bankruptcy court could recover payments made under the notes or guarantees.

        If the issuer or a guarantor files a bankruptcy petition within 90 days after it makes a payment under the notes or its guarantee (or 1 year, with respect to a payment made to an "insider" noteholder), the entity filing such petition (or its bankruptcy trustee or estate) may recover such payment as a "preference" under certain circumstances identified in the Bankruptcy Code, to the extent that at the time of such payment the notes or its guarantee, as applicable, was unsecured or undersecured (i.e., secured by collateral which is not sufficient to repay the entire indebtedness).

Risks Relating to this Exchange Offer

Trading Market for New Notes—There is no public trading market for the new notes and an active trading market may not develop for the new notes.

        The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. Jefferies & Company, Inc. acted as initial purchaser in connection with the offers and sales of the old notes. The initial purchaser has informed us that it intends to make a market in the new notes. However, the initial purchaser is not obligated to do so and it may cease market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the new notes.

Consequence of Failure to Tender—Failure to tender your old notes for new notes could limit your ability to resell the old notes.

        The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes under the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Trading Market for Old Notes—The issuance of the new notes may adversely affect the market for the old notes.

        To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

Risks Relating To Our Business

Technological Change—The evolution of technology may decrease the demand for our products and services.

        The technology we use in our operations is rapidly evolving. We could experience delays or difficulties in responding to changing technology, in addressing the increasingly sophisticated needs of our customers or in keeping pace with emerging industry standards. In addition, the cost required to respond to and integrate changing technologies may be greater than we anticipate. If we do not respond adequately to the need to integrate changing technologies in a timely manner, or if the investment required to so respond is greater than anticipated, our business, financial condition, results of operations, cash flow and ability to make payments on the notes may be adversely affected. We remain largely dependent on the distribution of scientific, technical, medical and other scholarly information in printed form. Usage of the Internet and other electronic media continues to grow. We cannot assure you that the acceleration of the trend toward such electronic media will not decrease the demand for our products which could result in lower profits and reduced cash flows.

        Changes in technology could also result in digital printing methods becoming more cost effective for printing short-run publications. If the use of digital printing were expanded in this manner, it could allow smaller printers to compete against us in our specialized market, which could cause a decrease in the demand for our services or could force us to lower our prices to remain competitive. Such a decrease in demand or price could result in decreased profitability and have a material adverse effect on our business, financial condition and results of operations.

Competition—The printing industry is competitive and rapidly evolving, and competition may adversely affect our business.

        The printing industry is extremely competitive. We compete with numerous companies, some of which have greater financial resources than we do. We compete on the basis of ongoing customer service, quality of finished products, range of services offered, distribution capabilities, use of state of the art technology and price. We cannot assure you that we will be able to compete successfully with respect to any of these factors. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of the country may have a competitive advantage in such regions. Our failure to compete successfully could cause us to lose existing business or opportunities to generate new business and could result in decreased profitability, adversely affecting our business.

        In addition, while we do not currently compete with large printing companies in the specialized markets that we serve, large printing companies with much greater resources than ours have from time to time in the past attempted to compete with us in our specialized markets. We cannot assure you that these large printing companies will not compete with us in the future.

Consolidation—Industry consolidation of customers and increased competition for those customers may result in increased expenses and reduced revenue and market position.

        The continuing consolidation of publishing companies has shrunk the pool of available customers. Large publishing companies often have preferred provider arrangements with specific printing companies. As smaller publishing companies are consolidated into the larger companies, the smaller publishing companies are often required to use the printing company with which the acquiring company has established an arrangement. If our customers were to merge or consolidate with publishing companies utilizing other printing companies, we could lose our customers to competing printing companies. If we were to lose a significant portion of our current base of customers to competing printing companies, our business, financial condition, results of operations, cash flow and ability to make payments on the new notes could be materially adversely affected.

Customer Concentration—The increase in business from a top customer may make our net sales and profitability more sensitive to the loss of such a customer's business.

        One of our top customers is increasing the amount of business that it grants to us relative to our competitors. Because of this increase, our net sales from this customer are growing at a faster rate than net sales from our other customers. In 2002 and 2003 (without giving effect to the Dingley Acquisition), this customer accounted for 10.5% and 12.2%, respectively, of our net sales. In 2004, we expect the net sales attributable to that customer to account for about 12.1% of our net sales without giving effect to the Dingley Acquisition and 8.5% of our net sales after giving effect to the Dingley Acquisition. In addition, as a result of the Dingley Acquisition, we have a customer that would have accounted for 13.3% of our net sales in 2003 if the Dingley Acquisition had been completed in the beginning of 2003. We expect the net sales attributable to that customer to account for about 12.5% of our net sales in 2004. The loss of either of these customers would cause our net sales and profitability to decline. We cannot assure you that net sales to these and our other large customers will not continue to increase as a percentage of our total net sales or that these customers will continue to use our printing services. The loss of any such customer could adversely affect us.

Cost and Availability of Paper and Other Raw Materials—Increases in prices of paper and other raw materials and postal rates could cause disruptions in our services to customers.

        The principal raw material used in our business is paper, which represents a significant portion of our cost of materials. Although we believe that we have been successful in negotiating favorable price relationships with our paper vendors, prices in the overall paper market are beyond our control. Historically, we have generally been able to pass increases in the cost of paper on to our customers. If we are unable to continue to pass any price increases on to our customers, future paper price increases could adversely affect our margins and profits.

        Due to the significance of paper in our business, we are dependent upon the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades we use in our business. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Although we generally have not experienced significant difficulty in obtaining adequate quantities of paper, unforeseen developments in the overall paper markets could result in a decrease in the supply of paper and could cause either or both of our revenues or profits to decline.

        We use a variety of other raw materials including ink, film, offset plates, chemicals and solvents, glue, wire and subcontracted components. In general, we have not experienced any significant difficulty in obtaining these raw materials. We cannot assure you, however, that a shortage of any of these raw materials will not occur in the future or will not potentially adversely affect the financial results of our business.

        Our journals and magazines are often mailed, either by us or our customers, to subscribers. As a result, an increase in postal rates may cause our customers to decrease the size and number of their publications. Although we generally have not experienced significant decreases in mailings in the past due to postal rate increases, we cannot assure you that such a decrease will not occur in the future or will not potentially adversely affect the financial results of our business.

Key Employees—Our ability to attract, train and retain executives and other qualified employees is crucial to results of operations and future growth.

        We rely to a significant extent on our executive officers and other key management personnel. There can be no assurance that we will be able to continue to retain our executive officers and key management personnel or attract additional qualified management in the future. In addition, the success of any acquisition by us may depend, in part, on our ability to retain management personnel of the acquired companies. There can be no assurance that we will be able to retain such management personnel.

        In addition, to provide high-quality printed products in a timely fashion we must maintain an adequate staff of skilled technicians, including pre-press personnel, pressmen, bindery operators and fulfillment personnel. Accordingly, our ability to maintain and increase our productivity and profitability will depend, in part, on our ability to employ, train and retain the skilled technicians necessary to meet our commitments. From time-to-time:

  •
  the industry experiences shortages of qualified technicians, and we may not be able to maintain an adequate skilled labor force necessary to operate efficiently;

  •
  our labor expenses may increase as a result of shortages of skilled technicians; or

  •
  we may have to curtail our planned internal growth as a result of labor shortages.

        If any of these events were to occur, it could adversely affect our business.

Business Interruption—Our printing facilities may suffer business interruptions which could increase our operating costs, decrease our sales or cause us to lose customers.

        The reliability of our printing facilities is critical to the success of our business. Our facilities might be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes, terrorist attacks, war or similar events. Equipment malfunctions, computer viruses, physical or electronic break-ins and similar disruptions might cause interruptions and delays in our printing services and could significantly diminish our reputation and brand name and prevent us from providing services. Although we believe we have taken adequate steps to address these risks, damage to, or unreliability of, our printing facilities could have a material adverse effect on our business, financial condition, results of operations, cash flow and ability to make payments on the new notes.

Research Funding—Decreases in the types and amount of research funding could decrease the demand for our journal printing services.

        In our journal business, we provide printing services primarily to scientific, technical, medical and other scholarly journals. The supply of research papers published in these journals is related to the amount of research funding provided by the federal government and private companies. In the future, the federal government or private companies could decrease the type and amount of funding that they provide for scientific, technical, medical and other scholarly research. A significant decrease in research funding might decrease the number or length of journals that we print for our customers, which would decrease our cash flow and ability to make payments on the new notes.

Labor Relations—Some of our employees belong to labor unions and certain actions by such employees, such as strikes or work stoppages, could adversely affect our operations or cause us to incur costs.

        We employ about 2,170 persons. We have about 144 employees at our Vermont facilities that are members of the local union of the Graphic Communications International Union. The union contract covering these employees expires in April 2007. If unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both. We cannot assure you that a strike or other disruption of operations or work stoppage would not have a material adverse effect on our ability to print products for our customers.

Environmental Matters—Our printing and other facilities are subject to environmental laws and regulations, which may subject us to liability or require us to incur costs.

        We use various materials in our operations which contain substances considered hazardous or toxic under environmental laws. In addition, our operations are subject to federal, state and local environmental laws and regulations relating to, among other things, air emissions, waste generation, handling, management and disposal, waste water treatment and discharge and remediation of soil and groundwater contamination. Permits are required for the operation of certain of our businesses, and these permits are subject to renewal, modification and, in some circumstances, revocation. Our operations also generate wastes which are disposed of off-site. Under certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA," commonly referred to as "Superfund") and similar state laws and regulations, we may be liable for costs and damages relating to soil and groundwater contamination at these off-site disposal locations, or at our own facilities. In the past, such matters have not had a material impact on our business or operations. We are not currently aware of any environmental matters that are likely to have a material adverse effect on our business, financial condition, results of operations, cash flow and ability to make payments on the new notes. However, we cannot assure you that such matters will not have such an impact on us. Furthermore, future changes to environmental laws and regulations may give rise to additional costs or liabilities that could have a material adverse impact on us.

Health and Safety Requirements—We could be adversely affected by health and safety requirements.

        We are subject to requirements of federal, state and local occupational health and safety laws and regulations. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on our business, financial condition, results of operations, cash flow and ability to make payments on the new notes. We cannot assure you that we have been or will be at all times in complete compliance with all those requirements or that we will not incur material costs or liabilities in connection with those requirements in the future.

Intellectual Property—We may not protect our technology effectively, which would allow competitors to duplicate our products and services, or our products and services may infringe on claims of intellectual property rights of third parties.

        Our success and ability to compete depend, in part, upon our technology. Among our significant assets are our proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and there can be no assurance that our legal remedies would adequately compensate us for the damages caused by unauthorized use. In addition, licenses for a number of software products have been granted to us. Some of these licenses, individually and in the aggregate, are material to our business. Although we believe that the risk that we will lose any material license is remote, any loss could have a material adverse effect on our business, financial condition, results of operations, cash flow and ability to make payments on the new notes.

        We do not believe that any of our products, services or activities infringe upon the intellectual property rights of third parties in any material respect. There can be no assurance, however, that third parties will not claim infringement by us with respect to current or future products, services or activities. Any infringement claim, with or without merit, could result in substantial costs and diversion of management and financial resources, and a successful claim could effectively block our ability to use or license products and services or cost us money.

Additional Capital—We may need additional capital in the future and it may not be available on acceptable terms.

        We may require more capital in the future to:

  •
  fund our operations;

  •
  finance investments in equipment and infrastructure needed to maintain and expand our network;

  •
  enhance and expand the range of services we offer; and

  •
  respond to competitive pressures and potential strategic opportunities, such as investments, acquisitions and international expansion.

        We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of available financing may place limits on our financial and operating flexibility. If adequate funds are not available on acceptable terms, we may be forced to reduce our operations or delay, limit or abandon expansion opportunities. Moreover, even if we are able to continue our operations, the failure to obtain additional financing could reduce our competitiveness as our competitors may provide better maintained networks or offer an expanded range of services.

Consummation of Future Acquisitions—We may not be able to acquire other companies on satisfactory terms or at all.

        Our business strategy includes pursuing acquisitions. Nonetheless, we cannot assure you that we will identify suitable acquisitions or that such acquisitions can be made at an acceptable price. If we acquire additional businesses, those businesses may require substantial capital. Although we will be able to borrow under our working capital facility under certain circumstances to fund acquisitions, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, future acquisitions could result in us incurring debt and contingent liabilities. We cannot assure you that we will be successful in consummating future acquisitions on favorable terms or at all.

Integration of Acquired Businesses—The integration of acquired businesses, including The Dingley Press, may result in substantial costs, delays and other problems.

        Our future performance will depend heavily on our ability to integrate the businesses that we may acquire, including the business of The Dingley Press. To integrate newly acquired businesses, including The Dingley Press, we must integrate manufacturing facilities and extend our financial and management controls and operating, administrative and information systems in a timely manner and on satisfactory terms and conditions. This may be more difficult with respect to significant acquisitions such as the Dingley Acquisition. We may not be able to successfully integrate acquired businesses or realize projected cost savings and synergies in connection with those acquisitions on the timetable contemplated or at all.

        Furthermore, the costs of businesses that we may acquire, including The Dingley Press, could significantly impact our short-term operating results. These costs could include:

  •
  restructuring charges associated with the acquisitions; and

  •
  other expenses associated with a change of control, as well as non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

The integration of newly acquired businesses will require the expenditure of substantial managerial, operating, financial and other resources and may also lead to a diversion of management's attention from our ongoing business concerns.

        Finally, although we conduct and intend to conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, we are faced with risks, including:

  •
  the possibility that we have acquired substantial undisclosed liabilities;

  •
  the risks of entering markets in which we have limited or no prior experience;

  •
  the potential loss of key employees or customers as a result of changes in management; and

  •
  the possibility that we may be unable to recruit additional managers with the necessary skills to supplement the management of the acquired businesses.

We may not be successful in overcoming these risks.

Restatement of the Financial Statements of the Dingley Press—The material weaknesses of the internal accounting controls of The Dingley Press may take substantial time and cost to correct.

        In connection with the Dingley Acquisition, our auditors reaudited The Dingley Press' financial statements as of August 31, 2003 and 2002 and for each of the years ended August 31, 2001, 2002 and 2003 and identified certain matters that they considered to be "material weaknesses" involving internal accounting controls and the operation of such controls, resulting in restatements of those financial statements. The material weaknesses identified at The Dingley Press primarily related to the application of generally accepted accounting principles, including revenue recognition, asset valuation, derivative instruments and stock option accounting. A "material weakness" is a reportable condition in which the design or operation of one or more of the internal control components of the subject company does not reduce to a relatively low risk the possibility of a material error in the financial statements.

        The material weaknesses identified resulted from:

  •
  The Dingley Press, Inc. management's lack of background and understanding of generally accepted accounting principles related to the identified subjects;

  •
  differences in interpretation of accounting requirements; and

  •
  lack of detailed documentation to support certain balances and positions taken.

        The material weaknesses identified require that The Dingley Press' management's knowledge of generally accepted accounting principles and The Dingley Press' disclosure and reporting controls be improved to ensure that accounting and disclosure requirements are followed for external financial reporting purposes. Specifically, in order to address these weaknesses, we have (i) provided education to The Dingley Press's management and staff on generally accepted accounting principles, external financial reporting requirements and disclosures and (ii) initiated the establishment of a financial reporting and disclosure process that ensures all significant business transactions and matters are reviewed, that generally accepted accounting principles are considered and that related financial statement disclosures are provided. For areas where it was determined that The Dingley Press did not have a sufficient level of supporting documentation, changes have been instituted to ensure that the necessary information is developed, reconciled and retained or accounting policies were changed so that certain previously capitalized items are now expensed. Until such time as all of the needed controls are in place and deemed to be operating effectively, we have instituted compensating controls such as extensive business performance reviews as well as the performance of additional detailed review procedures by our external auditors.

        We cannot assure you how quickly we will be able to correct these material weaknesses or how much it will cost to correct these material weaknesses. The time and cost associated with correcting these material weaknesses may be substantial.

Principal Stockholders—Our principal stockholders could exercise their influence over us to your detriment.

        As a result of their stock ownership of TSG Holdings Corp., our parent, BRS, JCP and their respective affiliates together beneficially own about 84.8% of TSG Holdings Corp.'s outstanding capital stock. By virtue of their stock ownership and the terms of the securities holders agreement, these entities have significant influence over our management and will be able to determine the outcome of all matters required to be submitted to the stockholders for approval, including the election of our directors and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of BRS and JCP as equity owners of TSG Holdings Corp. may differ from your interests as a noteholder, and, as such, BRS and JCP may take actions which may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity owners might conflict with your interests as a noteholder. In addition, our equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the new notes.

THE BUYOUT TRANSACTIONS

        On August 21, 2003, TSG Holdings Corp., an entity organized by BRS and JCP, purchased 100% of the outstanding capital stock of The Sheridan Group, Inc. from its existing stockholders for total cash consideration of $142.0 million less net debt (as defined in the stock purchase agreement). Pursuant to the stock purchase agreement, the purchase price for the Buyout was adjusted downward following the closing by an amount equal to about $0.7 million to reflect the amount by which our closing adjusted tangible net worth as defined in the stock purchase agreement was below the average of our adjusted tangible net worth over the prior 12 months. This adjustment, combined with other adjustments and direct costs of the Buyout, resulted in cash of $79.9 million being paid to the selling stockholders. The accounting purchase price was $186.6 million, which was comprised of the $79.9 million of cash paid to the selling stockholders, $51.4 million of assumed liabilities and $55.3 million of refinanced debt.

        We funded the acquisition price and the related fees and expenses with the proceeds of the sale of the 2003 Notes and the equity investments in TSG Holdings Corp., our parent, as follows:

  •
  the purchase by the equity investors of preferred stock and common stock of TSG Holdings Corp. for about $43.7 million in cash and about $3.3 million in securities of The Sheridan Group, Inc. then held by certain of the equity investors;

  •
  the contribution by TSG Holdings Corp. to the capital of Sheridan Acquisition Corp. of all such cash and securities received by it from the equity investors; and

  •
  gross proceeds to Sheridan Acquisition Corp. of $103.6 million from the issuance and sale of the 2003 Notes.

        Immediately following the closing of the Buyout and the related financing transactions, Sheridan Acquisition Corp. merged into The Sheridan Group, Inc., which survived the merger and became liable for all obligations under the 2003 Notes. The closing of the sale of the 2003 Notes occurred simultaneously with the closing of the Buyout, our working capital facility and the equity investments made in connection with the Buyout. We refer to the Buyout, the sale of the 2003 Notes, the closing of our working capital facility, the equity investments and the merger collectively as the "Buyout Transactions."

THE DINGLEY TRANSACTIONS

        On May 25, 2004, The Sheridan Group, Inc., through a newly formed subsidiary, purchased substantially all of the assets and business of The Dingley Press for an aggregate purchase price of $66.9 million. Pursuant to the asset purchase agreement, the purchase price for the Dingley Acquisition will be adjusted following the closing up or down to reflect the amount by which The Dingley Press' closing adjusted working capital (defined in the asset purchase agreement as current assets minus current liabilities) is above or below its average adjusted working capital over the prior 12 months. The Dingley Press' average adjusted working capital over the prior 12 months was $13.6 million. We expect to finalize the purchase price adjustment within 120 days of the closing of the Dingley Acquisition.

        We funded the acquisition price and the related fees and expenses with the proceeds of the sale of the old notes, available cash and equity investments in TSG Holdings Corp., our parent, as follows:

  •
  the purchase by certain members of management of The Dingley Press of preferred stock and common stock of TSG Holdings Corp. for about $4.0 million in cash;

  •
  the contribution by TSG Holdings Corp. to the capital of The Sheridan Group, Inc. of all such cash received by it from the equity investors;

  •
  the use by The Sheridan Group, Inc. of $4.0 million of available cash; and

  •
  gross proceeds to The Sheridan Group, Inc. of $61.2 million from the issuance and sale of the old notes plus $1.7 million of accrued interest from February 15, 2004.

        The closing of the sale of the old notes occurred simultaneously with the closing of the Dingley Acquisition and the equity investments made in connection with the Dingley Acquisition. We refer to the Dingley Acquisition, the sale of the old notes, the amendment of our working capital facility and the equity investments collectively as the "Dingley Transactions."

OUR CORPORATE STRUCTURE

        We are a wholly owned subsidiary of TSG Holdings Corp. We have eight operating subsidiaries, including the subsidiary which acquired the assets and business of The Dingley Press. The following chart illustrates our current corporate structure.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        We used the gross proceeds from the sale of the old notes and the equity investments made in connection with the Dingley Transactions, along with available cash:

  •
  to pay the cash portion of the Dingley Acquisition consideration of approximately $66.9 million;

  •
  to pay fees and expenses associated with the Dingley Transactions of approximately $4.0 million; and

  •
  for general corporate purposes.

CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and unaudited capitalization as of June 30, 2004. The table below should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

As of June 30, 2004
Actual
(dollars in millions)
Cash and cash equivalents	$10.9

Senior secured working capital facility(1)	—
2003 senior secured notes	103.7
Old senior secured notes	61.2
New senior secured notes	—

Total debt	164.9
Stockholders' equity	53.4

Total capitalization	$218.3

(1)
The working capital facility provides for borrowings of up to $30.0 million. See "Description of Other Indebtedness—Working Capital Facility."

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the estimated effects of the Buyout Transactions and the Dingley Transactions on our results of operations. We have derived our historical consolidated financial data for the Predecessor basis period from January 1, 2003 to August 20, 2003 and the Successor basis period from August 21, 2003 to December 31, 2003 from our audited consolidated financial statements and related notes for such year included elsewhere in this prospectus. We have derived the historical consolidated financial data for the six months ended June 30, 2003 and 2004 from our unaudited consolidated financial statements and related notes for such periods included elsewhere in this prospectus. We have derived the historical consolidated financial data for The Dingley Press for the six months ended May 31, 2003 and for the period from January 1, 2004 to May 24, 2004 from the unaudited consolidated financial statements of The Dingley Press, which are not included in this prospectus. The unaudited revenue and net loss of The Dingley Press for the month ended December 31, 2003 was $6,023,061 and $249,048, respectively. We have derived the historical consolidated financial data for The Dingley Press for the twelve months ended November 30, 2003 by taking the audited consolidated financial statements of The Dingley Press for the fiscal year ended August 31, 2003, which have been restated as discussed in Note 1 to such financial statements, and adding financial data from the unaudited consolidated financial statements of The Dingley Press for the three-month period ended November 30, 2003 and subtracting financial data from the unaudited consolidated financial statements of The Dingley Press for the three-month period ended November 30, 2002.

        The unaudited pro forma condensed consolidated balance sheet at June 30, 2004 is not presented, as the Buyout Transactions and Dingley Transactions are already reflected in the historical accounts. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004 assume that the Buyout Transactions and the Dingley Transactions took place on January 1, 2003, the beginning of our 2003 fiscal year. The information presented in the unaudited pro forma condensed consolidated financial statements is not necessarily indicative of our results of operations that would have occurred if the Buyout Transactions and the Dingley Transactions had been consummated as of the dates indicated, nor should it be construed as being a representation of our future results of operations.

        The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed consolidated financial statements below.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and assumptions, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the historical consolidated financial statements of The Dingley Press, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Year Ended December 31, 2003

	January 1, 2003 to August 20, 2003	August 21, 2003 to December 31, 2003	Year Ended December 31, 2003			Twelve Months Ended November 30, 2003			Year Ended December 31, 2003
	The Sheridan Group, Inc. (Actual— Predecessor Basis)	The Sheridan Group, Inc. (Actual— Successor Basis)	Buyout Adjustments		The Sheridan Group, Inc. (Pro Forma)	The Dingley Press (Actual)	Dingley Adjustments		The Sheridan Group, Inc. and The Dingley Press (Pro Forma)
	(dollars in thousands)
Net sales	$131,905	$81,192	$—		$213,097	$93,842	$—		$306,939
Cost of sales	100,066	62,447	1,359	(a)	163,872	80,599	(1,222	)(a)	243,249

Gross profit	31,839	18,745	(1,359)		49,225	13,243	1,222		63,690

Selling and administrative expenses	23,619	12,704	290	(b)		5,418	204	(b)
			(3,484	)(c)	33,129				38,751
Other general (income) expense	27	23	—		50	(25)	—		25
Amortization of intangibles	85	604	985	(d)	1,674	—	182	(d)	1,856

Total operating expenses	23,731	13,331	(2,209)		34,853	5,393	386		40,632

Operating income	8,108	5,414	850		14,372	7,850	836		23,058
Other (income) expense:
Interest expense	4,415	4,423				2,515
			11,166	(e)			7,031	(e)
			1,331	(f)			382	(f)
			(6,943	)(g)			(2,675	)(g)
			(2,178	)(h)			(73	)(h)
			283	(i)	12,497		233	(i)	19,910
Interest income	(67)	(47)	18	(j)	(96)	—	—		(96)
Other, net	(92)	(236)	—		(328)	(31)	—		(359)

Total other expense	4,256	4,140	3,677		12,073	2,484	4,898		19,455

Income before income taxes	3,852	1,274	(2,827)		2,299	5,366	(4,062)		3,603
Income tax provision (benefit)	2,683	514	(1,911	)(k)	1,286	—	495	(k)	1,781

Net income	$1,169	$760	$(916)		$1,013	$5,366	$(4,557)		$1,822

Ratio of earnings to fixed charges(l)									1.17	x

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Six Months Ended June 30, 2003

	Six Months Ended June 30 2003	Six Months Ended June 30, 2003			Six Months Ended May 31, 2003			Six Months Ended June 30, 2003
	The Sheridan Group, Inc. (Actual— Predecessor Basis)	Buyout Adjustments		The Sheridan Group, Inc. (Pro Forma)	The Dingley Press (Actual)	Dingley Adjustments		The Sheridan Group, Inc. and The Dingley Press (Pro Forma)
	(dollars in thousands)
Net sales	$104,589	$—		$104,589	$43,766	$—		$148,355
Cost of sales	79,192	1,709	(a)	80,901	38,719	(533	)(a)	119,087

Gross profit	25,397	(1,709)		23,688	5,047	533		29,268

Selling and administrative expenses	15,922	256	(b)	16,177	2,545	99	(b)	18,821
Amortization of intangibles	68	775	(d)	843	—	91	(d)	934

Total operating expenses	15,990	1,031		17,020	2,545	190		19,755

Operating income	9,407	(2,740)		6,668	2,502	343		9,513
Other (income) expense:
Interest expense	2,506				2,060
		5,548	(e)			3,705	(e)
		679	(f)			240	(f)
		(2,372	)(g)			(1,383	)(g)
		(364	)(h)			(51	)(h)
		230	(i)	6,227		(626	)(i)	10,172
Interest income	(41)	12	(j)	(29)	—	—		(29)
Other, net	(18)	—		(18)	(16)	—		(34)

Total other expense	2,446	3,733		6,180	2,044	1,885		10,109

Income (loss) before income taxes	6,961	(6,473)		488	458	(1,542)		(596)
Income tax provision (benefit)	2,687	(2,460	)(k)	227	—	(412	)(k)	(185)

Net income (loss)	$4,274	$(4,013)		$261	$458	$(1,130)		$(411)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Six Months Ended June 30, 2004

					Six Months Ended June 30, 2004
	Six Months Ended June 30, 2004	January 1, 2004 to May 24, 2004
					The Sheridan Group, Inc. and The Dingley Press (Pro Forma)
	The Sheridan Group, Inc. (Actual— Successor Basis)	The Dingley Press (Actual)	Dingley Adjustments
	(dollars in thousands)
Net sales	$118,335	$36,940	$—		$155,275
Cost of sales	90,093	32,943	(574)	(a)	122,462

Gross profit	28,242	3,997	574		32,813

Selling and administrative expenses	17,797	1,949	87	(b)	19,833
Amortization of intangibles	863	—	76	(d)	939

Total operating expenses	18,660	1,949	163		20,772

Operating income	9,582	2,048	411		12,041
Other (income) expense:
Interest expense	6,940	582
			2,622	(e)
			169	(f)
			(851)	(g)
			(12)	(h)
			281	(i)	9,731
Interest income	(93)	—	—		(93)
Other, net	8	(21)	—		(13)

Total other expense	6,855	561	2,209		9,625

Income before income taxes	2,727	1,487	(1,798)		2,416
Income tax provision	1,055	—	(118	)(k)	937

Net income	$1,672	$1,487	$(1,680)		$1,479

Ratio of earnings to fixed charges(l)					1.24	x

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

        The unaudited pro forma condensed consolidated statements of income give effect to the following adjustments (dollars in thousands):

(a)
To reflect (i) adjustments to depreciation expense resulting from the fair value adjustments ($11,500 for the Buyout and $3,900 for the Dingley Acquisition) in the basis of property and equipment acquired based on estimated useful lives ranging from three to twenty-five years for the Buyout and three to twenty-eight years for the Dingley Acquisition (depreciation expense and useful lives for the Dingley Acquisition were adjusted based on a preliminary asset valuation) and (ii) additional cost of sales ($641 for the Buyout and $156 for the Dingley Acquisition) resulting from the fair value adjustment to inventory on hand at January 1, 2003 (the inventory fair value adjustment only impacts cost of sales in the six months ended June 30, 2003 when the acquired inventory is assumed to be sold). The preliminary appraisal for The Dingley Press' assets resulted in a small increase in fair value of plant and equipment coupled with an extension of estimated useful lives resulting in a reduction to The Dingley Press's historical depreciation, as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2003	January 1, 2004 to May 24, 2004
Buyout Adjustments
Adjustments to depreciation expense	$1,359	$1,069	$—
Adjustments related to the fair value adjustments to inventory	—	640	—

	$1,359	$1,709	$—
Dingley Adjustments
Adjustments to depreciation expense	$(1,378)	$(689)	$(574)
Adjustments related to the fair value adjustments to inventory	156	156	—

	$(1,222)	$(533)	$(574)

  See Buyout purchase price allocation in Note 2 to The Sheridan Group audited consolidated financial statements included elsewhere in this prospectus. See the Dingley Acquisition purchase price allocation in Note 3 to The Sheridan Group unaudited consolidated financial statements as of and for the six months ended June 30, 2004 included elsewhere in this prospectus.

(b)
To reflect additional general and administrative expenses related to the annual management fee required to be paid to BRS and JCP pursuant to the Management Agreement signed in connection with the Buyout. The management fee is the greater of $500 per year or 2% of EBITDA (as defined in the Management Agreement). See "Certain Relationships and Related Transactions." Management fees recorded in the Successor financial statements since the Buyout are as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2003	January 1, 2004 to May 24, 2004
Management fee	$210	—	$327

(c)
To reflect the elimination of the effects of one-time costs directly related to the Buyout, including management bonuses, broker fees and legal and accounting fees.

(d)
To reflect the straight-line amortization for definite-lived intangibles arising from the Buyout of customer relationships over twenty-five years, trade names over forty years and patents over five years. Our customer relationships and trade names were assigned fair values of $25,000 and $22,000, respectively. The estimated lives of customer relationship intangibles arising from the

  Buyout and the Dingley Acquisition were established by management with the assistance of independent valuation experts based upon a detail customer attrition analysis. Based on a preliminary intangible asset valuation, The Dingley Press' customer relationships, trade name and patent intangibles were assigned fair values of $2,800, $400 and $300 and estimated useful lives of 25 years, 40 years and 5 years, respectively. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, values related to goodwill resulting from the Dingley Acquisition are not amortized. The Dingley Acquisition will be accounted for using the purchase method of accounting, and a preliminary estimation of the purchase price allocation has been made. A final determination of the fair values and useful lives of assets and fair values of liabilities acquired cannot be made prior to the completion of the acquisition and may differ materially from the preliminary estimates made by management. Any final adjustments may change the allocation of purchase price which could affect the fair values assigned to the assets and liabilities acquired and could result in a significant change to the unaudited pro forma condensed.

(e)
To reflect the adjustments to interest expense as a result of the annual interest expense associated with the $105,000 of 10 1/4% 2003 Notes (issued at a 1 1/3% discount) and the $60,000 of 10 1/4% old notes (issued at a 2% premium).

(f)
To reflect the net amortization of capitalized deferred financing costs associated with the $105,000 of 2003 Notes and the $60,000 of old notes, the amortization of the debt discount/premium and to remove amortization related to the existing deferred financing costs associated with the previously issued outstanding long-term debt. The deferred financing costs and debt discount/premium are being amortized using the effective interest method over the term of the 2003 Notes and the notes. The estimated capitalized deferred financing costs associated with the $105,000 of 2003 Notes totaled $6,882 and the discount on the 2003 Notes totaled $1,400. The estimated capitalized deferred financing costs associated with the $60,000 of old notes totaled $3,195 and the premium on the old notes totaled $1,200.

(g)
To reflect the reversal of cash interest expense as a result of the repayment of existing debt repaid in connection with the Buyout and Dingley Acquisition.

(h)
To reflect the reversal of non-cash interest expense as a result of the repayment of existing debt repaid in connection with the Buyout and Dingley Acquisition.

(i)
To eliminate the mark to market impact on the interest rate swap agreements that were settled in connection with the Buyout and Dingley Acquisition.

(j)
To reflect the adjustment of interest income related to $276 of notes receivable from stockholders which bore interest at 6.04% and were repaid upon the closing of the Buyout. See "Certain Relationships and Related Transactions."

(k)
To reflect the adjustments to the historical income tax provision for the pro forma adjustments and to provide for income taxes on the historical results of operations of The Dingley Press, which was historically not a tax paying entity, utilizing an assumed statutory income tax rate of 38%. In the historical Predecessor period from January 1, 2003 to August 20, 2003, tax reserves were established by us against Buyout Transactions-related costs that could be challenged by taxing authorities and, accordingly, no tax benefit was taken for these expenses. As a result, when assuming the Buyout Transactions took place effective January 1, 2003, we are reversing $2,193 of expenses related to certain one-time transaction costs noted in (c) above for which no tax benefit was recorded in the historical Predecessor financial statements.

(l)
For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represent pro forma income (loss) before income taxes plus fixed charges. Fixed charges consist of total pro forma interest expense and a portion of operating lease expenses that management believes is representative of the interest component of operating leases.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables set forth certain of our historical financial data and certain of the historical data for The Dingley Press. We have derived our selected historical consolidated financial data as of December 31, 2002 and 2003 and for the two years ended December 31, 2001 and 2002 and the Predecessor basis period from January 1, 2003 to August 20, 2003 and the Successor basis period from August 21, 2003 to December 31, 2003 from our audited consolidated financial statements and related notes as of such dates and for such years included elsewhere in this prospectus. We have derived our selected historical consolidated financial data as of December 31, 1999, 2000 and 2001 and for each of the two years ended December 31, 1999 and 2000 from our audited consolidated financial statements and related notes as of such dates and for such years, which are not included in this prospectus. We have derived our selected historical consolidated financial data as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 from our unaudited consolidated financial statements and related notes as of such date and for such periods included elsewhere in this prospectus. We have derived our selected historical consolidated data as of June 30, 2003 from our unaudited consolidated financial statements and related notes, which are not included in this prospectus. We have derived the selected historical consolidated financial data of The Dingley Press as of August 31, 2002 and 2003 and for each of the three fiscal years ended August 31, 2001, 2002 and 2003 from the audited consolidated financial statements and related notes of The Dingley Press as of such dates and for such fiscal years included elsewhere in this prospectus. We have derived the selected historical consolidated financial data of The Dingley Press as of February 29, 2004 and for the six months ended February 28, 2003 and February 29, 2004 from the unaudited consolidated financial statements and related notes of The Dingley Press as of such date and for such periods included elsewhere in this prospectus. Our results of operations for the six months ended June 30, 2004 and the results of operations of The Dingley Press for the six months ended February 29, 2004 are not necessarily indicative of the results of operations to be expected for the full fiscal year. In the opinion of our management, our unaudited consolidated financial statements as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 contain all adjustments necessary to present fairly in all material respects our financial position and results of operations for those periods. In the opinion of the management of The Dingley Press, the unaudited financial statements of The Dingley Press as of February 29, 2004 and for the six month periods ended February 28, 2003 and February 29, 2004 contain all adjustments necessary to present fairly in all material respects The Dingley Press' financial position and results of operations for those periods. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the historical consolidated financial statements of The Dingley Press and the related notes included elsewhere in this prospectus.

        The Sheridan Group, Inc.

							Predecessor Basis(1)	Successor Basis
	Predecessor Basis(1)					Successor Basis	(Unaudited) Six Months Ended June 30, 2003	(Unaudited) Six Months Ended June 30, 2004
	Year Ended December 31,				January 1, 2003 to August 20, 2003
						August 21, 2003 to December 31, 2003
	1999	2000	2001	2002
	(dollars in thousands)
Statement of Income Data:
Net sales	$175,908	$208,134	$212,302	$208,837	$131,904	$81,193	$104,589	$118,335
Cost of sales	138,896	162,599	169,560	159,840	100,065	62,448	79,192	90,093

Gross profit	37,012	45,535	42,742	48,997	31,839	18,745	25,397	28,242

Selling and administrative expenses	25,394	31,322	31,243	31,658	23,646	12,727	15,922	17,797
Amortization of intangibles	1,077	886	886	206	85	603	68	863

Total operating expenses	26,471	32,208	32,129	31,864	23,731	13,330	15,990	18,660

Operating income	10,541	13,327	10,613	17,133	8,108	5,415	9,407	9,582
Other (income) expense:
Interest expense	7,988	9,106	7,936	6,390	4,415	4,423	2,506	6,939
Interest income	(90)	(113)	(221)	(211)	(66)	(47)	(41)	(93)
Other, net	(73)	105	68	312	(93)	(235)	(19)	9

Total other expense	7,825	9,098	7,783	6,491	4,256	4,141	2,446	6,855

Income before income taxes	2,716	4,229	2,830	10,642	3,852	1,274	6,961	2,727
Income tax provision	1,208	308	1,431	4,018	2,683	514	2,687	1,055

Net income	$1,508	$3,921	$1,399	$6,624	$1,169	$760	$4,274	$1,672

Balance Sheet Data (at end of period):
Cash and cash equivalents	$773		$1,234		$37		$48				$9,918				$10,895
Property, plant and equipment, net	46,641		49,423		50,330		45,664				57,277				106,629
Total assets	108,798		110,852		105,787		99,955				202,488				288,572
Total debt and capital leases	83,641		81,434		75,429		66,003				103,641				164,889
Mandatorily redeemable preferred stock	18,207		18,192		18,192		18,192				—				—
Total stockholders' equity (deficit)	(19,866)		(15,946)		(14,547)		(7,923)				47,760				53,407
Other Financial Data:
Depreciation and amortization	$7,315		$8,433		$9,163		$8,442		$4,874		$4,168		$3,908		$6,074
Capital expenditures	8,182		10,799		7,791		4,870		5,213		2,915		4,251		5,502
Cash flows from operating activities					14,533		13,711		11,349		8,788		11,021		12,126
Cash flows (used in) investing activities					(7,717)		(4,123)		(5,187)		(82,341)		(4,250)		(69,220)
Cash flows from (used in) financing activities					(8,014)		(9,576)		(6,130)		83,391		(6,786)		58,071
Ratio of earnings to fixed charges(2)	1.33	x	1.44	x	1.28	x	2.45	x	1.76	x	1.27	x	3.32	x	1.37	x

(1)
Periods prior to August 20, 2003 represent the predecessor company prior to the consummation of the Buyout Transactions, and our historical consolidated financial data for such periods do not give effect to the Buyout Transactions.

(2)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) before income taxes, fixed charges and amortization of capitalized interest less interest capitalized during the period. Fixed charges consist of interest expense on indebtedness (whether expensed or capitalized), amortization of deferred financing costs and that portion of rental expense that we believe is representative of the interest component of rental expense.

  The Dingley Press

	Fiscal Year Ended August 31,			(Unaudited) Six Months Ended
	2001 (as restated)	2002 (as restated)	2003 (as restated)	February 28, 2003	February 29, 2004
	(dollars in thousands)
Statement of Income Data:
Net sales	$87,845	$82,234	$91,251	$47,767	$51,464
Cost of sales	78,352	71,639	78,767	40,576	43,285

Gross profit	9,493	10,595	12,484	7,191	8,179

Selling and administrative expenses	4,590	4,530	5,370	2,612	2,629

Total operating expenses	4,590	4,530	5,370	2,612	2,629

Operating income	4,903	6,065	7,114	4,579	5,550
Other (income) expense:
Interest expense	3,786	3,296	2,457	1,455	1,474
Other, net	(9)	(34)	(30)	(12)	(12)

Total other expense	3,777	3,262	2,427	1,443	1,462

Income before cumulative effect of change in accounting principle	1,126	2,803	4,687	3,136	4,088
Cumulative effect of change of accounting principle	270	—	—	—	—

Net income	$1,396	$2,803	$4,687	$3,136	$4,088

Balance Sheet Data (at end of period):
Cash and cash equivalents		$1	$—		$238
Property, plant and equipment, net		42,627	48,118		45,732
Total assets		62,362	72,180		65,704
Total debt		35,808	40,676		35,690
Total stockholders' equity		11,887	15,950		19,225
Other Financial Data:
Depreciation	$3,749	$4,071	$5,053	$2,297	$2,777
Capital expenditures	3,529	10,928	10,589	7,282	391
Cash flows from operating activities	10,388	8,843	7,354	2,081	6,994
Cash flows (used in) investing activities	(3,526)	(10,822)	(10,520)	(7,282)	(391)
Cash flows from (used in) financing activities	(6,962)	1,980	3,165	5,200	(6,365)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, our historical consolidated financial statements and related notes included elsewhere in this prospectus. The discussions in this section contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below. See "Forward-Looking Statements" and "Risk Factors" for a discussion of some of the risks that could affect us in the future.

  Introduction

        We are a leading specialty printer offering a full range of printing and value-added support services for the journal, catalog, magazine, book and article reprint markets. We provide a wide range of printing services and value-added support services, such as electronic copy-editing, composition, digital proofing, subscriber database maintenance, distribution services and electronic publishing support. We utilize a decentralized management structure, which provides our customers with access to the resources of a large company, while maintaining the high level of service and flexibility of a smaller company.

  Overview

        This discussion and analysis of our results of operations includes periods prior to the consummation of the Buyout. Accordingly, the discussion and analysis of historical periods prior to August 21, 2003 does not reflect the significant impact that the Buyout Transactions have had and will have on us, including increased leverage and increased liquidity requirements. In addition, this discussion and analysis only covers the historical financial condition and results of operations of The Dingley Press since May 25, 2004, the date of the Dingley Acquisition. Consequently, this discussion and analysis does not reflect the full impact of the Dingley Transactions and will not be indicative of our financial condition and results of operations following the consummation of the Dingley Transactions.

        Results discussed for the year ended December 31, 2003 represent the mathematical addition of the Successor basis results of operations and the Predecessor basis results of operations. We have combined these results for discussion purposes only and, accordingly, they may yield results that are not strictly comparable on a period-to-period basis primarily due to (i) the impact of required purchase accounting adjustments, (ii) the new basis of accounting established as a result of the Buyout and (iii) the significant increase in debt and related interest expense. We believe that this is the most meaningful way to present our results of operations. Such results are not indicative of what the results for the year ended December 31, 2003 would have been had the Buyout not occurred.

  Critical Accounting Policies

        SEC Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of their financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and the differences could be material. We consider the following accounting policies to be critical policies which involve various estimation processes:

  •
  Allowance for doubtful accounts;

  •
  Impairment of goodwill and other identifiable intangibles;

  •
  Income taxes; and

  •
  Self-insurance.

  Allowance for Doubtful Accounts

        Our policy with respect to trade and notes receivable is to maintain an adequate allowance or reserve for doubtful accounts for estimated losses from the inability of our customers to make required payments. The process to estimate the collectibility of our trade accounts receivable balances consists of two steps. First, we evaluate specific accounts for which we have information that the customer may have an inability to meet its financial obligations (e.g., bankruptcy). In these cases, using our judgment based on available facts and circumstances, we record a specific allowance for that customer against the receivable to reflect the amount we expect to ultimately collect. Second, we then establish an additional reserve for all customers based on a range of percentages applied to aging categories, based on management's best estimate. If the financial condition of our customers were to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required.

  Impairment of Goodwill and Other Identifiable Intangibles

        Through December 31, 2001, we amortized costs in excess of fair value of net assets of businesses acquired (goodwill) using the straight-line method over 15 and 25 year periods. Accordingly, recoverability was reviewed annually or sooner if events or changes in circumstances indicated that the carrying amount may not be recovered. Recoverability was determined by comparing the undiscounted net cash flows of the assets to which the goodwill applied to the net book value, including goodwill, of those assets.

        On June 30, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill and intangible assets. SFAS No. 142 requires that goodwill no longer be amortized. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Annual goodwill impairment losses, if any, would be classified as a component of income from continuing operations.

        We adopted SFAS No. 142 on January 1, 2002 and performed a fair market valuation analysis of goodwill as of the same date. We tested goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is to screen for potential impairment, while the second step measures the amount of the impairment, if any. We also performed the required impairment tests of goodwill to identify whether an impairment existed under this statement on December 31, 2002 and 2003. No impairments were noted as a result of these tests. At June 30, 2004, we had $48.2 million in goodwill. If the financial condition of our business were to deteriorate, an impairment may result.

        We test other identifiable intangible assets with defined useful lives and subject to amortization by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset pursuant to SFAS No. 144. No impairment was noted at December 31, 2003. At June 30, 2004, we had $49.1 million of defined-lived intangible assets attributable to customer relationships and trade names.

  Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. In addition to estimating the actual current tax liability, we must assess future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reflected on our consolidated balance sheets, and operating loss carryforwards. Such differences result in deferred tax assets and liabilities, which are recorded in our consolidated balance sheets. We then assess the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent recovery is not considered likely, establish a valuation allowance against those assets. The valuation allowance is based on estimates of future taxable income by jurisdictions in which we operate and the period over which the deferred tax assets will be recoverable. We use our best judgment in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against the net deferred tax assets.

        To the extent that actual results differ from our estimates, new information results in changes to estimates or there is a material change in the actual tax rates or time periods within which the underlying temporary differences become taxable or deductible, we may need to establish an additional valuation allowance, reduce our existing valuation allowance or adjust the effective tax rate, all of which could materially impact our financial position and results of operations.

  Self-Insurance

        We are self-insured for healthcare costs at certain of our operating subsidiary locations. We mitigate the risk related to our ultimate claims exposure under these self-insurance arrangements through the purchase of various levels of individual and aggregate claims stop-loss insurance coverage with third-party insurers. We periodically review health insurance claims outstanding and estimates of incurred but not reported claims with our third-party claims administrator and adjust our reserves for self-insurance risk accordingly. Provisions for medical claims are based on estimates, which are subject to differing financial outcomes based upon the nature and severity of those claims. As a result, additional reserves may be required in future periods.

  Results of Operations

        The following table set forth, for the periods indicated, information derived from our consolidated statements of income expressed as a percentage of net sales for the periods presented. The percentage relationships for the year ended December 31, 2003 were derived by combining our results of operations for the period January 1, 2003 through August 20, 2003 and for the period August 21, 2003 through December 31, 2003, which, respectively, are the periods before and after the date of the Buyout Transactions. Accordingly, the data for these two periods and the periods preceding and following the Buyout Transactions were prepared on differing bases of accounting and, as a result, the comparability of such percentage relationships with other periods is limited, primarily as a result of one-time transaction costs, amortization of goodwill and intangibles, depreciation of fixed assets and interest expense related to outstanding debt balances.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	79.9	76.5	76.3	75.7	76.1

Gross profit	20.1	23.5	23.7	24.3	23.9

Selling and administrative expenses	14.7	15.2	17.1	15.2	15.0
Amortization of intangibles	0.4	0.1	0.3	0.1	0.7

Total operating expenses	15.1	15.3	17.4	15.3	15.7

Operating income	5.0	8.2	6.3	9.0	8.2
Other (income) expense:
Interest expense	3.8	3.1	4.2	2.4	5.9
Interest income	(0.1)	(0.1)	(0.1)	0.0	(0.1)
Other, net	0.0	0.1	(0.2)	0.0	0.0

Total other expense	3.7	3.1	3.9	2.4	5.8

Income before income taxes	1.3	5.1	2.4	6.6	2.4
Income tax provision	0.6	1.9	1.5	2.6	0.9

Net income	0.7%	3.2%	0.9%	4.0%	1.5%

        Our business includes three reportable segments comprised of "Short-run Journals," "Specialty Catalogs" and "Other Publications." Short-run Journals are primarily medical, technical, scientific or scholarly journals and related reprints with run sizes of less than 5,000 copies. The Specialty Catalogs segment, which is compromised of the assets and operation of The Dingley Press acquired on May 25, 2004, is focused on catalog merchants that require run sizes between 300,000 and 10,000,000 copies. The Other Publications business segment is comprised of three operating segments, which produce specialty magazines, medium-run journals and short-run books.

	Predecessor Basis			Successor Basis	Predecessor Basis	Successor Basis
	Year Ended December 31,		Period Ended August 20, 2003	Period Ended December 31, 2003	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
	2001	2002
	(in thousands)
Net Sales
Short-run journals	$84,271	$86,053	$55,371	$33,453	$43,314	$48,067
Specialty catalogs	—	—	—	—	—	7,812
Other publications	131,909	127,430	79,785	49,606	64,013	64,944
Intersegment eliminations	(3,878)	(4,646)	(3,252)	(1,866)	(2,738)	(2,488)

Consolidated total	$212,302	$208,837	$131,904	$81,193	$104,589	$118,335

Operating Income
Short-run journals	$8,783	$12,150	$6,573	$4,087	$6,540	$7,069
Specialty catalogs	—	—	—	—	—	244
Other publications	2,259	5,691	2,396	2,471	3,259	3,135
Corporate	(429)	(708)	(861)	(1,143)	(392)	(866)

Consolidated total	$10,613	$17,133	$8,108	$5,415	$9,407	$9,582

  Comparison of Six Months Ended June 30, 2004 and June 30, 2003

        Net sales for the six months ended June 30, 2004 were $118.3 million, a $13.7 million or 13.1% increase from the six months ended June 30, 2003 net sales of $104.6 million. The Dingley Acquisition, completed in May 2004, added the catalog segment of the printing market and accounted for $7.8 million of the sales growth. Significant growth in short-run journals combined with slightly stronger net sales in other publications accounted for the rest of the increase.

        Net sales for the short-run journal segment were $48.1 million for the six months ended June 30, 2004, a $4.8 million or 11.1% increase from the $43.3 million net sales for the six months ended June 30, 2003. The increase in net sales for this segment was attributable to new titles that were awarded to us. Net sales for the other publications segment were $64.9 million for the six months ended June 30, 2004, a $0.9 million or 1.4% increase compared to $64.0 million for the same period of 2003. Continued growth in medium-run journals and magazine revenues, partially offset by softness in book sales, accounted for the growth in the other publications segment.

        Gross profit was $28.2 million for the six months ended June 30, 2004, a $2.8 million or 11.0% increase from the six months ended June 30, 2003 gross profit of $25.4 million. Gross margin decreased to 23.9% of net sales for the six months ended June 30, 2004 from 24.3% for the six months ended

June 30, 2003. The gross margin decline was attributable solely to the acquisition of The Dingley Press, which has a lower gross margin than our other businesses. Higher paper expense, which is a cost that is passed through to the customer, and one-time costs attributable to the purchase accounting write-up of inventory are the primary reasons for The Dingley Press' lower gross margin.

        Selling and administrative expenses for the six months ended June 30, 2004 were $17.8 million, a $1.9 million or 11.9% increase from the six months ended June 30, 2003 selling and administrative expenses of $15.9 million. The increase is principally due to higher employee costs, including healthcare, the new management fee paid to our equity sponsors, the addition of comparable expenses for The Dingley Press and increases in accounting, legal and other costs associated with the additional reporting and compliance requirements associated with the 2003 Notes and the old notes.

        Amortization expense was $0.9 million for the six months ended June 30, 2004, a $0.8 million increase from $0.1 million amortization expense for the same period in 2003. The increase in amortization expense was due to the recognition of intangible assets associated with the Buyout in August 2003 and the Dingley Acquisition in May 2004.

        Operating income was $9.6 million for the six months ended June 30, 2004, a $0.2 million or 2.1% increase from the six months ended June 30, 2003 operating income of $9.4 million. Operating margin for the six months ended June 30, 2004 was 8.2%, reflecting a 0.8 margin point reduction compared to an operating margin of 9.0% for the six months ended June 30, 2003. This operating margin decrease resulted primarily from the increase in the amortization of intangibles as well as the increase in depreciation expense attributable to the increased value assigned to plant and equipment in connection with the Buyout in August 2003 and the Dingley Acquisition in May 2004.

        Interest expense was $6.9 million for the six months ended June 30, 2004, a $4.4 million or 176.0% increase from for the six months ended June 30, 2003 interest expense of $2.5 million. This increase was primarily attributable to the increase in debt associated with the Buyout and the Dingley Acquisition, coupled with the higher interest rate of the 2003 Notes and the old notes.

        Other income (including interest income) was $0.1 million and $0.1 million for the six months ended June 30, 2004 and June 30, 2003, respectively.

        Income before income taxes was $2.7 million for the six months ended June 30, 2004, a $4.3 million or 61.4% decrease compared to income before income taxes for the six months ended June 30, 2003 of $7.0 million. Income before income taxes margin of 2.4% for the six months ended June 30, 2004 decreased 4.2 margin points compared to a 6.6% margin for the same period of 2003.

        Our effective income tax rate was 38.7% for the six months ended June 30, 2004 compared to 38.6% for the same period in 2003. The change in our effective tax rate is principally driven by profits shifting between states with differing statutory tax rates.

        Net income was $1.7 million for the six months ended June 30, 2004, a $2.6 million or 60.5% decrease from the six months ended June 30, 2003 net income of $4.3 million. The decrease in net income was due primarily to higher interest expense and increased depreciation and amortization expense attributable to the Buyout and the Dingley Acquisition, partially offset by the impact of higher net sales.

  Comparison of Years Ended December 31, 2003 and December 31, 2002

        Net sales were $213.1 million in 2003, a $4.3 million or 2.0% increase from 2002 net sales of $208.8 million. Both the short-run journal and other publications segments realized sales growth during 2003. Net sales in 2003 and 2002 included shipping and postage fees billed to customers totaling $19.7 million and $18.7 million, respectively.

        Net sales for the short-run journal segment were $88.8 million for 2003, a $2.7 million or 3.2% increase from the $86.1 million net sales for 2002. Net sales for the other publications segment were $129.4 million for 2003, a $2.0 million or 1.5% increase compared to $127.4 million for 2002. Continued growth in medium-run journals coupled with strengthening magazine and book revenues accounted for the growth in the other publications segment.

        Gross profit was $50.6 million in 2003, a $1.6 million or 3.2% increase from 2002 gross profit of $49.0 million. Gross margin (gross profit as a percentage of sales) increased to 23.7% of net sales in 2003 from 23.5% in 2002. One-time costs of $0.6 million attributable to the purchase accounting write-up of inventory are included in 2003 gross profit. Gross profit excluding the impact of the one-time purchase accounting inventory write-up in 2003 was $51.2 million, reflecting a $2.2 million or 4.5% increase compared to gross profit in 2002. Gross margin, excluding the impact of the $0.6 million inventory write-up, was 24.0% for 2003 compared to 23.5% for 2002. The gross margin improvement was due primarily to productivity improvements resulting from investments in capital. Increases in healthcare costs were offset by reductions in discretionary expenses as well as materials.

        Selling and administrative expenses for 2003 were $36.3 million, a $4.6 million or 14.9% increase from 2002 selling and administrative expenses of $31.7 million. One-time costs consisting of $3.5 million associated with the Buyout Transactions accounted for most of this increase. The impact of a $0.5 million one time gain on the sale of a used web press in 2002 was also a factor in the year-to-year increase. The balance of the increase was principally due to higher healthcare costs as well as a new management fee payable to the equity sponsors, and increases in accounting, legal and other costs associated with the additional reporting and compliance requirements related to the 2003 Notes.

        Amortization expense was $0.7 million in 2003, a $0.5 million or 233.9% increase from 2002 amortization expense of $0.2 million. The increase in amortization was due to the recognition of definite-lived intangible assets associated with the Buyout Transactions in August 2003.

        Operating income was $13.5 million in 2003, a $3.6 million or 21.1% decrease from 2002 operating income of $17.1 million. Operating margin in 2003 was 6.3%, reflecting a 1.9 margin point reduction compared to an operating margin of 8.2% in 2002. Operating income in 2003 was negatively impacted by $4.1 million in one-time transaction and purchase accounting costs related to the Buyout Transactions.

        Interest expense was $8.8 million in 2003, a $2.4 million or 38.3% increase from 2002 interest expense of $6.4 million. This increase was primarily attributable to the increase in debt associated with the Buyout Transactions and the higher interest rate of the 2003 Notes, partially offset by an increase in the fair value adjustment to the interest rate collar prior to the closing of the Buyout Transactions.

        Other income (including interest income) of $0.4 million in 2003 increased by $0.5 million from 2002 expense of $0.1 million. This increase was due principally to the increase in the market value of the deferred compensation funds.

        Income before income taxes was $5.1 million for 2003, a $5.5 million or 51.8% decrease compared to income before income taxes for 2002 of $10.6 million. Income before income taxes margin of 2.4% for 2003 decreased 2.7 margin points compared to a 5.1% margin for fiscal 2002.

        Our effective tax rate was 62.4% for 2003 compared to 37.8% for 2002. The increase was principally due to certain costs incurred in connection with the Buyout Transactions which were not deductible for income tax purposes.

        Net income was $1.9 million in 2003, a $4.7 million or 70.9% decrease from 2002 net income of $6.6 million. The decrease in net income was due primarily to one-time transaction and purchase accounting costs, higher interest expense and the impact of a one-time gain on the sale of a press in 2002.

  Comparison of Years Ended December 31, 2002 and December 31, 2001

        Net sales were $208.8 million in 2002, a $3.5 million or 1.6% decrease from 2001 net sales of $212.3 million. The decline in net sales was largely due to a weak economy coupled with pricing pressure. Continued growth in the short-run journals segment was more than offset by a decline in the Other Publications segment. Net sales in 2002 and 2001 included shipping and postage fees billed to customers totaling $18.7 million and $19.2 million, respectively.

        Net sales for the short-run journal segment were $86.1 million for 2002, a $1.8 million or 2.1% increase from the $84.3 million net sales for 2001. Net sales for the other publications segment were $127.4 million for 2002, a $4.5 million or 3.4% decrease compared to $131.9 million for 2001. Continued growth in medium-run journals was more than offset by declines in magazine and book revenues. The manufacturing capacity expansion for medium-run journals, executed in 2001, was a key enabler for the 2002 growth in medium-run journal printing revenue. The magazine business suffered from the weak economy, which led to lower advertising levels in publications, pricing pressure and the loss of some customers who experienced financial difficulties. The book business was also adversely impacted by the economy as publishers reduced inventories, creating excess capacity and pricing pressure.

        Gross profit was $49.0 million in 2002, a $6.3 million or 14.6% increase from 2001 gross profit of $42.7 million. Gross margin increased to 23.5% of net sales in 2002 from 20.1% in 2001. The gross margin improvement was due primarily to productivity improvements resulting from investments in capital, a focus on workflow efficiencies and the benefits derived from the capacity expansion for medium-run journals and the consolidation of book manufacturing facilities in 2001. Additionally, the absence of the one-time costs associated principally with equipment relocation and production inefficiencies as a result of the consolidation of book manufacturing facilities in 2001, reduced outsourcing costs, and lower pre-press material costs more than offset increases in operating lease expenses and profit sharing contributions.

        Selling and administrative expenses for 2002 were $31.7 million, a $0.5 million or 1.3% increase from 2001 selling and administrative expenses of $31.2 million. This increase was primarily attributable to an increase in management performance payments due to improved financial results as well as additional provisions for bad debts resulting from further aging of accounts receivable. This increase was partially offset by a $0.5 million one-time gain on the sale of a used web press in 2002.

        Amortization expense was $0.2 million in 2002, a $0.7 million or 76.7% decrease from 2001 amortization expense of $0.9 million. This decrease was attributable to our adoption of SFAS No. 142 concerning goodwill and other intangible assets.

        Operating income was $17.1 million in 2002, a $6.5 million or 61.4% increase from 2001 operating income of $10.6 million. Operating margin in 2002 was 8.2%, reflecting a 3.2 margin point improvement compared to an operating margin of 5.0% in 2001. Despite lower sales, operating income and operating margin improved in 2002 as a result of the factors outlined above.

        Interest expense was $6.4 million in 2002, a $1.5 million or 19.5% decrease from 2001 interest expense of $7.9 million. This decrease was primarily attributable to lower debt levels, lower year-over-year short-term interest rates and a decrease in the fair value adjustment to the interest rate collar.

        Other expense (including interest income) of $0.1 million in 2002 reflected a reduction compared to other income of $0.1 million in 2001. This increase in expense was primarily due to a decrease in the market value of deferred compensation funds and an increase in the Michigan single business tax.

        Income before income taxes was $10.6 million for 2002, a $7.8 million or 276.0% increase compared to income before income taxes for 2001 of $2.8 million. Income before income taxes margin of 5.1% for 2002 increased 3.8 margin points compared to a 1.3% margin for fiscal 2001.

        Our effective tax rate was 37.8% for 2002 compared to 50.6% for 2001. The decrease was due primarily to the reduction in non-deductible amortization expense for goodwill resulting from the adoption of SFAS No. 142, effective January 1, 2002.

        Net income was $6.6 million in 2002, a $5.2 million or 373.5% increase from 2001 net income of $1.4 million. The increase in net income was primarily due to productivity improvements, which included the benefits derived from the consolidation of the book manufacturing facilities and the medium-run journal capacity expansion project as well as lower interest expense.

  Liquidity and Capital Resources

  Historical

  Operating Activities

        Net cash provided by operating activities was $12.1 million for the six months ended June 30, 2004 compared to $11.0 million for the six months ended June 30, 2003. This $1.1 million increase was primarily the result of working capital changes, the most significant of which relates to the timing of the semi-annual interest payment on the 2003 Notes and the old notes.

        Net cash provided by operating activities was $20.1 million for 2003 compared to $13.7 million for 2002. The $6.4 million increase was primarily the result of working capital improvements, including reductions in the collection cycle for accounts receivable, improved inventory turns and an increase in accrued interest for the semi-annual bond interest payment.

  Investing Activities

        Net cash used in investing activities was $69.2 million for the six months ended June 30, 2004 compared to $4.2 million for the six months ended June 30, 2003. The Dingley Acquisition accounted for $63.7 million of the $65.0 million increase, with ordinary course of business equipment purchases comprising the remainder of the investing cash outflow increase.

        Net cash used in investing activities was $87.5 million for 2003 compared to $4.1 million for 2002. The Buyout Transactions accounted for $79.9 million of this increase. Additionally, $0.4 million of notes receivable issued in connection with past acquisitions was paid in full concurrent with the Buyout Transactions. Gross capital spending was $8.1 million in 2003 compared to $4.9 million in 2002. Investments in additional press equipment coupled with normal maintenance spending accounted for the majority of the 2003 capital expenditures. Proceeds from the sale of assets were minimal in 2003 compared to $0.7 million in proceeds from asset disposals for 2002. The sale of a web press in 2002 accounted for most of the 2002 proceeds.

  Financing Activities

        Total debt outstanding at June 30, 2004 was $164.9 million compared to $103.6 million at December 31, 2003. This $61.3 million increase in debt is almost entirely due to the issuance of the old notes in connection with the Dingley Acquisition which totaled $61.2 million (including a $1.2 million premium). The remainder of the change is due to the accretion of the discount on the 2003 Notes. The June 30, 2004 debt balance consisted solely of the 2003 Notes and the old notes; the December 31, 2003 debt balance consists solely of the 2003 Notes.

        Total debt outstanding at December 31, 2003 was $103.6 million compared to $66.0 million at December 31, 2002. This increase in debt is due to the issuance of the 2003 Notes on August 21, 2003,

partially offset by the repayment of all then-existing debt. The December 31, 2003 debt balance consisted solely of the 2003 Notes.

        We had cash of $10.9 million as of June 30, 2004 compared to $9.9 million as of December 31, 2003. This increase in cash is due to cash flow from operations partially offset by ordinary course of business equipment purchases and the cash used to fund the Dingley Acquisition. We had cash of $9.9 million as of December 31, 2003 compared to a negligible balance as of December 31, 2002. This increase in cash is due to cash flow from operations since the Buyout Transactions. Historically, we have used cash on hand to reduce our borrowings; however, we do not currently have any debt on which prepayment is allowed.

        Net cash provided by financing activities totaled $58.1 million for the six months ended June 30, 2004 and consisted of the $61.2 million of proceeds from the issuance of the old notes less $3.1 million of costs paid in connection with such issuance. For the corresponding period of 2003, net cash used in financing activities was $6.8 million and resulted from the pay down of our then-existing debt. The 2003 Notes and the old notes do not require any principal repayment until 2011.

        Net cash provided by financing activities was $77.3 million in 2003 compared to $9.6 million used in financing activities in 2002. Net cash provided by financing in 2003 was largely the result of the Buyout Transactions.

  After the Transactions

        On August 21, 2003, TSG Holdings Corp. purchased 100% of the outstanding capital stock of The Sheridan Group, Inc. from its existing stockholders for total cash consideration of $142.0 million less net debt (as defined in the stock purchase agreement), resulting in cash of $79.9 million being paid to the selling stockholders. The accounting purchase price was $186.6 million, which was comprised of the $79.9 million of cash paid to the selling stockholders, $51.4 million of assumed liabilities and $55.3 million of refinanced debt. We funded the acquisition price and the related fees and expenses with the proceeds of the sale of the 2003 Notes and equity investments in TSG Holdings Corp. On May 25, 2004, The Sheridan Group, Inc., through a newly formed subsidiary, purchased substantially all of the assets and business of The Dingley Press for an aggregate purchase price of $66.9 million. We funded the acquisition price and the related fees and expenses with the proceeds of the sale of the old notes, available cash and equity investments in TSG Holdings Corp. The 2003 Notes and the old notes are fully and unconditionally guaranteed on a joint and several basis by all of our subsidiaries.

        As a result of the Buyout Transactions and the Dingley Transactions, on June 30, 2004, we had total indebtedness of about $164.9 million comprised entirely of amounts due under the 2003 Notes and the old notes, all with a scheduled maturity of August 2011. We will have significant interest payments due on the outstanding notes as well as interest payments due on any borrowings under our working capital facility, on which there is currently no amounts borrowed. Total cash interest payments related to our working capital facility and the 2003 Notes and the old notes are expected to be in excess of $16.9 million on an annual basis.

        Concurrent with the closing of the Dingley Transactions, we amended our working capital facility. This amendment, among other things, increased our borrowing availability from $18.0 million to $30.0 million. The terms of our working capital facility, as amended, are substantially as set forth below. Revolving advances are available from the lenders in an aggregate principal amount of up to $30.0 million, subject to a borrowing base test. We are able to repay and re-borrow such advances until the May 2009 maturity date.

        Our working capital facility and the indenture governing the notes contain various covenants which limit our discretion in the operation of our businesses. Our working capital facility contains various restrictive covenants. It, among other things, prohibits us from prepaying other indebtedness, including the notes, and it requires us to satisfy certain financial tests including an interest coverage ratio and requires us to maintain a minimum EBITDA (as defined in and calculated pursuant to our working capital facility), both calculated for the period consisting of the four preceding consecutive fiscal quarters. EBITDA is defined in and calculated pursuant to our working capital facility differently than the way we define and calculate EBITDA in this prospectus and is used below solely for purposes of calculating our compliance with the covenants in our working capital facility. Failure to satisfy the financial tests in our working capital facility would constitute a default under our working capital facility. Prior to the consummation of the Dingley Transactions, the required interest coverage ratio was 2:00 to 1:00 and the minimum EBITDA requirement was $21.0 million. In connection with the Dingley Transactions, the minimum EBITDA requirement was raised to $33.0 million through the end of the third quarter of 2006 and $36.0 million thereafter. For the twelve months ended June 30, 2004, our interest coverage ratio was 2:49 to 1:00 and our EBITDA for purposes of our working capital facility was $42.7 million. For purposes of these calculations, the financial results of The Dingley Press were combined with our results for the full twelve month period. In addition, our working capital facility restricts our ability to declare or pay any dividends and prohibits us from making any payments with respect to the notes if we fail to perform our obligations under, or fail to meet the conditions of, our working capital facility or if payment creates a default under our working capital facility.

        The indenture governing the notes also contains various restrictive covenants. It, among other things: (i) limits our ability and the ability of our subsidiaries to incur additional indebtedness, issue shares of preferred stock, incur liens and enter into certain transactions with affiliates; (ii) places restrictions on our ability to pay dividends or make certain other restricted payments; and (iii) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. For more information, see "Description of Other Indebtedness—Working Capital Facility," "Description of Notes" and "Risk Factors."

        The Buyout Transactions significantly increased our leverage and liquidity requirements as a result of the high yield bond financing. However, the Buyout Transactions have also linked us with growth-oriented acquirers, who will help us pursue both organic growth and acquisition opportunities, consistent with our strategy. The Dingley Acquisition represented the first step in our acquisition program since the Buyout occurred. The Dingley Transactions increased our leverage to the approximate level at the time of the Buyout Transactions. The Dingley Transactions have also increased our liquidity requirements. Importantly, the Dingley Acquisition is also expected to provide an important source of sales and earnings growth for us.

        Following the Buyout Transactions and the Dingley Transactions, our principal source of liquidity will be cash flow generated from operations and borrowings under our working capital facility. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures and provide working capital. We estimate that our capital expenditures for 2004 (including capital expenditures by The Dingley Press) will total about $19.0 million. Based on our current level of operations, we believe that our cash flow from operations, available cash and available borrowings under our working capital facility will be adequate to meet our future short-term and long-term liquidity needs. Our future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors that may be beyond our control. See "Risk Factors."

        The terms of the registration rights agreement relating to the 2003 Notes required us to have had an exchange registration statement for the 2003 Notes declared effective by February 17, 2004. Because of additional financial statement requirements as a result of the Dingley Acquisition, we were not able to satisfy this requirement. Consequently, we were required to pay liquidated damages with respect to the 2003 Notes. Pursuant to the terms of such registration rights agreement, until our registration statement was declared effective, we were required to pay liquidated damages on the 2003 Notes in an amount equal to a per annum rate of 0.25% until May 17, 2004 and increasing 0.25% for each additional 90-day period up to a maximum of 1.0%. As of June 30, 2004, we had accrued about $128,000 in liquidated damages with respect to the 2003 Notes. Our registration statement relating to the 2003 Notes was declared effective on October 13, 2004 and we are no longer required to pay liquidated damages on the 2003 Notes.

  Contractual Obligations

        The following table summarizes our future minimum non-cancelable contractual obligations as of December 31, 2003.

	Payments Due by Period
Contractual Obligations	Total	2004	2005 to 2006	2007 to 2008	2009 and beyond
	(dollars in thousands)
Long-term debt(1)	$105,000	$—	$—	$—	$105,000
Operating leases	14,698	4,345	5,875	3,644	834
Purchase obligations	3,400	3,150	250	—	—
Other long-term obligations(2)	1,322	139	277	289	617

Total contractual obligations	$124,420	$7,634	$6,402	$3,933	$106,451

(1)
Represents the aggregate principal amount due on the 2003 Notes. Because the 2003 Notes were issued at a discount, the liability on the balance sheet at December 31, 2003 was $103.6 million. The discount will be accreted over the term of the 2003 Notes. The amounts reflected as long-term debt do not include interest payments required to be made on such debt.

(2)
Represents payments due under a non-compete arrangement with our former Chairman of the Board.

        The following table summarizes our future minimum non-cancelable contractual obligations as of June 30, 2004.

	Payments Due by Period
Contractual Obligations	Total	2004	2005 to 2006	2007 to 2008	2009 and beyond
	(dollars in thousands)
Long-term debt(1)	$165,000	$—	$—	$—	$165,000
Operating leases	13,889	2,486	6,820	3,749	834
Purchase obligations	1,750	1,500	250	—	—
Other long-term obligations(2)	1,781	124	493	505	659

Total contractual obligations	$182,420	$4,110	$7,563	$4,254	$166,493

(1)
Includes the $105.0 million aggregate principal amount due on the 2003 Notes and the $60.0 million aggregate principal amount due on the old notes. Because the 2003 Notes were issued at a discount and the old notes were issued at a premium, the liability on the balance sheet at June 30, 2004 for the 2003 Notes and the old notes would have been $164.9 million. The discount on the 2003 Notes will be accreted over the term of the 2003 Notes and the premium on the old notes will be amortized over the term of the old notes. The amounts reflected as long-term debt do not include interest payments required to be made on such debt.

(2)
Represents payments due under a non-compete arrangement with our former Chairman of the Board.

        We have entered into a purchase agreement with a vendor to purchase various consumable raw materials and supplies. The agreement, which expires February 1, 2005, requires us to purchase a minimum of $3.0 million of consumable raw materials and supplies annually.

  Off-Balance Sheet Arrangements

        At June 30, 2004 and December 31, 2002 and 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

  Effect of Inflation

        Inflation generally affects us by increasing our costs of labor, equipment and new materials. We do not believe that inflation has had any material effect on our results of operations during fiscal years 2001, 2002 and 2003.

  Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46 ("FIN"), Consolidation of Variable Interest Entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties; such entities are known as variable interest entities ("VIEs"). FIN 46 applies immediately to all VIEs created after January 31, 2003 and is effective as of December 31, 2003 for any VIEs deemed to be special purpose entities ("SPEs") created prior to February 1, 2003. The FASB issued a revision to FIN 46 ("FIN 46-R") in December 2003. FIN 46-R was effective for the interim period ended March 31, 2004 for all new or existing VIEs. Our adoption of FIN 46 had no impact since we have no SPEs. Our adoption of the provisions of FIN 46-R in the first quarter of fiscal year 2004 did not have an impact on our financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. All provisions of SFAS No. 149 should be applied proactively. Because we currently have no derivative instruments nor do we currently participate in hedging activities this standard will have no impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for manditorily redeemable financial instruments of non-public entities. This standard did not have an impact on our consolidated financial statements.

  Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in results of our operations and cash flows. In the ordinary course of business, we are exposed to foreign currency and interest rate risks. These risks primarily relate to the sale of products and services to foreign customers and changes in interest rates on our long-term debt.

  Foreign Exchange Rate Market Risk

        We consider the U.S. dollar to be the functional currency for all of our entities. Substantially all of our net sales and our expenses in fiscal years 2001, 2002 and 2003 were denominated in U.S. dollars. Therefore, foreign currency fluctuations did not materially impact our financial results in those periods.

  Interest Rate Market Risk

        We could be exposed to changes in interest rates following the Buyout Transactions and the Dingley Transactions. Our working capital facility is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. We currently do not have any borrowings under our working capital facility. As a result, all of our debt currently carries fixed interest rates and we will, therefore, not be impacted by changes in interest rates until after we borrow under our working capital facility.

BUSINESS

        Unless otherwise noted, the following description of our business gives effect to the Dingley Acquisition.

  Overview

        We are a leading specialty printer offering a full range of printing and value-added support services for the journal, catalog, magazine, book and article reprint markets. We believe our financial performance results from our established track record of providing a high level of customer service, our investment in modern printing technologies and our comprehensive system of financial controls. These factors have resulted in strong and longstanding relationships with our over 3,000 customers, which include publishers, catalog merchants, associations and university presses. The average length of our relationship with our top 50 customers is over 14 years. We provide a wide range of printing services and value-added support services, such as electronic copy-editing, composition, digital proofing, subscriber database maintenance, distribution services and electronic publishing support. We utilize a decentralized management structure, which provides our customers with access to the resources of a large company, while maintaining the high level of service and flexibility of a smaller company. For the year ended December 31, 2003 and the six month period ended June 30, 2004, on a combined Predecessor and Successor basis, we generated net sales of $213.1 million and $118.3 million, respectively, operating income of $13.5 million and $9.6 million, respectively, and net income of $1.9 million and $1.7 million, respectively. For the year ended December 31, 2003 and the six month period ended June 30, 2004, on a pro forma basis, we generated net sales of $306.9 million and $155.3 million, respectively, operating income of $23.1 million and $12.0 million, respectively, and net income of $1.8 million and $1.5 million, respectively.

  The Industry

        We compete in the printing market for publications, which includes journals, magazines and article reprints. The market for journals and magazines was estimated by Printing Industries of America, Inc. to be about $5.5 billion in revenues for 2003. We compete in subsets of this market. In the journal market, customers require specialized services to be provided within short time deadlines. Based upon our analysis of publicly available survey data published by Printing Impressions, we believe we have the number one market share position in the U.S. (measured by revenues) in the short-run portion of the journal market. We compete in the specialty portion of the magazine market, which is largely a regional market defined by proximity to the customer. Based upon our experience in these markets, we believe we have a leading market position in the regional specialty magazine markets of New England and Washington, D.C. In addition to printing original publications, we compete in the printing market for article reprints, which, based upon our analysis and published data from Folio magazine, we estimate to be about $100 million in revenues.

        We also compete in the printing market for catalogs. We estimate this market, based upon survey data published by Printing Impressions, to be about $4.5 billion in revenues for 2003. We compete in the specialty portion of the catalog market, characterized by small, catalog merchant customers. According to published data from Printing Impressions, we are the number seven competitor in the U.S. (measured by revenues) in the catalog market.

        We also compete in the printing market for books. This market was estimated by Printing Industries of America, Inc. to be about $6.9 billion in revenues for 2003. This market grew at a compound annual growth rate of 4.4% from 1997 to 2003. We compete primarily in the short-run portion of the book market. Based upon our analysis of publicly available survey data published by Printing Impressions, we estimate that we are the number three competitor in the U.S. (measured by revenues) in the short-run portion of the book market.

  History

        We trace our roots back to The Sheridan Press, the predecessor of which was founded in 1915. We entered the short-run journal market in 1980, targeting the printing of scientific, technical, medical and scholarly journals for publishers. The Sheridan Group, Inc. was formed in 1988 to complete the acquisition of Braun-Brumfield, Inc., a short-run book printer located in Michigan. In 1994, we entered the specialty magazine market with the acquisition of United Litho, Inc., a printer of specialty magazines serving the Washington, D.C. metro area. In conjunction with our recapitalization in 1998, we acquired Dartmouth Printing Company, a specialty magazine printer in New Hampshire, and Capital City Press, a journal printer in Vermont. The next year, we acquired BookCrafters, Inc., a short-run book printer in Chelsea, Michigan and Fredericksburg, Virginia, and consolidated it with Braun-Brumfield to form Sheridan Books, Inc. We seamlessly integrated these acquisitions by assembling talented leadership teams focused on continuous improvement, implementing efficient production processes, and installing group-wide analysis systems. We are comprised of seven specialty printing companies operating in the domestic scientific, technical, medical and scholarly journal, specialty catalog, short-run book, specialty magazine and article reprints markets: The Sheridan Press in Pennsylvania; Capital City Press in Vermont; Sheridan Books in Michigan and Virginia; Dartmouth Printing Company in New Hampshire; Dartmouth Journal Services in New Hampshire; United Litho in Virginia; and The Dingley Press in Maine.

  Our Competitive Strengths

        We believe that we benefit from the following competitive strengths:

        Leading Reputation for Providing a High Level of Customer Service.    We focus on providing our customers with a high level of service. We strive to meet our customers' needs effectively and to introduce new value-added support services proactively. We believe we have developed a leading reputation within the markets we serve for providing excellent customer service, and as a result, we enjoy long-term customer relationships and high customer retention. Our on-time delivery rate was 93% in 2003, which we believe to be among the highest in the markets we serve. We believe our service reputation allows us to compete more effectively for new business.

        Recurring Revenue Streams.    The journal, catalog, magazine and article reprint markets are characterized by the repetitive printing of periodic publications. We believe the high degree of specialization and customer service required by these markets results in a high level of customer retention, which was 94% for us in 2003. As further evidence, the average length of our relationships with our top 50 customers, including customers that were with our subsidiaries before we acquired them, is over 14 years.

        Broad Base of Sales.    We have a broad base of over 3,000 customers which consists of publishers, catalog merchants, associations and university presses. The individual titles and end-users of the publications, catalogs and books we print vary across a wide range of industries. As a result of this broad base of sales across customer types and industries, we believe that our aggregate net sales are buffered from the cyclical impacts in any single industry. In addition, the journal market, generally, and our net sales, specifically, have grown during the last two economic downturns. For the year ended December 31, 2003, no customer accounted for more than 14% of our net sales and our top ten customers combined accounted for less than 35% of our net sales.

        Effective Financial Controls.    We have developed managerial controls and reporting procedures that allow us to effectively manage our operations and control our costs. We use a decentralized management structure with a financial reward system that provides incentives to our operating management to strive to improve productivity, increase margins and minimize working capital requirements. We encourage the reapplication of best practices across our printing facilities and we make local operating personnel responsible for their operating cash flow. Our corporate management team has developed effective financial systems and controls that enable us to closely manage our cashflow and accurately benchmark the performance of our operations.

        Significant Investment in Modern Equipment.    From January 1, 1998 through December 31, 2003 (without giving effect to the Dingley Acquisition), we invested about $63.8 million in modern printing equipment to improve our productivity, reduce labor costs and increase operating leverage. Of this equipment, $46.3 million was purchased and $17.5 million was leased. We have implemented fully digital pre-press technology at all of our facilities. We have also implemented computer-to-plate technology at all but two of our facilities, and we will have fully converted all of our facilities to this technology by the end of 2004 at an additional cost of about $1.5 million. Digital pre-press and computer-to-plate technologies have enabled us to reduce production costs and improve the quality of our products and customer service.

        Proven Management Team.    Our senior management, led by John A. Saxton, our President and Chief Executive Officer, has an average of 16 years of experience in the printing industry and an average of 14 years of experience with us. Our management team has operated in a highly leveraged environment since 1998 and has successfully acquired and integrated three companies during this period. Our management invested about $3.0 million at the closing of our acquisition by TSG Holdings Corp., our parent, in cash and through the rollover of existing equity, and the management of The Dingley Press invested about $4.0 million in cash at the closing of the Dingley Acquisition. Our management now owns about 13.4% of our parent's equity.

  Our Business Strategy

        Key components of our business strategy include:

        Leverage Our Reputation for Providing a High Level of Customer Service.    Our customer base values our ability to reliably deliver a high level of customer service as evidenced by our 94% customer retention rate in 2003. We believe we can continue to gain market share in our target markets by utilizing the efforts of our sales and marketing team of over 50 professionals and leveraging our reputation and ability.

        Broaden Target Markets To Include Medium-Run Journal Market.    During 2001 and 2002, we invested $14.3 million to expand our printing capabilities for medium-run journals. We expect that the combination of additional capacity and the creation of a dedicated sales group focusing on this market should result in increased market share and new customers.

        Continue to Enhance Productivity and Expand Capacity.    From January 1, 1998 through December 31, 2003 (without giving effect to the Dingley Acquisition), we invested about $63.8 million in technology, equipment and other capital investments to increase production capacity, improve productivity and lower variable costs. We believe that, as a result of these investments, our cost structure will allow us considerable operating leverage. In addition, we believe that we are positioned to experience attractive margin expansion from limited increases in sales volume and capacity utilization by leveraging our existing fixed cost base. We plan to continue to upgrade equipment and expand capacity where appropriate and cost effective.

        Expand Value-Added Support Services.    We intend to continue to expand our value-added support services proactively. Among our existing services we intend to expand are electronic copy editing, composition, digital proofing, subscriber database maintenance, distribution services and electronic publishing support. We believe that our ability to provide these value-added support services increases our customer service capabilities and results in high levels of customer retention. We believe that these services will continue to provide us with a competitive advantage in retaining existing customers and gaining new customers.

        Measured Acquisition Strategy.    Since 1998, we have successfully acquired and integrated three specialty printing companies (not including The Dingley Press). We intend to continue to pursue complementary strategic acquisitions that either will enable us to gain market share within our existing markets or will help us enter new markets, as evidenced by our recent acquisition of The Dingley Press. We believe that we have the corporate infrastructure in place to support future acquisitions with marginal increases in operating costs. With our decentralized management structure and strong industry position, we believe we have an advantage in acquiring companies within the specialty printing industry.

  Target Markets

        As a leading publications printer, we offer a broad range of products and services, including scientific, technical, medical and scholarly journals, specialty catalogs, short-run books, specialty magazines, article reprints, and an extensive array of value-added support services. Our products are manufactured to meet the industry's highest standards of accuracy and quality and are sold to a diverse set of customers, including publishers, university presses and associations. These customers continually use the same printer and incur significant cost when switching printers.

  Journals

        The journal market includes journals for the scientific, technical, medical and scholarly communities. We characterize journals with production runs of less than 5,000 copies as short-run journals, and those with runs between 5,000 copies and 100,000 copies as medium-run journals. Publishers, associations and university presses comprise the customers in this portion of the publications market. Journal printing typically results in a high level of repeat business due to the periodic nature and complexity of these publications. In 2003, we printed over 1,800 journal titles and we retained about 94% of our customers from 2002. Historically, we have targeted the short-run portion of the journal market, in which we believe, based upon our analysis of the most current data available to us, we have the number one market share position in the U.S. measured by revenues. Recently, we have expanded our capability to service the medium-run portion of the journal market by increasing our capacity and enhancing our marketing efforts.

        Our journals are primarily black and white with a small amount of color for photographs, diagrams and advertisements. They are printed on schedules that range from weekly to annually in run lengths that average 2,300 copies and range from 300 to 5,000 copies. About 90% of these journals are perfect bound, with the remaining 10% saddle stitched. Our journal customers rely on our consistency and on-time reliability to meet the demands of their own customers, placing a high level of emphasis on customer service. The quality of the printing is very important to customers because the fidelity depicted in the photographs and illustrations is essential to communicating the intended information to the readers.

  Specialty Catalogs

        We characterize specialty catalogs as catalogs distributed by specialty catalog merchant companies, which are often smaller entrepreneurial companies with high service requirements. We produce catalogs with run lengths between 300,000 and 10,000,000 copies, most of which are printed in four-color and are bound using the saddle stitching technique. Multiple versions of each catalog are distributed during the year requiring high levels of customer service and extensive distribution services. In 2003, we printed over 100 catalog titles and we retained 94% of our customers from 2002.

  Specialty Magazines

        We characterize specialty magazines as magazines having production runs of less than 100,000 copies. Our customers in this market are publishers and associations. Specialty magazines also have a high level of repeat business due to the periodic nature of the publications. This is largely a regional market defined by proximity to the customer. In 2003, we printed over 350 magazine titles and we retained about 89% of our customers from 2002.

        We produce short-run magazines with average run lengths of 22,000 copies. The majority of these magazines are printed in four-color. About half of the magazines are bound using the saddle stitching technique and the other half are perfect bound. The magazines are produced in frequencies that range from weekly to annually. Although specialty magazine customers do not require composition services, they do demand high levels of customer service focused on distribution and mailing services, where managing the customer's subscriber database is critical to customer satisfaction.

  Books

        Short-run books, which we characterize as books having production runs of less than 5,000 copies, are printed for publishers, associations and university presses. Sales to this market include both the initial printing of titles and subsequent reprints. Reprints represented about 35% of our net sales in 2003. In 2003, we printed more than 11,400 book titles.

        We produce books in run lengths that average 2,000 copies and range from 100 to 5,000 copies. The majority of these books are black and white. About 50% of our books have soft covers (perfect bound) and 50% have hard covers (case bound).

  Article Reprints

        Article reprints are produced for customers who require reprints of an individual article from a magazine or journal for marketing or other purposes. Historically, we have primarily reprinted magazine and journal articles for which we were the original printer. We recently have expanded our business by winning article reprint business on publications for which we were not the original printer.

        We are a full service reprint printer, producing black and white as well as color reprints for publishers, university presses and associations. Reprint production is a valuable service, which, in our experience, publishers increasingly require of their print providers.

        Our operations are classified into three reportable segments. The short-run journals segment, which includes article reprints, provides products and services for scientific, technical and medical ("STM") journals to publishers, associations and university presses. The specialty catalogs segment provides products and services for specialty catalogs to catalog merchants. The other publications segment provides products and services for short-run books, specialty magazines and medium-run journals to publishers, university presses and associations.

  Printing Services

        Our printing services include transferring content onto printing plates in pre-press, printing the content on press, binding the printed pages into the finished product and distributing the finished product to either the customer or the ultimate end user.

  Pre-press

        Composed content must be transferred to aluminum, polyester or polymer plates to be placed on printing presses. In conventional pre-press processes, camera-ready copy is photographed and the resulting film is used to create a plate. We have digital pre-press capability at all of our facilities and have implemented computer-to-plate technology at all but two of our facilities and will have fully converted all of our facilities to this technology by the end of 2004. The resulting process is less labor intensive and much more efficient.

  Printing

        Plates are fitted to printing presses and words and images are printed with ink onto paper. We use three different types of presses in our operations. Sheet-fed presses use large, pre-cut sheets of paper. Low set-up costs make sheet-fed presses appropriate for short production runs. Web presses use paper on large rolls, making them efficient for longer runs. A lower weight, less expensive paper can also be used on web presses. However, web presses require higher set-up costs per run. Printing technology is advancing toward a third type of press, which does not use plates at all and allows digital files to be transferred directly to the press and onto paper. Although per page costs are higher than sheet or web presses, the set-up costs on digital presses are very low. This makes them ideal for "print on demand" or ultra-short-run printing, where only a few copies are needed. We use this technology for ultra-short-run article reprints, books and journals.

  Binding and Distribution

        Paper is cut, collated, and trimmed in preparation for binding. We use three types of binding techniques: (i) perfect binding is the application of glue to the spine of the document to create a square binding; (ii) saddle stitching involves fastening staples into the spine; and (iii) case binding, used for hardbound books, entails stitching string into the spine and applying cardboard cover stock. From this stage, the finished product is ready to be labeled, packaged, and mailed. Journals, magazines, or books are mailed to the publisher, newsstands or bookstores, or directly to consumers. Roughly half of our journals, two-thirds of our magazines and all of our books are shipped in cases to the customer. The remaining half of journals and one-third of magazines are mailed directly to the subscriber. Catalogs are drop shipped to various locations throughout the U.S. and placed into the mail stream close to the recipient.

  Value-Added Support Services

        In addition to providing printing services to our customers, we offer a full range of value-added support services. These services are highly customized for each customer's specifications and logistics requirements, and we believe not every printer can accommodate a customer's specific requirements. For journals and magazine customers, these services can only be shifted to another printer with significant expense and effort as well as business risk. With fully digital pre-press capabilities and computer-to-plate technology, we have greatly increased the efficiency with which we provide these services. These value-added support services are outlined below.

        Electronic publishing support.    Delivering content for distribution on CD-ROM or on-line use on the Internet. These services include coding elements in a document to describe their structure, content, or desired appearance. Digital file formats include Portable Document Format ("PDF"), Standard Generalized Markup Language ("SGML"), Xtensible Markup Language ("XML"), and others. These formats are used to enable information to be displayed on and printed from a personal computer. SGML and XML files contain file markers, field tags, and "hypertext links" so documents can be cataloged, indexed, searched, or electronically linked to other documents.

        Digital proofing.    By creating proofs directly from electronic page layouts, we are able to have fully digital workflow with no film. Digital proofs can be transferred to a printing device and printed proofs mailed to the customer, or sent electronically via the Internet as an "e-proof."

        Preflight checking.    Digital files received from publishers or compositors are checked against an extensive checklist of items to ensure correctness before printing. We use preflight tools in-house, and can also provide these to customers for their use.

        Off-shore key stroking and copy editing.    Off-shore service vendors provide personnel to manually input analog data into electronic file formats at a lower cost than service providers in the U.S.

        Online peer review systems.    These systems allow the peer review process to be conducted via the Internet rather than using hard copies transmitted by mail or fax, thereby shortening the time required to qualify an article for publication.

        Manuscript tracking systems.    This service provides online, real-time tracking of the status of all articles during the content preparation process.

        Electronic copy editing.    This service includes using a complex computer program that prepares manuscripts by making standardized style and format changes.

        Composition services.    Composition involves converting content supplied by authors into the format required for publication.

        Subscriber database maintenance.    This service includes automated address correction and standardization, adjustments to the subscriber database, processing of subscriber correspondence, and demographics and promotions analysis reports. This service is especially important for magazine publishers.

        Mail sortation and distribution.    We use postal presort software to organize shipments to comply with postal regulations and minimize postage costs. This includes the production of mail-labels and container/sack-tags. We coordinate with postal and freight carriers to ensure timely delivery of all printed products.

        Customer audits.    We provide a Publishers Performance Index ("PPI") to certain magazine customers who request this value-added support service, allowing them to benchmark their performance in producing each issue. Sent at no charge to the customer after each issue, the PPI charts the costs for each area of production, as well as variables such as paper costs, author's alterations and postage. The PPI provides trending statistics and even compares customer costs to a profile of all our magazine customers during the same period.

        Customer training classes.    We offer a seminar series with a focus on the magazine business, which addresses topics from web press imposition to PDF workflow. Programs are offered at our Training Center in Ashburn, Virginia and are open to all publishing professionals. In addition, customers may schedule seminars at their own offices.

        Back issue fulfillment.    Publishers often require us to produce and store extra copies to fulfill future orders.

  Competition

        The printing industry in the United States is fragmented and highly competitive in most product categories and geographic regions. Competition is largely based on price, quality, range of services offered, distribution capabilities, ability to service the specialized needs of customers, availability of printing time on appropriate equipment and use of state-of-the-art technology.

  Customers

        We benefit from a highly diversified customer base consisting of over 3,000 customers, which includes publishers (comprising 48.5% of net sales), catalog merchants (comprising 30.7% of net sales), associations (comprising 17.3% of net sales) and university presses (comprising 3.5% of net sales). In 2003, we printed more than 1,800 journal, 100 catalog, 350 magazine and more than 11,400 book titles for our customers.

        We print journals for Elsevier Science and specialty catalogs for Dr. Leonard. In 2003 (without giving effect to the Dingley Acquisition), Elsevier accounted for about 12.2% of our net sales. After giving effect to the Dingley Acquisition, Dr. Leonard and Elsevier accounted for about 13.3% and 8.5%, respectively, of our net sales in 2003.

  Sales and Marketing

        We have developed a knowledgeable and experienced sales management team, which has successfully cultivated and maintained strong relationships with customers across the U.S. Our internal sales force is supported by a network of sales representatives that augments our access to customers in our core markets. Our products are sold through internal direct sales professionals and dedicated sales networks comprised of more than 50 sales and marketing representatives. Across all of our companies, external representatives augment an internal sales staff, providing our customers with multiple touch points. Our sales representatives are paid a commission based on sales volume growth targets in a structure that minimizes the fixed costs we incur to support our sales force. We believe that we maintain excellent relationships with our sales representatives and we have experienced low average turnover throughout our sales organization.

        We traditionally market through industry trade shows and industry association conferences. In addition, in our article reprint business, we have strategic relationships with two marketing firms that specialize in obtaining reprint orders from customers, companies and individuals that were featured in a recent publication produced by us or other printers. These marketing firms identify opportunities for these potential clients to utilize the identified publication reprints as marketing tools.

  Raw Materials

        The principal raw material used in our business is paper, which represents a significant portion of our cost of materials. Due to the significance of paper in our business, we are dependent upon the availability of paper. In periods of high demand, certain paper grades have been in short supply, including grades we use in our business. In addition, during periods of tight supply, many paper producers allocate shipments of paper based upon historical purchase levels of customers. Historically, however, we generally have not experienced significant difficulty in obtaining adequate quantities of paper. We do not have any long-term paper supply agreements. We also use a variety of other raw materials including ink, film, offset plates, chemicals and solvents, glue, wire and subcontracted components. In general, we have not experienced any significant difficulty in obtaining these raw materials.

  Technology and Operations

        From January 1, 1998 through December 31, 2003 (without giving effect to the Dingley Acquisition), we have invested about $63.8 million on capital projects. These projects were primarily focused on productivity improvement, material utilization, and capacity. Due in large part to capital investments targeted toward productivity improvement and material utilization, our gross margin has improved by 180 basis points to 23.7% from 2000 to 2003 (without giving effect to the Dingley Acquisition).

  Employees

        We have about 2,170 employees as of June 30, 2004. We focus heavily on fostering enthusiastic and positive cultures at each of our locations, evidenced by the fact that we have been recognized with numerous "Best Workplace in America" awards presented by Master Printers Association (an affiliate of Printing Industries of America). In addition, we closely monitor our employees' level of job satisfaction with comprehensive annual surveys.

        Management believes our compensation is competitive within the industry and local markets. We offer a competitive benefits package, which includes individual health care coverage, term life insurance, and long term disability insurance.

        We have a collective bargaining agreement with Local Union No. 745 of the Graphic Communications International Union, which represents 144 of our production and maintenance employees (as of June 30, 2004) at our Vermont facilities. Management believes our relations with the union are good and that the union contract provides for necessary flexibility. The union contract was renewed in May 2004 and expires on April 30, 2007.

  Properties

        We operate a network of 16 manufacturing, warehousing and office facilities located throughout the East Coast and Midwest that occupy, in total, about 1,170,000 square feet. We maintain more than 968,000 square feet of production space consisting of manufacturing and publication services. We own about 90% of the square footage we use. The following table provides an overview of our manufacturing, warehousing and office facilities.

Location	Function(s)	Ownership Structure	Total Size (Sq. Feet)
Hunt Valley, MD	Corporate Headquarters	Leased	3,594
Barre, VT	Publication Services	Leased	12,884
Orford, NH	Publication Services	Leased	6,895
Hanover, PA	Manufacturing	Owned	105,618
Hanover, PA	Manufacturing	Owned	36,060
Berlin, VT	Manufacturing	Owned	55,450
Chelsea, MI	Manufacturing	Owned	135,279
Fredericksburg, VA	Manufacturing	Owned	72,637
Hanover, NH	Manufacturing	Owned	123,130
Ashburn, VA	Manufacturing	Owned	70,159
Lisbon, ME	Manufacturing	Owned	268,000
Ann Arbor, MI	Manufacturing and Distribution	Owned	124,726
Williamstown, VT	Warehousing	Leased	27,120
Fredericksburg, VA	Warehousing	Leased	18,700
Lebanon, NH	Warehousing	Leased	6,600
Lisbon, ME	Warehousing	Leased	103,000

		Total	1,169,852

        Some of our office and warehouse leases are on yearly renewals, with the lease of our corporate headquarters expiring in March 2006, subject to a renewal option. We believe that our offices, manufacturing and warehousing facilities are adequate for our immediate needs and that additional or substitute space is available at a reasonable cost if needed to accommodate future growth and expansion. In addition to the properties listed above, we occasionally lease space for single offices for our sales representatives.

        On July 27, 2004, we announced plans to consolidate the operations of our Sheridan Books subsidiary into a single facility. Sheridan Books will move the manufacturing operations equipment from its Fredericksburg, Virginia facility to its facility in Chelsea, Michigan by September 30, 2004. In addition, we plan to expand the Chelsea, Michigan facility by 60,000 square feet during 2005. This additional space will be used to consolidate the customer service and warehouse operations, currently located in Ann Arbor, Michigan, to the Chelsea facility. Both of the vacated buildings in Virginia and Ann Arbor, Michigan will be sold with the proceeds expected to offset the expansion of the Chelsea facility and consolidation costs.

  Regulatory Matters

        We are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment, health and safety and labor. Based on currently available information, we do not anticipate any material adverse effect on our operations, financial condition or competitive position as a result of our efforts to comply with environmental, health and safety or labor requirements, and we do not anticipate needing to make any material capital expenditures to comply with such requirements.

  Legal Proceedings

        We currently are involved in various litigation proceedings as a defendant and are from time to time involved in routine litigation. In the opinion of our management, these matters are not expected to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

  Our Equity Sponsors

        Bruckmann, Rosser, Sherrill & Co., LLC, or BRS, is a New York-based private equity investment firm with over $1.2 billion under management. BRS was founded in 1995 and has since invested in over 20 companies in the following industries: restaurants, consumer goods, specialty retail, recreation/leisure, apparel, home furnishings, industrial and commercial services (including equipment rental), commercial equipment manufacturing, wholesale distribution and healthcare services. BRS and its affiliates are collectively referred to in this prospectus as "BRS."

        Jefferies Capital Partners, or JCP, is a New York-based private equity investment firm with over $600 million in equity commitments under management. Since 1994, JCP's professionals have invested in over 40 companies in a variety of industries. JCP focuses on partnering with entrepreneurs and management teams in industries in which JCP has expertise. JCP invests in management buyouts, recapitalizations, industry consolidations and growth equity. JCP and its affiliates are collectively referred to in this prospectus as "JCP."

  Directors and Executive Officers

        Our executive officers and directors are as follows:

Name	Age	Position
John A. Saxton	55	President and Chief Executive Officer and Director
Robert M. Jakobe	51	Vice President and Chief Financial Officer and Secretary
Patricia A. Stricker	40	Vice President, Operations and Human Resources
Douglas R. Ehmann	47	Vice President and Chief Technology Officer
Joan B. Weisman	42	President and Chief Operating Officer—The Sheridan Press, Inc. ("TSP")
Gary J. Kittredge	53	President and Chief Operating Officer—Capital City Press, Inc. ("CCP")
Robert M. Moore	39	President and Chief Operating Officer—Sheridan Books, Inc. ("SBI")
David C. Hewitt	62	President and Chief Operating Officer—Dartmouth Printing Company ("DPC")
J. Kenneth Garner	51	President and Chief Operating Officer—United Litho, Inc. ("ULI")
G. Paul Bozuwa	44	President—Dartmouth Journal Services, Inc. ("DJS")
Christopher A. Pierce	56	President and Chief Operating Officer—The Dingley Press, Inc. ("TDP")
Thomas J. Baldwin	45	Director
Nicholas Daraviras	30	Director
Craig H. Deery	57	Director
Gary T. DiCamillo	53	Director
J. Rice Edmonds	33	Director
J. M. Dryden Hall, Jr.	71	Director
James L. Luikart	59	Director
Nicholas R. Sheppard	29	Director
George A. Whaling	67	Director

        John A. Saxton, President, Chief Executive Officer and Director.    Mr. Saxton joined us in 1995 as our President and Chief Executive Officer and has served on our board of directors since 1991. Prior to joining us, Mr. Saxton held various positions at The Procter & Gamble Company, most recently serving as President of the Noxell Corporation following its acquisition by The Procter & Gamble Company in 1990. Mr. Saxton is a member of the National Association for Printing Leadership's Walter E. Soderstrom Society, which honors individuals in the printing industry who have significantly contributed to the development and the progress of the graphic arts. Mr. Saxton holds a B.S. from Bucknell University. Mr. Saxton is also a director of TAC Worldwide Companies.

        Robert M. Jakobe, Vice President and Chief Financial Officer and Secretary.    Mr. Jakobe joined us in 1994 as our Vice President and Chief Financial Officer. Prior to joining us, he worked at various positions within The Procter & Gamble Company, most recently serving as Division Comptroller and Vice President of Finance for the Noxell Corporation. Mr. Jakobe holds a B.A. from the University of Notre Dame.

        Patricia A. Stricker, Vice President, Operations and Human Resources.    Ms. Stricker joined us in 1998 and has served as our Vice President, Operations and Human Resources since January 2003. From 2000 to 2003, she served as President of SBI. Ms. Stricker served as our Vice President, Corporate Development from 1999 to 2000, and as our Projects Manager from 1998 to 1999. Prior to joining us, Ms. Stricker held various positions at General Physics Corporation, most recently serving as Vice President, Finance and Administration. She holds a B.A. from the College of Notre Dame of Maryland.

        Douglas R. Ehmann, Vice President and Chief Technology Officer.    Mr. Ehmann joined us in 1998 as our Vice President and Chief Technology Officer. Prior to joining us, he worked at Northrop Grumman Corporation as a Division Chief Information Officer for Information Systems from 1995 to 1998. Mr. Ehmann is active in the industry and serves on the International Digital Enterprise Alliance E-commerce Committee. He holds a B.S., an M.E. and an M.B.A. from Cornell University.

        Joan B. Weisman, President and Chief Operating Officer—TSP.    Ms. Weisman joined us in 1995 and has served as President and Chief Operating Officer of TSP since 1996. From 1995 to 1996, she served as Finance Manager of TSP. Prior to joining us, Ms. Weisman worked in various positions in the marketing and finance departments of The Procter & Gamble Company, most recently serving as a Finance Manager. Ms. Weisman is active in the industry as Vice Chairman of the National Association for Printing Leadership and as Secretary and Treasurer of the Print and Graphic Scholarship Foundation of the Graphic Arts. She is a member of the National Association for Printing Leadership's Walter E. Soderstrom Society. Ms. Weisman holds a B.S. from the College of Notre Dame of Maryland and an M.B.A. from Loyola College in Maryland.

        Gary J. Kittredge, President and Chief Operating Officer—CCP.    Mr. Kittredge joined us in 2000 and has served as President and Chief Operating Officer of CCP since 2002. From 2000 to 2002, he served as Executive Vice President of CCP. Prior to joining us, Mr. Kittredge was the General Manager and Vice President of Manufacturing for IPD Printing. Prior to that, he served as a Business Unit Manager and Manager of Technical Development of Litho-Krome Co., a subsidiary of Hallmark Cards, Incorporated. Mr. Kittredge holds a B.S. and an M.S. from Rochester Institute of Technology.

        Robert M. Moore, President and Chief Operating Officer—SBI.    Mr. Moore joined us in 2000 and has served as President and Chief Operating Officer of SBI since January 2003. From November 2001 to January 2003, he served as Vice President of Finance of SBI, and, from 2000 to November 2001, Mr. Moore served as Director of Finance of SBI. Prior to joining us, Mr. Moore held several positions at The Procter & Gamble Company, most recently serving as Assistant Brand Manager, New Business Development from 1999 to 2000. He served as Finance Manager, Commercial Products Group from 1998 to 1999 and as Manager, Profit Forecasting for the Food and Beverage Sector from 1997 to 1998. Mr. Moore holds a B.A. from the University of Cincinnati.

        David C. Hewitt, President and Chief Operating Officer—DPC.    Mr. Hewitt joined us in 1978 and has served as President and Chief Operating Officer of DPC since 1998. From 1970 to 1998, he served as

Executive Vice President and co-owner of DPC. Mr. Hewitt has been active in industry affairs. He previously served on the Executive Committee and the Board of Directors of the Printing Industries of America. He is also past Chair of the Printing Industries of America's Association Relations Committee. Mr. Hewitt holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

        J. Kenneth Garner, President and Chief Operating Officer—ULI.    Mr. Garner joined us in 1975 and has served as President and Chief Operating Officer of ULI since 1994. From 1985 to 1992, he served as Executive Vice President and Chief Operating Officer of ULI. Mr. Garner is very active in industry affairs and is currently Chairman of the Graphics Arts Education and Resource Foundation. He serves on the Board of Directors of the National Association of Printing Leadership, is past Chairman, and is a member of the National Association of Printing Leadership's Walter E. Soderstrom Society. Mr. Garner holds a B.A. from Randolph-Macon College.

        G. Paul Bozuwa, President—DJS.    Mr. Bozuwa joined us in 1991 and has served as President of DJS since 2002, when he led the creation of DJS. From 1995 to 2002, Mr. Bozuwa served as President and Chief Operating Officer of CCP. From 1991 to 1995, he served as Chief Financial Officer of CCP. Mr. Bozuwa is active in industry affairs serving as Treasurer and Chairman of the Finance Committee of the Council of Science Editors. Prior to joining us, he was an Associate of Kearsarge Ventures, a venture fund, from 1989 to 1991. Mr. Bozuwa holds a B.A. from Dartmouth College and an M.B.A. from the University of New Hampshire.

        Christopher A. Pierce—President and Chief Operating Officer—TDP.    Upon the consummation of the Dingley Acquisition, Mr. Pierce will join us as President and Chief Operating Officer of TDP. From 1980 to the time of the Dingley Acquisition, Mr. Pierce served as President of The Dingley Press. Mr. Pierce holds a B.A. from Bowdoin College.

        Thomas J. Baldwin, Director.    Mr. Baldwin is a Managing Director of BRS. He joined BRS in 2000. From 1995 to 2000, Mr. Baldwin was a Principal at PB Ventures, Inc. From 1988 to 1995, he served as Vice President and then Managing Director of The INVUS Group, Ltd., a private equity investment firm. Prior to that he was a consultant with the Boston Consulting Group, a strategy consulting firm. Mr. Baldwin holds a B.A. from Siena College and an M.B.A. from Harvard Business School. Mr. Baldwin is also a director of B&G Foods, Inc. and Eurofresh, Inc.

        Nicholas Daraviras, Director.    Mr. Daraviras is a Managing Director of JCP. Mr. Daraviras joined JCP in 1996. Mr. Daraviras holds a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daraviras also serves as a director of various private companies in which JCP has an interest.

        Craig H. Deery, Director.    Mr. Deery was a Managing Director of JCP from 2002 to 2003. He previously served as a member of our board of directors from 1995 to 2001. From 1987 to 2002, Mr. Deery was a Managing Director at BancBoston Capital, where he served on the management committee of BancBoston Capital. While at BancBoston Capital, Mr. Deery supervised a direct investment portfolio of $500 million, including mezzanine securities and equity as a minority, co-invest, and control investor. Prior to 1987, Mr. Deery spent fifteen years at BancBoston, serving as a team leader in domestic lending and as Senior Credit Officer and Chairman of the Credit Committee of BancBoston Australia, Ltd. Mr. Deery holds a B.A. from Bucknell University and an M.B.A. from New York University.

        Gary T. DiCamillo, Director.    Mr. DiCamillo has been a member of our board of directors since 1989. Mr. DiCamillo has served as President and Chief Executive Officer of TAC Worldwide Companies in Dedham, Massachusetts since 2002. From 1995 to 2002, Mr. DiCamillo was Chairman and Chief Executive Officer of Polaroid Corporation (which filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 12, 2001), and from 1993 to 1995 he was President of Worldwide Power Tools for Black & Decker Corporation. Mr. DiCamillo holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Graduate School of Business. Mr. DiCamillo is also a director of Pella Corporation, TAC Worldwide Companies, 3Com Corporation and Whirlpool Corporation.

        J. Rice Edmonds, Director.    Mr. Edmonds is a Principal at BRS. He joined BRS in 1996. From 1993 to 1996, he worked in the high yield finance group of Bankers Trust. Mr. Edmonds holds a B.S. from the University of Virginia McIntire School of Commerce and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Edmonds is also a director of Acapulco Restaurants, Inc., Copelands' Enterprises, Inc., H&E Equipment Services, L.L.C., Il Fornaio (America) Corporation, McCormick & Schmick Restaurant Corporation and Town Sports International, Inc.

        J. M. Dryden Hall, Jr., Director.    Mr. Hall has been a member of our board of directors since 1967. Mr. Hall formed and has been the principal in the law firm of J.M.D. Hall, Jr., P.A. and its predecessors in Baltimore, Maryland since 1962. Mr. Hall holds a B.A. from Johns Hopkins University and an L.L.B. from New York University Law School.

        James L. Luikart, Director.    Mr. Luikart is Executive Vice President of JCP. Mr. Luikart joined JCP in 1994 after spending over twenty years with Citicorp, the last seven years of which were as a Vice President of Citicorp Venture Capital, Ltd. Mr. Luikart holds a B.A. from Yale University and an M.I.A. from Columbia University. Mr. Luikart also serves as a director of various private companies in which JCP has an interest.

        Nicholas R. Sheppard, Director.    Mr. Sheppard is an Associate at BRS. He joined BRS in 2000. From 1997 to 2000, he worked as a Consultant in the London and New York offices of Marakon Associates, a strategy consulting firm. Mr. Sheppard is a graduate of the London School of Economics.

        George A. Whaling, Director.    Mr. Whaling has been a member of our board of directors since 1998. Mr. Whaling is Chairman of Kingston Capital in Pt. Pleasant, New Jersey. From 1980 to 1997, he served as the President and owner of Petty Printing Company, a commercial web printer. Mr. Whaling holds a B.A. from Colgate University. Mr. Whaling is a Trustee of Colgate University and a director of Augusta Glenn Partners, LLC.

  Board Composition

        The securities holders agreement among BRS, JCP and the other stockholders of TSG Holdings Corp., which was entered into at the closing of the Buyout Transactions, provides that TSG Holdings Corp.'s and our board of directors will consist of ten members, including four designees of BRS (who currently are Messrs. Baldwin, DiCamillo, Edmonds and Sheppard), four designees of JCP (who currently are Messrs. Daraviras, Deery, Luikart and Whaling) and two directors jointly designated by both BRS and JCP (who currently are Messrs. Hall and Saxton). Pursuant to the securities holders agreement, we may not take certain significant actions without the approval of each of BRS and JCP. See "Certain Relationships and Related Transactions—Securities Holders Agreement."

  Board Committees

        The board of directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Daraviras, DiCamillo, Edmonds, Hall and Whaling. The audit committee will review our financial statements and accounting practices and select our independent auditors. The compensation committee consists of Messrs. Baldwin, Deery and Luikart. The compensation committee will make recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees and administer our employee benefit plans.

  Compensation of Directors

        Each director who is not also one of our executive officers or an employee of BRS or JCP will receive a fee of $16,000 per year for their service on our board of directors. The chairman of the audit committee will receive an additional fee of $4,000 per year. All directors are reimbursed for any personal expenses incurred in the conduct of their duties as a director.

  Compensation of Executive Officers

        The following table summarizes compensation awarded or paid by us during 2003, 2002 and 2001 to our President and Chief Executive Officer and our four next most highly compensated executive officers.

Summary Compensation Table

Annual Compensation
Name and Principal Position(1)	Year	Salary	Bonus(2)	Other Annual Compensation(3)		All Other Compensation(4)
John A. Saxton President and Chief Executive Officer	2003 2002 2001	$500,032 500,032 500,032	$326,800 340,200 184,957	$	— — —	$277,922 47,170 47,179
Joan B. Weisman President and Chief Operating Officer—TSP	2003 2002 2001	224,850 214,847 200,044	100,835 107,635 100,235		— — —	177,459 91,100 48,380
G. Paul Bozuwa President—DJS	2003 2002 2001	224,077 211,769 199,712	74,800 82,200 87,500		103,871 — —	142,238 56,748 50,420
Patricia A. Stricker Vice President, Operations and Human Resources	2003 2002 2001	210,028 208,385 206,692	85,800 122,400 —		— — 24,000	127,127 25,017 25,368
Robert M. Jakobe Vice President and Chief Financial Officer	2003 2002 2001	209,836 199,079 181,310	85,800 84,700 56,600		— — —	132,101 51,416 43,805

(1)
Christopher A. Pierce is the President of TDP and was the President of The Dingley Press prior to the Dingley Acquisition. In connection with the Dingley Acquisition, we entered into a new employment agreement with Mr. Pierce. See "Certain Relationships and Related Transactions."

(2)
The amounts reported as "Bonus" for 2003, 2002 and 2001 consist of bonuses paid as management performance incentive compensation and other minor cash payments. The executive incentive compensation awards for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Mr. Saxton—$326,800, $340,200 and $149,600; Ms. Weisman—$100,700, $107,500 and $100,100; Mr. Bozuwa—$74,800, $82,200 and $87,500; Ms. Stricker—$85,800, $122,400 and $0; and Mr. Jakobe—$85,800, $84,700 and $56,600. Mr. Saxton also received a cash bonus of $35,357 in 2001. Ms. Weisman received cash bonuses of $135 in 2003, 2002 and 2001.

(3)
The $103,871 reported as "Other Annual Compensation" for Mr. Bozuwa in 2003 consisted of taxable relocation income. The $24,000 reported as "Other Annual Compensation" for Ms. Stricker in 2001 consisted of taxable travel income while on a prolonged temporary assignment. The value of certain perquisites and other personal benefits for the named executive officers is not included in the amounts disclosed because it did not exceed for any such named executive officer the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(4)
The amounts reported as "All Other Compensation" for 2003, 2002 and 2001 include our contributions to individual 401(k) plan and deferred compensation accounts in connection with (a) our Profit Sharing Plan, (b) our employer matches under our 401(k) plan and (c) our retention awards granted to certain executive officers, which vest after five years. The profit sharing contributions for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Mr. Saxton—$64,963, $30,000 and $30,000; Ms. Weisman—$32,702, $32,707 and $21,326; Mr. Bozuwa—$0, $0 and $0; Ms. Stricker—$20,008, $0 and $0; and Mr. Jakobe—$25,568, $26,863 and $18,980. The 401(k) match contributions for the years ended December 31, 2003, 2002, and 2001, respectively, were as follows: Mr. Saxton—$11,687, $11,951 and $11,201; Ms. Weisman—$8,046, $4,000 and $5,103; Mr. Bozuwa—$6,968, $1,286 and $0; Ms. Stricker—$6,474, $3,731 and $5,082; and Mr. Jakobe—$7,114, $4,000 and $4,786. The retention awards for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Ms. Weisman—$56,250, $53,750 and $20,000; Mr. Bozuwa—$55,000, $53,000 and $50,000; Ms. Stricker $21,000, $21,000 and $20,000; and Mr. Jakobe—$21,000, $20,000 and $17,500. The amounts reported as "All Other Compensation" for 2003, 2002 and 2001 also include taxable insurance benefits consisting disability, life and executive physical costs. The taxable insurance benefits for the years ended December 31, 2003, 2002 and 2001, respectively, were as follows: Mr. Saxton—$7,058, $5,219 and $5,978; Ms. Weisman—$2,776, $643 and $1,951; Mr. Bozuwa—$2,584, $2,462 and $420; Ms. Stricker—$2,230, $286 and $286; and Mr. Jakobe—$734, $553 and $2,538. The amounts reported as "All Other Compensation" for 2003 include recapitalization bonuses payable in connection with the Buyout. The recapitalization bonuses were as follows: Mr. Saxton—$194,214; Ms. Weisman—$77,686; Mr. Bozuwa—$77,686; Ms. Stricker—$77,414; and Mr. Jakobe—$77,686.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciate for Option Term
	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%	10%
John A. Saxton	5,500	11.3%	$10.00	11/17/2013	$34,589	$87,656
Joan B. Weisman	3,500	7.2%	10.00	11/17/2013	22,011	55,781
G. Paul Bozuwa	3,000	6.2%	10.00	11/17/2013	18,867	47,812
Patricia A. Stricker	2,700	5.5%	10.00	11/17/2013	16,980	43,031
Robert M. Jakobe	5,500	11.3%	10.00	11/17/2013	34,589	87,656

(1)
Consists of options granted November 17, 2003 under the TSG Holdings Corp 2003 Stock-Based Incentive Compensation Plan, which was adopted in October 2003. The options vest over a period of five years beginning January 1, 2004.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(2)
					Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name	Shares Acquired on Exercise(#)(1)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Saxton	2,500.0	$391,563	0	5,500	$0	$0
Joan B. Weisman	1,000.0	156,625	0	3,500	0	0
G. Paul Bozuwa	1,000.0	156,625	0	3,000	0	0
Patricia A. Stricker	638.6	100,021	0	2,700	0	0
Robert M. Jakobe	740.0	115,903	0	5,500	0	0

(1)
In connection with the Buyout, each option outstanding under our Stock Option Plan was cancelled in exchange for a cash payment equal to the difference between the price per share paid to our former shareholders in the Buyout and the exercise price of such option. Our Stock Option Plan was terminated as of the closing of the Buyout.

(2)
Consists of options granted under the TSG Holdings Corp. 2003 Stock-Based Incentive Compensation Plan, which was adopted in October 2003.

(3)
There is currently no public trading market for the common stock of TSG Holdings Corp. The board of directors of TSG Holdings Corp. has determined that the fair market value of the common stock of TSG Holdings Corp. was $10.00 per share as of December 31, 2003.

  Compensation Committee Interlocks and Insider Participation

        Prior to the Buyout, the compensation committee consisted of all of the then-current members of our board of directors except Mr. Saxton. After the Buyout, the compensation committee consisted of Messrs. Baldwin, Deery and Luikart. None of the members of the compensation committee are currently or have been, at any time since the time of our formation, one of our officers or employees, except for Mr. Sheridan who was an executive officer until 1998 and our executive chairman until 2001. As of November 2003, Mr. Saxton was appointed to the board of directors of TAC Worldwide Companies where he also serves on the audit committee. Mr. DiCamillo is the President and Chief Executive Officer of TAC Worldwide Companies. Mr. DiCamillo has been a member of our board of directors since 1989 and effective 2004 became chairman of our audit committee.

  Stock-Based Incentive Compensation Plan

        TSG Holdings Corp. adopted a Stock-Based Incentive Compensation Plan in October 2003. The purpose of the 2003 Stock-Based Incentive Compensation Plan, or Stock-Based Incentive Compensation Plan, is to assist us in attracting and retaining valued management employees. The Stock-Based Incentive Compensation Plan will accomplish these goals by allowing eligible employees to receive awards of options to purchase common stock of TSG Holdings Corp., our parent. Eligible employees will receive options on terms as determined by TSG Holdings Corp.'s compensation committee. It is anticipated that options granted under the Stock-Based Incentive Compensation Plan will vest over five years, based on both time and company performance. Our previous stock option plan was terminated as of the closing of the Buyout Transactions.

  Management Performance Incentive Plan

        Our top thirty-two members of management participate in a management performance incentive plan, which compensates them for achievement of certain objectives established annually by our board of directors. For 2004, these objectives are based on our EBITDA, as well as the EBITDA and debt of each executive's operating subsidiary. Under the management performance incentive plan, the named executive officers are eligible to receive a maximum award of between 20% and 50% of base salary, except Mr. Saxton, whose maximum award is 80% of base salary.

  401(k) Plan

        We sponsor a defined contribution plan, or 401(k) Plan, intended to qualify under section 401 of the Internal Revenue Code. Substantially all of our U.S. employees are eligible to participate in the 401(k) Plan on the first day of the month in which the employee has attained 18 years of age and 90 days of employment. Employees may make pre-tax contributions of their eligible compensation, not to exceed the limits under the Internal Revenue Code. We match 50% of the employee's contributions, up to a maximum of 4% of the employee's eligible compensation. In addition, certain contributions from the company's profit sharing plan are deposited into the 401(k) plan. Certain companies also have a 1% fixed contribution, for which the 90 days of service is waived. Employees may direct their investments among various pre-selected investment alternatives. Employer contributions to the 401(k) plan, including profit sharing contributions, fixed contributions and employer matching contributions, vest after three years of employment.

  Deferred Compensation Plan

        In 2000, we established a nonqualified deferred compensation program which permits officers, directors and certain management employees to annually elect (via individual contracts) to defer a portion of their compensation, on a pre-tax basis. The benefit is based on the amount of compensation deferred, company make-whole contributions, employer discretionary contributions and earnings on the deferrals. The individuals are fully vested in the compensation deferred; however, the make-whole contributions and the employer discretionary contributions are subject to vesting requirements. At December 31, 2003 and 2002, the fully vested portion was approximately $1,120,000 and $525,000, respectively, and has been included in other non-current liabilities.

        We have established a trust fund to hold the investments under this program. The trust holds shares in registered mutual funds, in an irrevocable rabbi trust, which are recorded as assets of ours. As of December 31, 2003 and 2002, total assets held by the trust were approximately $1,698,000 and $784,000, respectively and are included in other assets.

  Profit Sharing Plan

        The Sheridan Group Profit Sharing Plan is an incentive program provided to all eligible employees at each location, excluding Capital City Press. Capital City Press has a Gainsharing Program. The annual profit sharing contribution for each operating subsidiary company is determined by a formula approved by our board of directors.

        Net profit prior to profit sharing must be above 8% for the year for profit sharing to be earned by the operating subsidiary. The total dollar contribution for an operating subsidiary cannot exceed 10% of their total payroll for the year. Profit sharing contributions to the 401(k) plan of approximately $1,843,000, $1,548,000 and $1,353,000 were charged to operations in 2003, 2002 and 2001, respectively.

        All of the companies that participate in the Profit Sharing Plan, except for Dartmouth Printing Company, currently put profit sharing contributions into the employees' 401(k) account. Dartmouth Printing Company had an established cash payment policy when they were acquired which remains in place, although employees may choose to put their cash into their 401(k) account.

        At Capital City Press, a Gainsharing Program was established in lieu of the Profit Sharing Plan. This program is focused on production costs as a percentage of production sales and rewards all employees as annual improvement targets are achieved. This program covers all union employees at the Capital City Press facilities pursuant to their union agreement.

  Change of Control Incentive

        In May 2003, our board of directors approved change-of-control incentive plans for the benefit of eight of our executive officers (Messrs. Hewitt, Jakobe, Ehmann, Walters, Kittredge, Moore and Garner and Ms. Stricker) and six of our corporate staff employees, under which we agreed that if any plan beneficiary's employment is terminated by us or our successors without cause, or by the plan beneficiary for "good reason," within 18 months following any change in control, then the terminated plan beneficiary is entitled to receive severance benefits for the applicable period. In the case of the executive officers, the terminated plan beneficiary is to receive as severance his or her annual base salary and his or her average annual incentive bonus during the two years preceding his or her termination date for a period of 18 months, amounts earned under his or her deferred compensation plan will fully vest and he or she will continue to have coverage under our health insurance plan for 18 months. In the case of the corporate staff employees, the terminated plan beneficiary is entitled to receive as severance his or her annual base salary for a period equal to the longer of 6 months or a period of two weeks for each full year of employment with us and he or she will continue to have coverage under our health insurance plan for such period.

  Employment Agreements

        We entered into an employment agreement with John A. Saxton, our President and Chief Executive Officer, on February 2, 1998, and amended this agreement as of April 1, 2000. Under his employment agreement, Mr. Saxton currently earns a base salary of $500,032 and is entitled to an annual management incentive bonus of up to 80% of his base salary under our management incentive performance plan, subject to increases by board action, as well as an additional annual bonus of an amount equal to $30,000 per fiscal year less the amount of our contributions to our profit sharing plan for Mr. Saxton's benefit during such fiscal year. If Mr. Saxton's employment is terminated by us without cause, or by Mr. Saxton for "good reason," he is entitled to receive as severance his annual base salary and his average annual incentive bonus during the two years preceding his termination for a period of 24 months.

        We entered into an employment agreement with G. Paul Bozuwa, President of DJS, on June 30, 2001, and amended this agreement as of April 18, 2003. Under his employment agreement, Mr. Bozuwa currently earns a base salary of $226,000 and is entitled to an annual management incentive bonus of up to 50% of his base salary. In addition to the incentive bonus, Mr. Bozuwa is entitled to an annual retention bonus, payable under a deferred compensation plan, of 25% of his base salary for each year he remains employed in his current position. Each annual award made pursuant to the annual retention bonus, plus any growth from investing such reward, becomes fully vested five years after the date the award is paid into the deferred compensation plan. In the event that Mr. Bozuwa no longer reports directly to John A. Saxton, the vesting period for each annual award shall immediately adjust to three years instead of five years. If Mr. Bozuwa's employment is terminated by us without cause, or by Mr. Bozuwa for "good reason," he is entitled to receive as severance his annual base salary and his average annual incentive bonus during the two years preceding his termination for a period of 18 months, amounts earned under his deferred compensation plan will fully vest and he will continue to have coverage under our health insurance plan for 18 months.

        We entered into an employment agreement with Joan B. Weisman, President and Chief Operating Officer of TSP, on October 31, 2001. Under her employment agreement, Ms. Weisman currently earns a base salary of $240,000 and is entitled to an annual management incentive bonus of up to 50% of her base salary. In addition to the incentive bonus, Ms. Weisman is entitled to an annual retention bonus, payable under a deferred compensation plan, of 25% of her base salary for each year she remains employed in her current position. Each annual award made pursuant to the annual retention bonus, plus any growth from investing such reward, becomes fully vested five years after the date the award is paid into the deferred compensation plan. If Ms. Weisman's employment is terminated by us without cause, or by Ms. Weisman for "good reason," she is entitled to receive as severance her annual base salary and her average annual incentive bonus during the two years preceding her termination for a period of 18 months, amounts earned under her deferred compensation plan will fully vest and she will continue to have coverage under our health insurance plan for 18 months.

        DPC entered into an employment agreement with David C. Hewitt, President and Chief Operating Officer of DPC, on February 2, 1998, and amended it on August 1, 2003. Under his employment agreement, Mr. Hewitt currently earns a base salary of $195,000, and is entitled to an annual management incentive bonus of up to 50% of his current base salary.

        Upon closing of Dingley Acquisition, TDP entered into an employment agreement with Christopher A. Pierce to be the President and Chief Operating Officer of TDP. Under his employment agreement, Mr. Pierce will earn a base salary of $235,000 and will be entitled to an annual management incentive bonus of up to 50% of his base salary. In addition, Mr. Pierce will receive annual non-compete payments in the amount of $108,000 over the first five years of the agreement. If Mr. Pierce's employment is terminated by TDP without cause, or by Mr. Pierce for "good reason," he will be entitled to receive as severance his annual base salary and his average annual incentive bonus during the two years preceding his termination date for a period equal to the severance period, amounts earned under his deferred compensation plan will fully vest and he will continue to have coverage under our health insurance plan during the severance period. The severance period will be the longer of the time period from the date of termination of his employment until the end of the initial five year term or 18 months following the date of termination.

  Retention Awards

        Annual retention awards are paid to certain management employees whose retention is determined by our board of directors to be critical to our ongoing success. These awards are deposited in the deferred compensation plan under the employee's name and vest after five years. Other than the awards paid in accordance with the employment agreements of Mr. Bozuwa and Ms. Weisman, these awards are typically equal to 10% of base salary and are solely awarded at the board of directors' discretion.

  2003 Recapitalization Bonus Program

        In January 2003, our board of directors approved a program to reward certain management employees in the event of the completion of an acquisition of all our capital stock. The program participants were the holders of options to purchase our common stock who were entitled to additional payments upon the achievement of a target purchase price. The amount of the cash bonus was determined using the amount which the plan participants would have received in an acquisition if 50% of their unvested performance-related options actually vested, adjusted by a percentage calculated by reference to the point at which the amount of the net equity value realized by the selling shareholders falls in a valuation range identified by the board for the period in which the sale transaction occurs. Based on the terms of the stock purchase agreement, the total bonus pool resulting from the completion of the Buyout was about $1.0 million, of which Mr. Saxton received approximately 19%. Messrs. Bozuwa, Garner, Hewitt and Jakobe and Ms. Weisman and Stricker each received a share of approximately 8% of the pool, with other employees entitled to a lesser percentage.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Securities Purchase and Exchange Agreements

        At the closing of the Buyout Transactions, TSG Holdings Corp. entered into agreements with BRS, JCP and certain members of our management who were offered the opportunity to acquire shares of TSG Holdings Corp. Pursuant to these agreements, BRS, JCP and the management investors purchased shares of TSG Holdings Corp. common stock and TSG Holdings Corp. preferred stock having a combined aggregate value of about $47.0 million. BRS and JCP each purchased 228,687 shares of TSG Holdings Corp. common stock and 19,209.704 shares of TSG Holdings Corp. preferred stock for about $21.5 million. Messrs. Saxton, Hewitt, Bozuwa and Jakobe and Ms. Weisman, all of whom are executive officers of ours, purchased 15,957, 6,383, 3,191, 1,064 and 798 shares of TSG Holdings Corp. common stock, respectively, and 1,340.426, 536.170, 286.085, 89.362 and 67.021 shares of TSG Holdings Corp. preferred stock, respectively, for about $1.5 million, $0.6 million, $0.3 million, $0.1 million and $0.1 million, respectively. Certain management investors paid for all or a portion of the shares they purchased by contributing to TSG Holdings Corp. shares of our common stock owned by them.

  Securities Holders Agreement

        At the closing of the Buyout Transactions, TSG Holdings Corp. entered into a securities holders agreement with BRS, JCP and the management investors. The securities holders agreement provides that TSG Holdings Corp.'s and our board of directors will consist of ten members, including four designees of BRS, four designees of JCP and two directors jointly designated by both BRS and JCP. Also pursuant to the securities holders agreement, we may not take certain significant actions, such as incurrences of indebtedness in excess of certain thresholds or a sale of all or substantially all of our assets, without the approval of each of BRS and JCP.

        The securities holders agreement generally restricts the transfer of shares of TSG Holdings Corp. common stock or TSG Holdings Corp. preferred stock without the consent of BRS and JCP. Exceptions to this restriction include transfers to affiliates and transfers for estate planning purposes, in each case so long as any transferee agrees to be bound by the terms of the agreement.

        Each of TSG Holdings Corp., BRS and JCP has a right of first refusal under the securities holders agreement with respect to sales of shares of TSG Holdings Corp. by management investors. Under certain circumstances, the stockholders have "tag-along" rights to sell their shares on a pro rata basis with the selling stockholder in certain sales to third parties. If BRS and JCP approve a sale of TSG Holdings Corp., they have the right to require the other stockholders of TSG Holdings Corp. to sell their shares on the same terms. The securities holders agreement also contains a provision that gives TSG Holdings Corp. the right to repurchase a management investor's shares upon termination of that management stockholder's employment or removal or resignation from the board of directors.

  Registration Rights Agreement

        At the closing of the Buyout Transactions, TSG Holdings Corp., BRS, JCP and the management investors entered into a registration rights agreement. Pursuant to the registration rights agreement, upon the written request of either BRS or JCP, TSG Holdings Corp. has agreed to, on one or more occasions, prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares of TSG Holdings Corp. common stock held by BRS or JCP or certain of their respective affiliates, as the case may be, and use its best efforts to cause the registration statement to become effective. Following an initial public offering of TSG Holdings Corp., BRS, JCP and the management investors also have the right, subject to certain exceptions and rights of priority, to have their shares included in certain registration statements filed by TSG Holdings Corp. Registration expenses of the selling stockholders (other than underwriting discounts and commissions and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by TSG Holdings Corp. TSG Holdings Corp. has also agreed to indemnify the stockholder against certain customary liabilities in connection with any registration.

  Management Agreement

        In connection with the Buyout Transactions, we entered into a management agreement with BRS and JCP pursuant to which BRS and JCP may provide financial, advisory and consulting services to us. In exchange for these services, BRS and JCP will be entitled to an annual management fee. The total management fee will be equal to the greater of 2% of EBITDA (as defined in the Management Agreement) or $0.5 million per year, plus reasonable out-of-pocket expenses and will be split equally between BRS and JCP. In addition, BRS and JCP may negotiate with us to provide additional services in connection with any transaction in which we may be, or may consider becoming, involved. At the closing of the Acquisition, BRS and JCP also were paid a transaction fee of about $1.0 million, plus reasonable out-of-pocket expenses, pursuant to the management agreement. The management agreement has an initial term of ten years. The agreement automatically renews for additional one year terms unless either we or BRS and JCP give written notice of termination within 90 days prior to the expiration of the initial term or any extension thereof. There are no minimum levels of service required to be provided pursuant to the management agreement. The management agreement includes customary indemnification provisions in favor of BRS and JCP.

  Initial Stock Option Grants

        In November 2003, TSG Holdings Corp. granted options to purchase about 48,700 shares of TSG Holdings Corp. common stock pursuant to the Stock-Based Incentive Compensation Plan to certain of our employees, including options to purchase about 33,600 shares granted to our executive officers. These options have an exercise price of $10.00 per share and will vest over five years, based on both time and company performance. We expect that TSG Holdings Corp. will grant Mr. Pierce options to purchase 3,200 shares of TSG Holdings Corp. common stock pursuant to the Stock-Based Incentive Compensation Plan on substantially similar terms.

  Securities Purchase Agreement

        At the closing of the Dingley Acquisition, TSG Holdings Corp. entered into agreements with certain members of management of The Dingley Press who were offered the opportunity to acquire shares of TSG Holdings Corp. Pursuant to these agreements, these management investors purchased shares of TSG Holdings Corp. common stock and TSG Holdings Corp. preferred stock having a combined aggregate value of about $4.0 million.

  Agreements with Our Officers and Directors

        We entered into an employment agreement with R. Champlin Sheridan, a former member of our board of directors, on February 2, 1998. Mr. Sheridan is entitled to receive non-competition payments of $138,600 per year until February 2, 2008 and $151,200 per year from February 2, 2008 until February 2, 2013. Mr. Sheridan was also party to a recapitalization agreement with us, under which Mr. Sheridan and Sheridan Investment Group, Inc., a corporation under Mr. Sheridan's control, were entitled, under certain circumstances, to require us to repurchase certain shares of our common stock held by Mr. Sheridan and Sheridan Investment Group, Inc., and under which we had the right to repurchase such shares from Mr. Sheridan and Sheridan Investment Group, Inc. Upon the consummation of the Buyout Transactions, Mr. Sheridan's recapitalization agreement was no longer effective.

        Mr. Sheridan also serves as a director of John Hopkins University, which is party to a Relationship Agreement with certain of our subsidiaries under which the University purchased approximately $920,000 in goods and services from those subsidiaries in 2003. F. Ross Jones, a former member of our board of directors, recently retired as Vice President and Secretary of John Hopkins University. Following completion of the Buyout, neither Mr. Sheridan nor Mr. Jones continued as members of our board of directors.

        We employ J. M. Dryden Hall, Jr., a member of our board of directors, to serve as our company counsel. In 2003, our fees paid to Mr. Hall totaled $55,500.

  Seller Notes

        In connection with a past acquisition, Mr. Hewitt issued a note to us in the aggregate principal amount of $200,000 to cover certain tax obligations resulting from the acquisition which we paid on his behalf. His note bore interest at 6.04%, compounded semi-annually, and was due and payable in full on February 1, 2008 or upon our sale or a qualified public offering. As of August 1, 2003, $200,000 plus accrued and unpaid interest was outstanding on Mr. Hewitt's loan. These outstanding amounts were set off against the purchase price payable to him for his shares pursuant to the securities purchase and exchange agreement.

        In connection with a past acquisition, Mr. Bozuwa issued a note to us in the aggregate principal amount of $76,250 to cover certain tax obligations resulting from the acquisition which we paid on his behalf. His note bore interest at 6.04%, compounded semi-annually, and was due and payable in full on February 1, 2008 or upon our sale or a qualified public offering. As of August 1, 2003, $76,250 plus accrued and unpaid interest was outstanding on Mr. Bozuwa's loan. These outstanding amounts were set off against the purchase price payable to Mr. Bozuwa for his shares pursuant to the securities purchase and exchange agreement.

        We also loaned $100,000, at an interest rate of 8% per year, to Mr. Bozuwa in July 2002 as a short-term loan of relocation costs. This loan was repaid in its entirety at the end of July 2002.

  Other Related Party Transactions and Matters

        In 2001, REO Packaging Company, Inc., a company wholly-owned by Mr. Whaling through a holding company, made an assignment of its assets for the benefit of creditors in accordance with Illinois law. Mr. Whaling has no personal liability in connection with this assignment.

        Ms. Stricker, Vice President, Operations and Human Resources, and Ms. Weisman, President and Chief Operating Officer of TSP, are sisters.

OWNERSHIP OF CAPITAL STOCK

        We are a wholly-owned subsidiary of TSG Holdings Corp. The following table sets forth certain information regarding the beneficial ownership of TSG Holdings Corp., as of October 1, 2004, by (i) each person or entity known to us to own more than 5% of any class of TSG Holdings Corp.'s outstanding securities, (ii) each known member of our board of directors and each of our named executive officers and (iii) all of the members of the board of directors and executive officers as a group. TSG Holdings Corp.'s outstanding securities consist of about 539,600 shares of TSG Holdings Corp. common stock and about 45,327 shares of TSG Holdings Corp. preferred stock, the terms of which are described in more detail below. To our knowledge, each of such stockholders will have sole voting and investment power as to the stock shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulation promulgated under the Exchange Act.

	Number and Percent of Shares of TSG Holdings Corp.(1)
	Preferred Stock		Common Stock
	Number	Percent	Number	Percent
Greater than 5% Stockholders:
Bruckmann, Rosser, Sherrill & Co. II, L.P.(2) 126 East 56th Street New York, New York 10022	19,209.704	42.4%	228,687	42.4%
Funds affiliated with Jefferies Capital Partners(3) 520 Madison Avenue, 12th Floor New York, New York 10022	19,209.704	42.4%	228,687	42.4%
Named Executive Officers and Directors:
John A. Saxton(4)(5)	1,340.426	3.0%	15,957	3.0%
Robert M. Jakobe(4)(6)	89.362	*	1,064	*
Patricia A. Stricker(4)	27.999	*	333	*
Joan B. Weisman(4)	67.021	*	798	*
G. Paul Bozuwa(4)	268.085	*	3,191	*
Christopher A. Pierce(4)	3,096.224	6.8%	36,860	6.8%
Thomas J. Baldwin(7)(8)	19,209.704	42.4%	228,687	42.4%
Nicholas Daraviras(9)	—	—	—	—
Craig H. Deery(4)	244.616	*	2,912	*
Gary T. DiCamillo(4)	268.085	*	3,191	*
J. Rice Edmonds(7)	—	—	—	—
J. M. Dryden Hall, Jr.(4)	89.362	*	1,064	*
James L. Luikart(9)(10)	19,209.704	42.4%	228,687	42.4%
Nicholas R. Sheppard(7)	—	—	—	—
George A. Whaling(4)	272.040	*	3,239	*
All executive officers and directors as a group (20 persons)	44,876.841	99.0%	534,248	99.0%

* indicates less than 1%

(1)
Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)
Bruckmann, Rosser, Sherrill & Co. II, L.P. (the "BRS Fund") is a private equity investment fund managed by Bruckmann, Rosser, Sherrill & Co., LLC. BRSE, L.L.C. ("BRSE") is the general partner of the BRS Fund and by virtue of such status may be deemed to be the beneficial owner of the shares owned by the BRS Fund. BRSE has the power to direct the BRS Fund as to the voting and disposition of shares held by the BRS Fund. No single person controls the voting and dispositive power of BRSE with respect to the shares owned by the BRS Fund. Bruce Bruckmann, Harold O. Rosser, Stephen C. Sherrill, Paul D. Kaminski and Thomas J. Baldwin are the managers of BRSE, and none of them individually has the power to direct or veto the voting or disposition of shares owned by the BRS Fund. BRSE expressly disclaims beneficial ownership of the shares owned by the BRS Fund. Each of Messrs. Bruckmann, Rosser, Sherrill, Kaminski and Baldwin expressly disclaims beneficial ownership of the shares owned by the BRS Fund. Also includes (a) 25.049 and 5.763 shares of TSG Holdings Corp. preferred stock held by Julie Frist and Marilena Tibrea, respectively, and (b) 298 and 69 shares of TSG Holdings Corp. common stock held by Julie Frist and Marilena Tibrea, respectively. Ms. Frist and Ms. Tibrea are former employees of BRS and BRS retains voting control of the shares of TSG Holdings Corp. preferred stock and TSG Holdings Corp. common stock held by them.

(3)
Consists of (a) 13,385.226 shares of TSG Holdings Corp. preferred stock held by ING Furman Selz Investors III L.P., 4,729.477 shares of TSG Holdings Corp. preferred stock held by ING Barings U.S. Leveraged Equity Plan LLC and 1,095.001 shares of TSG Holdings Corp. preferred stock held by ING Barings Global Leveraged Equity Plan Ltd. and (b) 159,348 shares of TSG Holdings Corp. common stock held by ING Furman Selz Investors III L.P., 56,303 shares of TSG Holdings Corp. common stock held by ING Barings U.S. Leveraged Equity Plan LLC and 13,036 shares of TSG Holdings Corp. common stock held by ING Barings Global. Leveraged Equity Plan Ltd. ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. are private equity investment funds managed by Jefferies Capital Partners. Brian P. Friedman and Mr. Luikart are the Managing Members of JCP and may be considered the beneficial owners of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd., but each of Messrs. Friedman and Luikart expressly disclaim beneficial ownership of such shares, except to the extent of each of their pecuniary interests therein.

(4)
The address of each of Mr. Saxton, Mr. Jakobe, Ms. Stricker, Ms. Weisman, Mr. Bozuwa, Mr. Pierce, Mr. Deery, Mr. DiCamillo, Mr. Hall and Mr. Whaling is c/o The Sheridan Group, Inc., 11311 McCormick Road, S260, Hunt Valley, Maryland 21031.

(5)
All shares are owned by LMWW Custodian FBO John A. Saxton Roll-over IRA. Mr. Saxton may be deemed to beneficially own such shares.

(6)
All shares are owned by LMWW Custodian FBO Robert M. Jakobe Roll-over IRA. Mr. Jakobe may be deemed to beneficially own such shares.

(7)
The address of each of Mr. Baldwin, Mr. Edmonds and Mr. Sheppard is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022.

(8)
Consists of 19,209.704 shares of TSG Holdings Corp. preferred stock and 228,687 shares of TSG Holdings Corp. common stock owned and/or controlled by the BRS Fund. Mr. Baldwin may be deemed to share beneficial ownership of the shares owned of record and/or controlled by the BRS Fund by virtue of his status as a manager of BRSE, but he expressly disclaims such beneficial ownership of the shares owned and/or controlled by the BRS Fund. The members and managers of

  BRSE share investment and voting power with respect to securities owned and/or controlled by the BRS Fund, but no individual controls such investment or voting power.

(9)
The address of each of Mr. Daraviras and Mr. Luikart is c/o Jefferies Capital Partners, 520 Madison Avenue, 12th Floor, New York, New York 10022.

(10)
Consists of 19,209.704 shares of TSG Holdings Corp. preferred stock and 228,687 shares of TSG Holdings Corp. common stock owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. Mr. Luikart is a Managing Member of JCP and may be considered the beneficial owner of such shares, but he expressly disclaims such beneficial ownership of the shares owned by ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd., except to the extent of his pecuniary interest therein.

  TSG Holdings Corp. Preferred Stock

        TSG Holdings Corp.'s Certificate of Incorporation provides that TSG Holdings Corp. may issue 100,000 shares of preferred stock, 75,000 of which is designated as 10% Series A Cumulative Compounding Preferred Stock and 25,000 of which is undesignated. TSG Holdings Corp. preferred stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and will accrue at a rate of 10%, compounding annually. As of October 1, 2004, there are issued and outstanding about 45,327 shares of TSG Holdings Corp. preferred stock.

        Except as otherwise required by law, the TSG Holdings Corp. preferred stock is not entitled to vote. TSG Holdings Corp. may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the TSG Holdings Corp. preferred stock (including the common stock) ("Junior Stock") unless all cumulative dividends on the TSG Holdings Corp. preferred stock have been paid in full. Upon liquidation, dissolution or winding up of TSG Holdings Corp., holders of TSG Holdings Corp. preferred stock are entitled to receive out of the legally available assets of TSG Holdings Corp., before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of TSG Holdings Corp. preferred stock, plus all accrued and unpaid dividends to the date of final distribution. If the available assets are insufficient to pay the holders of the outstanding shares of TSG Holdings Corp. preferred stock in full, the assets, or the proceeds from the sale of the assets, will be distributed ratably among the holders. The TSG Holdings Corp. preferred stock is not redeemable.

  TSG Holdings Corp. Common Stock

        The Certificate of Incorporation of TSG Holdings Corp. provides that TSG Holdings Corp. may issue 1,000,000 shares of TSG Holdings Corp. common stock. About 539,600 shares of TSG Holdings Corp. common stock are issued and outstanding as of October 1, 2004. The holders of TSG Holdings Corp. common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summary of certain provisions of the instruments evidencing our material indebtedness (other than the notes) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

  Working Capital Facility

        Concurrently with the closing of the Buyout Transactions, we entered into a working capital facility with Fleet National Bank. Concurrently with the closing of the Dingley Transactions, we amended our working capital facility. This amendment, among other things, increased our borrowing availability from $18.0 million to $30.0 million and provided for other lenders under our working capital facility. The terms of our working capital facility, as amended, are substantially as set forth below.

        Availability.    Revolving advances are available from the lenders in an aggregate principal amount of up to $30.0 million, subject to a borrowing base test. We are able to repay and re-borrow such advances until the maturity date. The facility consists of a revolving loan facility (with a letter of credit sublimit), a swing loan facility and a banker's acceptance facility.

        Term.    Our working capital facility has an initial term of five years from the closing date of the Buyout Transactions.

        Guarantees and Security.    Our working capital facility is guaranteed by all of our domestic subsidiaries and secured by substantially all of the guarantors' assets, subject to permitted liens and other limitations, including the prior lien on all of the issuers' and the guarantors' property, plant and equipment under the notes and the guarantees. Pursuant to the intercreditor agreement described below, (i) in the case of property, plant and equipment, the security interest securing the notes and the guarantees will be prior to the security interest securing borrowings under our working capital facility and (ii) in the case of the other assets of the issuer and the guarantors, the security interest securing the notes and the guarantees will be contractually subordinated to the security interest securing borrowings under our working capital facility.

        Interest.    Interest will accrue on borrowings under our working capital facility at floating rates equal to (i) the higher of the prime rate of interest announced by Fleet National Bank from time to time and the sum of the Federal funds effective rate plus 0.5% per annum or (ii) a eurodollar rate based on the London interbank offered rate for deposits as reported by any generally recognized financial information reporting service plus 1.75% per annum.

        Fees.    Our working capital facility contains certain customary fees.

        Covenants.    Our working capital facility contains various affirmative and negative covenants customary for similar working capital facilities, which, among other things, limit the incurrence of additional indebtedness, the making of distributions, investments, loans and advances, the entering into of transactions with affiliates or acquisitions, dispositions or mergers, the granting of loans and the sale of assets. Our working capital facility also requires satisfaction of certain financial terms including an interest coverage ratio and a requirement to maintain a minimum EBITDA (as defined in our working capital facility).

        Events of Default.    Our working capital facility also contains customary events of default, including, but not limited to:

  •
  non-payment of principal, interest or fees;

  •
  violations of certain covenants;

  •
  certain bankruptcy-related events;

  •
  inaccuracy of representations and warranties in any material respect; and

  •
  cross defaults with certain other material indebtedness and agreements, including, without limitation, the indenture governing the notes.

  Intercreditor Agreement

        The trustee under the indenture for the notes (as secured party) and the lenders under our working capital facility entered into an intercreditor agreement concurrently with the closing of the sale of the 2003 Notes and our working capital facility, substantially in the form of the intercreditor agreement attached as an exhibit to the indenture. The intercreditor agreement, among other things, (i) in the case of property, plant and equipment, contractually subordinates the security interest securing borrowings and guarantees under our working capital facility to the security interest securing the notes and the guarantees and (ii) in the case of the other assets of the issuer and the guarantors, contractually subordinates the security interest securing the notes and the guarantees to the security interest securing borrowings and guarantees under our working capital facility. See the "Description of Notes—Collateral—Intercreditor Agreement."

THE EXCHANGE OFFER

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

Purpose and Effect of the Exchange Offer

        We issued and sold the old notes to the initial purchaser on May 25, 2004. The initial purchaser subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we and the initial purchaser entered into a registration rights agreement dated May 25, 2004 under which we agreed:

  •
  on or before August 23, 2004, to prepare and file with the SEC a registration statement relating to the exchange of the old notes which this prospectus is a part;

  •
  on or before November 21, 2004, to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act;

  •
  upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

  •
  to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

        The registration statement is intended to satisfy in part our obligations relating to the old notes under the registration rights agreements.

        Under existing interpretations of the SEC, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

  •
  it is acquiring the new notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  it is not our affiliate, as that term is interpreted by the SEC.

        However, with respect to broker-dealers, only those that acquired the old notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The SEC has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreements, we are required to allow broker-dealers receiving new notes in the exchange offer to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Old Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on November 23, 2004, unless extended by us, in our sole discretion.

        As of the date of this prospectus, $60.0 million aggregate principal amount of the old notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about October 25, 2004 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under "—Conditions to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        Holders of old notes do not have any appraisal or dissenters' rights under the Maryland General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

        The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to The Bank of New York at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

  •
  certificates for the old notes along with the Letter of Transmittal; or

  •
  prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedure described below.

        The method of delivery of old notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or old notes to us.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

  •
  for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes before the expiration date of the exchange offer, except as required by law. Any waiver in respect of any condition of the exchange offer will apply to all old notes tendered. The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

        If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder of old notes will represent to us in writing that, among other things:

  •
  the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

  •
  neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company.

        If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

        If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person may not participate in the exchange offer.

        If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes properly tendered and will issue the new notes in exchange for all properly tendered old notes promptly after the expiration date of the exchange offer. See "—Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent.

        The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with The Depository Trust Company) promptly after the expiration of the exchange offer.

Book-Entry Transfer

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

        We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may utilize The Depository Trust Company's Automated Tender Offer Program to tender old notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account for the old notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. However, the exchange of the old notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that The Depository Trust Company has received an express acknowledgment from a participant tendering old notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

  •
  the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

  •
  prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed

    Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

  •
  specify the name of the person having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn (including the principal amount of the old notes); and

  •
  where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine in our reasonable discretion that:

  •
  the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

We do not know of any laws, other federal and state securities laws, that would be implicated by the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion prior to the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at the address set forth below:

The Bank of New York
Reorganization Department
101 Barclay Street - 7E
New York, NY 10286
Attn: David Mauer

        Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

The Bank of New York
Reorganization Department
101 Barclay Street - 7E
New York, NY 10286
Attn: David Mauer

        Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange; Resales of New Notes

        Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Old notes not exchanged in accordance with the exchange offer will continue to accrue interest at 10 1/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters' rights under the Maryland General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Based on interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption)

without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." We have not requested the staff of the SEC to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

        In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

DESCRIPTION OF NOTES

        We sold the 10 1/4% Senior Secured Notes due 2011 (the "Notes") as part of the financings used to consummate the Buyout and the Dingley Acquisition. Notes in the aggregate principal amount of $105.0 million (the "2003 Notes") were issued as a part of the financing used to consummate the Buyout. Notes in the aggregate principal amount of $60.0 million (the "2004 Notes") were issued as a part of the financing used to consummate the Dingley Acquisition. The Notes were issued under an indenture (the "Indenture") dated as of August 21, 2003 among The Sheridan Group, Inc., the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"), as amended from time to time. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The issuance of the 2003 Notes occurred simultaneously with the consummation of the Buyout, our entry into the Credit Agreement and the consummation of the other Buyout Transactions. The issuance of the 2004 Notes occurred simultaneously with the consummation of the Dingley Acquisition and the consummation of the other Dingley Transactions.

        The 2004 Notes constituted "Additional Notes" under the Indenture and have the same terms as the 2003 Notes. The 2003 Notes, the 2004 Notes and any Additional Notes issued in the future will constitute the same series of notes and will vote together as one series on all matters with respect to the Notes, including with respect to the provisions of the Indenture described below under "Amendments, Supplements and Waivers." Unless the context requires otherwise, in this section Notes means the 2003 Notes, the 2004 Notes and any Additional Notes issued pursuant to the Indenture.

        This Description of Notes summarizes the material provisions of the Indenture, the Registration Rights Agreement and the Collateral Agreements. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act because they, and not this description, define your rights as a Holder of Notes. Wherever particular provisions of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement, the Collateral Agreements and the Trust Indenture Act are referred to in this Description of Notes, such provisions are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference. Copies of the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Collateral Agreements are available from us as described below under the section of this prospectus entitled "Available Information."

        You can find the definitions of certain terms used in this Description of Notes under "Certain Definitions" and throughout this Description of Notes. As used in this Description of Notes, all references to the "Company," "we," "our" or "us" mean The Sheridan Group, Inc., and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries.

  Brief Description of the Notes and the Guarantees

  The Notes

        The terms of the new Notes are the same as the terms of the old Notes in all material respects except that:

  •
  the new Notes will be registered under the Securities Act;

  •
  the new Notes will not bear legends restricting their transfer under the Securities Act; and

  •
  holders of the new Notes are not entitled to certain rights under the registration rights agreements.

        The new Notes and the old Notes are treated as one series of the Notes under the Indenture, and references in the following summary to the Notes should read to incorporate the old Notes and the new Notes.

        The Notes are:

  •
  our general obligations;

  •
  ranked senior in right of payment to all of our existing and future Subordinated Indebtedness;

  •
  fully and unconditionally guaranteed on a joint and several basis by the Guarantors; and

  •
  secured by a security interest in substantially all of our assets, subject to some important limitations and exceptions, as described below under "Collateral."

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

        The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. None of the Subsidiaries are currently Unrestricted Subsidiaries. However, under the circumstances described below under "Certain Definitions—Unrestricted Subsidiaries," we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

  The Guarantees

        The Notes will be jointly and severally, irrevocably and unconditionally, guaranteed (the "Guarantees") on a senior basis by each of our present and future Subsidiaries other than any Foreign Subsidiaries (the "Guarantors"). We do not currently have any Foreign Subsidiaries.

        The Guarantees will be secured by a security interest in substantially all of the assets of the Guarantors, subject to some important limitations and exceptions, as described below under "Collateral." The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Certain Bankruptcy Limitations" below.

  Collateral

        The Notes and the Guarantees, respectively, will be secured by a security interest in substantially all of our and the Guarantors' assets, in each case, subject to some important limitations and exceptions.

        The assets securing the Notes and the Guarantees also will secure borrowings under the Credit Agreement up to the greater of $20.0 million or the borrowing base described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" below, the only difference being the relative priority of the liens as between the Trustee, as collateral agent (in such capacity, the "Notes Collateral Agent"), for the benefit of the Holders of the Notes, and the collateral agent, if any, or the lender under the Credit Agreement (the "Bank Collateral Agent") in certain portions of such assets. In accordance with the Collateral Agreements and the Intercreditor Agreement described below, the Notes Collateral Agent, for the benefit of the Holders of the Notes, will have a security interest, senior to the security interest securing borrowings under the Credit Agreement, in all of our and the Guarantors' real property, fixtures and "equipment" (as defined in the Uniform Commercial Code), including the proceeds from any permitted disposition of such real property, fixtures and equipment (the "Notes Priority Collateral"), and will have a security interest, subordinated to the security interest securing borrowings under the Credit Agreement, in substantially all of our and the Guarantors' other assets (the "Bank Priority Collateral"). However, to the extent that portions of the collateral securing borrowings under the Credit Agreement consist of assets that are not perfected by filing a UCC financing statement, or that require that we or any Guarantor, as applicable, cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, we or such Guarantor, as applicable, are unable to cause the Notes Collateral Agent to obtain such control or possession), such portions of the collateral securing borrowings under the Credit Agreement may not constitute part of the Collateral securing the Notes.

        Other exceptions and limitations include the following:

  •
  The Collateral will not include assets secured by Purchase Money Obligations permitted to be incurred under the Indenture.

  •
  The Collateral will not include any assets, agreements, leases, permits or licenses or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties and such consent has not been obtained after we have used commercially reasonable efforts to try to obtain such consent.

  •
  The Collateral will not include any Capital Stock, securities or other payment rights of a Subsidiary, except to the extent described in the paragraphs below.

  •
  The Collateral also will not include certain other assets, as described in the definition of "Excluded Assets."

  •
  In addition, to the extent that any of the Collateral is subject to any other Permitted Liens, the security interests securing the Notes and the Guarantees will not be the exclusive Lien on such Collateral, and some or all of these Permitted Liens may be prior to the Liens granted to the Notes Collateral Agent for the benefit of the Holders of the Notes.

        The Capital Stock, securities and other payment rights of the Subsidiaries will constitute Collateral only to the extent that such Capital Stock, securities and other payment rights can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary's Capital Stock, securities or other payment rights secure the Notes, then the Capital Stock, securities or other payment rights of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the Liens on the shares of Capital Stock, securities or other payment rights that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock, securities and other payment rights to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock, securities and other payment rights of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Collateral Agreements such additional Capital Stock, securities and other payment rights.

        In accordance with the foregoing limitations, as of the Reference Date, the Collateral included shares of Capital Stock of the Guarantors only to the extent that the Applicable Value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Reference Date, however, the portion of the Capital Stock of such Subsidiaries constituting Collateral may decrease or increase as described above. Such shares of Capital Stock would also constitute part of the Bank Priority Collateral (as described above), and therefore the Notes Collateral Agent, for the benefit of the Holders of the Notes, would have a security interest in such shares of Capital Stock that would be subordinated to the security interest therein securing borrowings under the Credit Agreement, and only if such security interest could be perfected, after commercially reasonable efforts, by means other than filing, control or possession, as described above. In addition, the Bank Priority Collateral will include 100% of the shares of Capital Stock of the Guarantors because the limitations described in the immediately preceding paragraph would not apply.

        In the case of Foreign Subsidiaries, if any, the Collateral will be limited to a pledge of 65% of the Voting Equity Interests of such Foreign Subsidiary held directly by us or any domestic Subsidiary, 100% of the nonvoting Equity Interests of such Foreign Subsidiary held directly by us or any domestic Subsidiary and 100% of any intercompany Indebtedness owed by such Foreign Subsidiary to the Company or any of the Guarantors. Such Voting Equity Interests, if any, would also constitute part of Bank Priority Collateral, and therefore the Notes Collateral Agent, for the benefit of the Holders of the Notes, would have a security interest in such assets that would be subordinated to the security interest therein securing borrowings under the Credit Agreement, and only if such security interest could be perfected, after commercially reasonable efforts, by means other than filing, control or possession, as described in the preceding paragraph.

        We and the Guarantors will enter into such agreements (including, without limitation, security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements (collectively, the "Collateral Agreements")) as are necessary to provide for the grant of a security interest in or pledge of the Collateral to the Notes Collateral Agent, for the benefit of the Holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of us and the Guarantors under the Indenture, the Notes, the Guarantees and the Collateral Agreements.

  Credit Agreement

        We entered into a new $18.0 million Credit Agreement concurrently with the sale of the 2003 Notes. Concurrently with the closing of the sale of the 2004 Notes and the Dingley Acquisition, we amended the Credit Agreement. This amendment, among other things, increased our borrowing availability from $18.0 million to $30.0 million and provided for other lenders under the Credit Agreement. The Credit Agreement is secured by substantially the same assets as those securing our and the Guarantors' Obligations under the Indenture, the Notes, the Guarantees and the Collateral Agreements (subject to the exceptions and limitations described above). The relative priorities of the security interests granted in our and the Guarantors' assets pursuant to the Indenture and the Credit Agreement are governed by an intercreditor agreement, more fully described below under "Intercreditor Agreement." In the event any trust account is established in connection with a defeasance of the Notes, such trust account and any financial assets or funds credited thereto will not constitute collateral securing the Credit Agreement or any other of our or the Guarantors' indebtedness. See "Legal Defeasance and Covenant Defeasance."

  Intercreditor Agreement

        Concurrently with the closing of the sale of the 2003 Notes and the Credit Agreement, we, the administrative agent under the Credit Agreement and the Bank Collateral Agent, if any, on behalf of the lenders thereunder or the lender, on behalf of itself (acting in such capacities or capacity, the "Revolver Agents"), and the Notes Collateral Agent, on behalf of the Holders of the Notes, entered into an intercreditor agreement, as it may be amended from time to time in accordance with the Indenture (the "Intercreditor Agreement"), which defines the rights of the Revolver Agents and the lenders under the Credit Agreement in relation to the rights of the Notes Collateral Agent and the Holders of Notes with respect to the Notes Priority Collateral and the Bank Priority Collateral.

        The Intercreditor Agreement provides that, upon any distribution from the Bank Priority Collateral to our or the Guarantors' creditors, whether in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the Guarantors, or our or the Guarantors' property comprising any of the Bank Priority Collateral, an enforcement action relating to the Bank Priority Collateral, an assignment for the benefit of creditors or any marshalling of our or the Guarantor's assets and liabilities comprising any of the Bank Priority Collateral, the lenders under the Credit Agreement will be entitled to receive payment in full in cash of all obligations due thereunder (including interest after the commencement of any such proceeding at the rate specified in the Credit Agreement) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes in connection with the Bank Priority Collateral, and until all obligations with respect to the Credit Agreement are paid in full in cash, any distribution from the Bank Priority Collateral to which the Holders of the Notes would be entitled shall be made to the lenders under the Credit Agreement. Similarly, the Intercreditor Agreement also provides that, upon any distribution from the Notes Priority Collateral to our or the Guarantors' creditors, whether in a liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the Guarantors, or our or the Guarantors' property comprising any of the Notes Priority Collateral, an enforcement action relating to the Notes Priority Collateral, an assignment for the benefit of creditors or any marshalling of our or the Guarantor's assets and liabilities comprising any of the Notes Priority Collateral, the Holders of the Notes will be entitled to receive payment in full in cash of all Obligations due under the Indenture, the Notes and the Guarantees (including interest after the commencement of any such proceeding at the rate specified in the Indenture) before the lenders under the Credit Agreement will be entitled to receive any payment with respect thereto in connection with the Notes Priority Collateral, and until all obligations with respect to the Indenture, the Notes and the Guarantees are paid in full in cash, any distribution from the Notes Priority Collateral to which the lenders under the Credit Agreement would be entitled shall be made to the Holders of the Notes.

        The Indenture requires us to promptly notify the Revolver Agents of the receipt from the Trustee of an acceleration notice following an Event of Default under the Indenture, and similarly, the documentation governing the Credit Agreement requires us to promptly notify the Trustee of the receipt from a Revolver Agent of an acceleration notice following an event of default under the Credit Agreement. Under the Intercreditor Agreement, the Revolver Agents acknowledge that the security interest granted to the Notes Collateral Agent in the Notes Priority Collateral is prior to the security interest granted to the Bank Collateral Agent in the Notes Priority Collateral. Similarly, the Notes Collateral Agent acknowledges that the security interest granted to the Bank Collateral Agent in the Bank Priority Collateral is prior to the security interest granted to the Notes Collateral Agent in the Bank Priority Collateral.

        The Intercreditor Agreement contains other provisions relating to the relative rights of the Bank Collateral Agent and the Notes Collateral Agent, and the lenders under the Credit Agreement and the Holders of the Notes, including (i) mutual waivers to contest the validity, priority and enforceability of each other's first-priority Liens with respect to the collateral, (ii) mutual agreements to release junior liens on certain collateral if the senior secured party releases its senior lien on such collateral in accordance with the Indenture or the Credit Agreement, as applicable, (iii) a waiver by the Notes Collateral Agent and the Holders of the Notes of the right to contest debtor-in-possession financing provided by the lender or lenders under the Credit Agreement (or a designee of such lender or lenders) and secured by Bank Priority Collateral or the use of Bank Priority Collateral consisting of cash collateral, in each case as proposed by the administrative agent, if any, or lender under the Credit Agreement, on the grounds of inadequate protection, and (iv) such other provisions as may be reasonable to allow the parties to realize the benefits of their collateral, including certain limited rights of access to the collateral.

        Each Holder of the Notes, by accepting a Note will acknowledge the Lien that the Bank Collateral Agent, for the benefit of the lenders under the Credit Agreement, will have on the Bank Priority Collateral (up to the greater of $20.0 million or the borrowing base described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" below), and will agree to all of the terms of the Intercreditor Agreement, as it may be amended from time to time. Similarly, each lender under the Credit Agreement, by entering into the credit agreement and other documentation relating thereto, will acknowledge the Lien that the Notes Collateral Agent, for the benefit of the Holders of the Notes, will have on the Notes Priority Collateral, and will also agree to all of the terms of the Intercreditor Agreement, as it may be amended from time to time.

        The foregoing mutual acknowledgments of priorities and other agreements set forth in the Intercreditor Agreement will not be affected by:

  •
  the order, time or manner of attachment, perfection or recording of the Lien of the Bank Collateral Agent or the Notes Collateral Agent;

  •
  any refinancing of or amendments to the terms of or any assignments under the Credit Agreement or the Indenture or any other documents governing our obligations to either the lenders under the Credit Agreement or the Holders of the Notes to the extent any such amendment or refinancing is permitted under the Indenture and the Credit Agreement; or

  •
  any action or inaction of either of the Revolver Agents or the Notes Collateral Agent with respect to the Collateral.

        Following any Event of Default under the Indenture, the Intercreditor Agreement provides that, if any obligations under the Credit Agreement remain outstanding or the commitments thereunder have not been terminated, the Trustee and the Holders of the Notes will not have the right to, with respect to the Bank Priority Collateral, (i) exercise any right of set-off, (ii) exercise any right of possession or attach, seize or realize on any of such collateral, or (iii) exercise any right under the Uniform Commercial Code or otherwise available by agreement or under applicable law, including the right of strict foreclosure. Similarly, following any event of default under the Credit Agreement, the Intercreditor Agreement provides that, if any obligations under the Indenture, the Notes or the Guarantees remain outstanding, no Revolver Agent or lender under the Credit Agreement will have the right to, with respect to the Notes Priority Collateral, (i) exercise any right of set-off, (ii) exercise any right of possession or attach, seize or realize on any of such collateral, or (iii) exercise any right under the Uniform Commercial Code or otherwise available by agreement or under applicable law, including the right of strict foreclosure.

  Release of Collateral

        Upon the full and final payment and performance of all our Obligations under the Indenture and the Notes, the Collateral Agreements will terminate, and the Liens granted thereunder on the

Collateral will be released. In addition, the Notes Collateral Agent shall release the Lien created by the Indenture and the Collateral Agreements with respect to:

  •
  Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture, the Collateral Agreements and the Intercreditor Agreement; provided that the Notes Collateral Agent will not release such Liens in the event that the transaction is subject to the covenant "Limitation on Merger, Sale or Consolidation," and provided further that all products and proceeds of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral;

  •
  Collateral that is released with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes as provided under "Amendments, Supplements and Waivers;"

  •
  Bank Priority Collateral if sold or otherwise disposed of in connection with an enforcement of rights or remedies by the Bank Collateral Agent as more fully described in the Intercreditor Agreement;

  •
  Bank Priority Collateral that is released by the Bank Collateral Agent in accordance with the terms of the Credit Agreement and the Intercreditor Agreement;

  •
  all Collateral upon defeasance of the Indenture in accordance with the provisions under "Legal Defeasance and Covenant Defeasance" or discharge of the Indenture in accordance with the provisions under "Satisfaction and Discharge;" and

  •
  Collateral of a Guarantor whose Guarantee is released in accordance with the Indenture and the Collateral Agreements;

provided, in each case, that the Notes Collateral Agent has received all documentation required by the Trust Indenture Act in connection therewith.

        In the event any trust account is established in connection with a defeasance of the Notes, such trust account and any financial assets or funds credited thereto will not constitute collateral securing the Credit Agreement or any other of our or the Guarantors' indebtedness. See "Legal Defeasance and Covenant Defeasance."

        In the case of an event of default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy our obligations under the Notes in full. See "Risk Factors—Risks Related to the New Notes—Value of Collateral."

  Certain Bankruptcy Limitations

        We conduct a substantial portion of our business through Subsidiaries, which will guarantee our Obligations with respect to the Notes, and may in the future conduct business through Unrestricted Subsidiaries (of which there currently are none), which will not guarantee the Notes. See "Risk Factors."

        Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Under federal or state fraudulent transfer laws, however, in certain circumstances a court may avoid (i.e., cancel) a Guarantee. If a court avoided a Guarantor's Guarantee, we cannot assure you that the assets of the other Guarantors would be sufficient to pay all amounts due on the Notes. See "Risk Factors—Risks Related to the New Notes—Fraudulent Transfer Risks."

        If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to our assets and the assets of any remaining Guarantors for payment. There can be no assurance in that event that we and any remaining Guarantors would have sufficient assets to pay the outstanding principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes.

  Principal, Maturity and Interest; Additional Notes

        We initially issued Notes with a maximum aggregate principal amount of $105.0 million. The Indenture provides, in addition to the $105.0 million aggregate principal amount of 2003 Notes issued on the Reference Date and the $60.0 million aggregate principal amount of 2004 Notes issued on May 25, 2004, for the issuance of additional Notes in an unlimited principal amount having identical terms and conditions to the Notes (the "Additional Notes"), without the consent of Holders of previously issued Notes, subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The 2004 Notes are Additional Notes. Interest would accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. Except where stated otherwise, all references to Notes herein include the Additional Notes. We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

        The Notes will mature on August 15, 2011. The Notes will bear interest at the rate of 10 1/4 per annum from the date of issuance or from the most recent date to which fixed interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 1, 2004 in the case the 2003 Notes or August 15, 2004 in the case of the 2004 Notes, to the Persons in whose names such Notes are registered at the close of business on the February 1 or August 1 immediately preceding such Interest Payment Date (each, an "Interest Record Date"). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon our registry books (or by wire transfer to the accounts specified by them). See "Book-Entry; Delivery; Form and Transfer—Same Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of any Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

  Redemption of Notes at Our Option

  Optional Redemption Prior To August 15, 2007

        At any time prior to August 15, 2007, we may redeem the Notes for cash at our option, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of 105.125% of the principal amount of the Notes being redeemed and scheduled payments of interest on such Notes to and including August 15, 2007 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by the Company as having a maturity comparable to the remaining term of the Notes (as if the final maturity of the Notes was August 15, 2007) that would be utilized at the time of the selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (as if the final maturity of the Notes was August 15, 2007).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in The City of New York (a "Primary Treasury Dealer") selected by the Company.

  Optional Redemption On or After August 15, 2007

        At any time on or after August 15, 2007, we may redeem the Notes for cash at our option, in whole or in part, at any time and from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 15 of the years indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the date of redemption of the Notes (the "Redemption Date"):

Year	Percentage
2007	105.125%
2008	102.563%
2009 and thereafter	100.000%

        In addition, at any time on or prior to August 15, 2006, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 110.250% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Reference Date remain outstanding.

        If the Redemption Date is on or after an Interest Record Date, and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

  Selection and Notice

        In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the Redemption Date to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest (and Liquidated Damages, if any) will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

  Mandatory Redemption

        The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

  Offers to Repurchase the Notes

        Under certain circumstances, as described below, we may be required to offer to purchase Notes. In addition, we may at any time and from time to time offer to purchase Notes in the open market or otherwise. In any such case, Holders shall have the option, but shall not be obligated, to accept our offer and require us to repurchase all or a portion of their Notes.

  Repurchase of the Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer by us (subject only to conditions required by applicable law, if any) (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date.

        In order to effect the Change of Control Offer, we shall, not later than the 30th day after the occurrence of the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer (the "Change of Control Notice"), describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on a date (the "Change of Control Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Change of Control Notice is mailed, pursuant to the procedures required by the Indenture and described in the

Change of Control Notice. On the Change of Control Purchase Date, to the extent lawful, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means:

  (1)
  (A)     prior to the first public offering of common stock of the Company, one or more Permitted Holders, in the aggregate, cease to be entitled, by "beneficial ownership" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as described in the proviso below) of the Company's Voting Equity Interests, contract or otherwise, to elect or designate for election a majority of the Company's Board of Directors, or cease to beneficially own a majority of the aggregate voting power of the Company's Voting Equity Interests, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise, provided that for purposes of this clause (A) and clause (B) below, the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of any entity held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a majority of the voting power of the Voting Equity Interests of such parent entity, or

  (B)
  after the first public offering of common stock of the Company after the Reference Date, (i) any Person, other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (B) such Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the aggregate voting power of our Voting Equity Interests, and (ii) one or more Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as described in the proviso to clause (A) above), directly or indirectly, in the aggregate a lesser percentage of the aggregate voting power of the Company's Voting Equity Interests than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors,

  (2)
  the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office,

  (3)
  the Company adopts a plan of liquidation, or

  (4)
  any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all of the Company's assets (determined on a consolidated basis) to another Person (other than, in all such cases, one or more Permitted Holders) other than:

  (A)
  in the case of a merger or consolidation transaction, holders of securities that represented 100% of the aggregate voting power of the Company's Voting Equity Interests immediately prior to such transaction (together with holders of nonvoting securities that were convertible into the Company's Voting Equity Interests immediately prior to such transaction) own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors, or

    (B)
    in the case of a sale of assets transaction, each transferee is Holdco (provided, that immediately after such transaction, Holdco is controlled by one or more Permitted Holders) or a Permitted Holder.

        As used in this covenant, "Person" (including any group that is deemed to be a "Person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, we will:

  (1)
  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date of all Notes so tendered, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Change of Control Purchase Date, and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

        The occurrence of the events constituting a Change of Control under the Indenture could result in an event of default under the Credit Agreement and under our and our subsidiaries' other credit facilities and debt instruments. Following such an event of default under the Credit Agreement, the lenders under the Credit Agreement or such other credit facilities and debt instruments would have the right to require the immediate repayment of the indebtedness thereunder in full, and may have the right to require such repayment prior to the Change of Control Purchase Date on which we would be required to repurchase the Notes.

        The Credit Agreement also provides that the occurrence of a "change of control" (as defined in the Credit Agreement) will constitute an event of default under the Credit Agreement. The definition of "change of control" under the Credit Agreement may be broader than that in the Indenture. Thus, the lenders under the Credit Agreement may be entitled to require repayment of the indebtedness thereunder due to events constituting a "change of control" (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. However, such events may constitute an Event of Default under the Indenture.

        No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect Holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving our management or our affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of the Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Subsidiaries, whether by us or any of the Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of the Subsidiaries (other than (i) directors' qualifying shares and (ii) Equity Interests of Foreign Subsidiaries issued, sold or transferred to foreign shareholders if ownership of such Equity Interests by such foreign shareholders is required by applicable laws in the jurisdiction where such Foreign Subsidiary is organized or conducts its business) and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale"), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets:

  (1)
  at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and

  (2)
  our Board of Directors determines in reasonable good faith that we will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

provided, however, that the 75% limitation set forth in clause (1) above shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to our Board of Directors and the Trustee that the after-tax cash portion of the consideration to be received by us or such Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (1) above.

        For purposes of clause (1) of the preceding paragraph, total consideration received means the total consideration received for such Asset Sales minus the amount of: (a) any liabilities (other than liabilities that are by their terms subordinated to the Notes and the Guarantees) of us or any

Subsidiary that are assumed by a transferee, provided, that we and the Subsidiaries are fully released or indemnified from obligations in connection therewith, and (b) property that within 90 days of such Asset Sale is converted into cash or Cash Equivalents, provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        Within 360 days following such Asset Sale (the "360-Day Period"), Net Cash Proceeds therefrom (the "Asset Sale Amount"), if used, shall be:

  (a)
  (i) used to retire and permanently reduce Indebtedness incurred under the Credit Agreement (other than the repayment of Indebtedness incurred under the Credit Agreement to fund the purchase of an asset which is sold by us within 90 days of its purchase pursuant to a sale-leaseback transaction); provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount, or (ii) to the extent that such Net Cash Proceeds are from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary, used to retire Indebtedness (other than Preferred Stock or any Indebtedness that is subordinate to or junior in right of payment to any other Indebtedness) of such Foreign Subsidiary;

  (b)
  (i) invested in assets or property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person which immediately following such acquisition becomes a Subsidiary and a Guarantor in a Related Business) (provided that any such investments in assets or property of Foreign Subsidiaries may be made only from Net Cash Proceeds from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary), or (ii) used to make a Permitted Investment pursuant to clause (d), (e), (f) or (g) of the definition thereof, in each case, which in the reasonable good faith judgment of our Board of Directors will immediately constitute or be a part of a Related Business of us or such Guarantor or Subsidiary, as applicable (if it continues to be or becomes a Guarantor or Subsidiary, as applicable) immediately following such transaction; or

  (c)
  any combination of the foregoing clauses (a) and (b).

        All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, we shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b) or (c).

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (a), (b) and (c) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes the Net Cash Proceeds in any manner that is not prohibited by the Indenture; provided, however, that we may not use the Net Cash Proceeds to make Restricted Payments other than Restricted Payments that are solely Restricted Investments or to make Permitted Investments pursuant to clause (a) of the definition thereof.

        When the Excess Proceeds equal or exceed $5.0 million, we shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date.

        In order to effect the Asset Sale Offer, we shall, promptly after expiration of the 360-Day Period following the Asset Sale that produced such Exceeds Proceeds, mail to each Holder of Notes notice of the Asset Sale Offer (the "Asset Sale Notice"), offering to repurchase the Notes on a date (the "Asset Sale Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Asset Sale Notice is mailed, pursuant to the procedures required by the Indenture and described in the Asset Sale Notice.

        On the Asset Sale Purchase Date, we shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") plus an amount equal to accrued and unpaid interest (and Liquidated Damages, if any) to the purchase of all Indebtedness properly tendered in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price together with accrued and unpaid interest (and Liquidated Damages, if any) to the Asset Sale Purchase Date. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

  (1)
  we and the Subsidiaries may, in the ordinary course of business, (A) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (B) liquidate Cash Equivalents;

  (2)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance the provisions of the Indenture described under "Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control" and/or the provisions described under "Certain Covenants—Limitation on Merger, Sale or Consolidation;"

  (3)
  we and the Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

  (4)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with a fair market value (or result in gross proceeds) of less than $1.0 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (4) exceed $5.0 million;

  (5)
  we and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any Guarantor;

  (6)
  Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any other Subsidiary;

  (7)
  we and the Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

  (8)
  we and the Subsidiaries may exchange any property or assets for Related Business Assets;

  (9)
  the Subsidiaries may issue Equity Interests to us or to any other Subsidiary; and

  (10)
  we and the Subsidiaries may make Permitted Investments pursuant to clause (d), (e), (f), (g) or (i) of the definition thereof and Restricted Investments that are not prohibited by the covenant described under "Limitation on Restricted Payments."

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the Asset Sale Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

  Certain Covenants

        The Indenture also contains certain covenants including, among others, the following:

  Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro formabasis to, such incurrence of such Indebtedness, and

  (2)
  on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.25 to 1.0 (the "Debt Incurrence Ratio"), then we and the Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the incurrence by us or any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to the greater of (a) $20.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock," and (b) the sum of (i) 85% of the net book value of accounts receivable of the Company and the Subsidiaries, and (ii) 50% of the net book value of inventory of the Company and the Subsidiaries, in the case of each of clauses (b)(i) and (ii), determined in accordance with GAAP, and including accounts receivable and inventory acquired with the proceeds of the substantially concurrent incurrence of Indebtedness under the Credit Agreement.

        Indebtedness of any Person which is outstanding at the time such Person becomes one of the Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with us or one of the Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Subsidiaries or is merged with or into or consolidated with us or one of the Subsidiaries as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by us or a Guarantor of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness.

        Upon each incurrence of Indebtedness, (i) we may designate pursuant to which provision of this covenant such Indebtedness is being incurred (and we may later redesignate such Indebtedness), (ii) we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (b) of the definition of Permitted Indebtedness.

  Limitation on Restricted Payments

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect on a pro forma basis to such Restricted Payment:

  (1)
  a Default or an Event of Default shall have occurred and be continuing,

  (2)
  we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

  (3)
  the aggregate amount of all Restricted Payments made by us and the Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Reference Date, would exceed, without duplication, the sum of:

  (a)
  50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Reference Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the SEC (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

  (b)
  the aggregate Net Cash Proceeds received by us from the sale of our Qualified Capital Stock after the Reference Date (other than (i) to one of the Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraphs, (iii) used as consideration to make a Permitted Investment pursuant to clause (h) of the definition thereof or (iv) issued upon the conversion or exchange of any Indebtedness of the Company or the Subsidiaries convertible or exchangeable for our Qualified Capital Stock as described in paragraph (c) below), plus

  (c)
  the amount by which Indebtedness of the Company or the Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by one of the Subsidiaries)

      subsequent to the Reference Date of any Indebtedness of the Company or the Subsidiaries convertible or exchangeable for our Qualified Capital Stock (less the amount of any cash, or the fair market value of any other property, distributed by us or any of the Subsidiaries upon such conversion or exchange), plus

    (d)
    except in each case to the extent any such payments or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction of Investments made (and that were treated as Restricted Payments) in any Person (including an Unrestricted Subsidiary) resulting from:

    (i)
    cash distributions on or cash repayments or redemptions of any Investment in such Person, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to us or any Subsidiary, and including, if such Person is an Unrestricted Subsidiary, cash dividends received by us or any of the Subsidiaries from such Unrestricted Subsidiary,

    (ii)
    the Net Cash Proceeds from the sale of any Investment in such Person, or

    (iii)
    if such Person is an Unrestricted Subsidiary, the redesignation of such Person as a Subsidiary valued in each case as provided in the definition of "Investments," and not to exceed, in each case, the aggregate amount of Investments previously made (and that were treated as Restricted Payments) by us or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

        The foregoing clauses (1), (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

    (a)
    the payment of reasonable and customary directors fees payable to, and indemnity provided on behalf of, our Board of Directors and the Boards of Directors of the Subsidiaries, indemnity provided on behalf of officers and employees of us and the Subsidiaries, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to our Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Reference Date (without giving effect to any amendment or supplement thereto or modification thereof),

    (b)
    any dividend, distribution or other payments by any of the Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

    (c)
    a Qualified Exchange,

    (d)
    the payment of any dividend on Capital Stock incurred in accordance with the Indenture, in each case, within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

    (e)
    so long as clause (1) above is satisfied, the payment of Management Fees,

    (f)
    so long as clause (1) above is satisfied, the payment of cash dividends to Holdco to the extent applied by Holdco to repurchase, redeem or otherwise retire or acquire Equity Interests of Holdco from our employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of Holdco or the Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the Reference

      Date, in an aggregate amount pursuant to this paragraph (g) to all such employees or directors (or their heirs or estates) not to exceed $500,000 per fiscal year on and after the Reference Date, provided, that any amount of such basket not used in a fiscal year may be carried forward to succeeding fiscal years until used, provided that for any particular fiscal year, the aggregate of such unused amounts carried forward, together with the basket available for such fiscal year, shall not exceed $1.0 million in the aggregate;

    (g)
    the payment of cash dividends to Holdco (i) to the extent applied by Holdco to pay reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Board of Directors of Holdco, indemnity provided on behalf of officers and employees of Holdco, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to Holdco's Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Reference Date (without giving effect to any amendment or supplement thereto or modification thereof), (ii) in an aggregate not to exceed $250,000 per fiscal year; to the extent applied by Holdco to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, or (iii) solely to enable Holdco to make payments in cash to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock in an aggregate amount not to exceed $200,000 on and after the Reference Date;

    (h)
    Permitted Tax Payments to Holdco;

    (i)
    if a Change of Control has occurred and we shall have consummated the Change of Control Offer and purchased on the Change of Control Purchase Date all Notes tendered in response to the Change of Control Offer pursuant to the covenant described under "Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control" above, any purchase or redemption (within 60 days after the Change of Control Purchase Date) of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (x) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (y) we would be able to incur at least $1.00 of additional Indebtedness pursuant the Debt Incurrence Ratio in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" after giving pro forma effect to such Restricted Payment and (z) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by us or any of the Subsidiaries;

    (j)
    repurchases of Capital Stock deemed to occur upon the exercise of stock options to the extent that such Capital Stock represents a portion of the exercise price of those stock options; or

    (k)
    so long as clause (1) above is satisfied, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (k) not to exceed $1.0 million on and after the Reference Date.

        The full amount of any Restricted Payment made pursuant to clauses (d), (i) and (k) (but not pursuant to clause (a), (b), (c), (e), (f), (g), (h) or (j)), of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made pursuant to clause (3) of the first paragraph under the heading "Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (a) through (j) above or is entitled to be made pursuant to the first paragraph of this covenant, we shall be permitted, in our sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with this covenant.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of the Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, us or any of the Subsidiaries, except:

  (1)
  restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes,

  (2)
  restrictions imposed by applicable law,

  (3)
  existing restrictions under Existing Indebtedness,

  (4)
  restrictions under (i) any Acquired Indebtedness not incurred in violation of the Indenture, (ii) any agreement or instrument governing Equity Interests of any Subsidiary or (iii) any agreement relating to any property, asset, or business acquired by us or any of the Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

  (5)
  restrictions imposed by Indebtedness incurred under the Credit Agreement in accordance with the Indenture; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Credit Agreement as of the Reference Date,

  (6)
  restrictions with respect solely to any of the Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary, provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

  (7)
  restrictions on transfer contained in Purchase Money Indebtedness not incurred in violation of the Indenture, provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

  (8)
  limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business,

  (9)
  restrictions under any amendment, modification, restatement, renewal, increase, supplement, refunding or replacement of any of the instruments or agreements referred to in clauses (1) through (8) above; provided, that such restrictions under any such amendment, modification, restatement, renewal, increase, supplement, refunding or replacement are no more restrictive in any material respect as determined by our Board of Directors in their reasonable good faith judgment than those contained in the instrument or agreement being so amended, modified, restated, renewed, increased, supplemented, refunded or replaced, and

  (10)
  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

        Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting, sublicensing or assignment of and net worth provisions in any contract, lease or license entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

  Limitation on Liens

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any Lien, other than Permitted Liens, upon any of our or their respective assets (including, without limitation, all real, tangible or intangible property but excluding the Excluded Assets) now owned or acquired on or after the date of the Indenture, or upon any income or profits therefrom, or convey any right to receive income or profits therefrom.

  Limitation on Transactions with Affiliates

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, on or after the Reference Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

  (1)
  unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate,

  (2)
  if involving consideration to either party of $2.5 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction (or, if none of our directors are disinterested in such transaction, a disinterested representative appointed by our Board of Directors for such purpose), and

  (3)
  if involving consideration to either party of $10.0 million or more (or $2.5 million if no members of our Board of Directors are disinterested in such transaction and no disinterested representative is appointed by our Board of Directors as described in clause (2) above) unless we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

  Limitation on Merger, Sale or Consolidation

        The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

  (1)
  either (a) we are the surviving Person or (b) the resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our Obligations in connection with the Notes, the Indenture and the Collateral Agreements;

  (2)
  no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction on a pro forma basis;

  (3)
  except in the case of the merger of us and one of the Subsidiaries solely for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to our Consolidated Net Worth immediately prior to such transaction;

  (4)
  except in the case of the merger of us and one of the Subsidiaries solely for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

  (5)
  each Guarantor shall have, if required by the terms of the Indenture or the Collateral Agreements, confirmed in writing that its Guarantee shall apply to our Obligations or the Obligations of the resulting, surviving or transferee Person in accordance with the Notes, the Indenture and the Collateral Agreements; and

  (6)
  the Trustee shall have received an Opinion of Counsel that such merger, sale or consolidation complies with this covenant and that all conditions precedent, if any, have been complied with.

        In the event of any transaction (other than a lease or transfer of less than all of our assets) in accordance with the foregoing in which we are not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as the Company, and the Trustee may require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all Collateral for the benefit of the Holders.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of the Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets. Notwithstanding the immediately preceding sentence and clauses (2), (3) and (4) above, this covenant shall not apply to the merger or consolidation of one or more Subsidiaries with or into us or any other Subsidiary, or the transfer by one or more Subsidiaries of all or a part of its properties and assets to us or any other Subsidiary, provided that (i) except in a transaction involving the merger, consolidation or transfer of assets solely between or among Foreign Subsidiaries, such transaction complies with clause (1) above, and (ii) such transaction otherwise complies with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above and the provisions under "Guarantors" set forth below).

  Limitation on Lines of Business

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

  Impairment of Security Interests

        The Indenture provides that, except as permitted in the Indenture, the Intercreditor Agreement and the Collateral Agreements, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of the Restricted Subsidiaries to, take or omit to take any action that would have the result of materially adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the Holders of the Notes.

  Guarantors

        The Indenture provides that all of our present and future Subsidiaries (other than Foreign Subsidiaries) (i) jointly and severally will guarantee all principal of and all premium, if any, and interest (and Liquidated Damages, if any) on the Notes on a senior secured basis, (ii) grant a security interest in and/or pledge the Collateral owned by such Subsidiary to secure such Obligations on the terms set forth in the Collateral Agreements, and (iii) deliver to the Trustee an Opinion of Counsel that such guarantee and Collateral Agreements have been duly authorized, executed and delivered and are valid, binding and enforceable in accordance with their terms. The term Subsidiary does not include Unrestricted Subsidiaries.

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture and the Collateral Agreements:

  (1)
  the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor)

  (a)
  expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture, and grants a security interest in and/or pledges the collateral owned by such Person to secure such Obligations on the terms set forth in the Collateral Agreements, and

  (b)
  delivers to the Trustee an Opinion of Counsel that such supplemental indenture and guarantee and the Collateral Agreements have been duly authorized, executed and delivered and that each of the supplemental indenture, the guarantee, the Indenture and the Collateral Agreements constitutes a legal, valid and binding and enforceable obligation of such Person, in each case subject to customary qualifications; and

  (2)
  immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

        The provisions of the covenant shall not apply to the merger of any Guarantors with or into each other or with or into us, provided, however, that such transaction shall otherwise comply with the Indenture.

        Upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests) of a Guarantor (as an entirety) to a Person which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes and the Collateral Agreements; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of the Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of the Subsidiaries.

  Limitation on Status as Investment Company

        The Indenture prohibits us, the Guarantors and the Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

  Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee and, to each Holder, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the SEC, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the SEC on Forms 10-K and 10-Q if we were required to file such Forms, in each case, together with a Management's Discussion and Analysis of Financial Condition and Results of Operations which would be so required, and including, with respect to annual information only, a report thereon by our certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if we were required to file such reports. From and after the time we file a registration statement with the SEC with respect to the Notes, we will file with the SEC the annual, quarterly and other reports which we are required to file with the SEC at such time as they are required to be filed. Our reporting obligations with respect to clauses (i) and (ii) shall be satisfied in the event we file such reports with the SEC on EDGAR and deliver a copy of such reports to the Trustee, unless the SEC will not accept such filings.

  Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

  (1)
  the Company's failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

  (2)
  the Company's failure to pay all or any part of the principal of or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

  (3)
  the Company's failure or the failure by any of the Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitation on Sale of Assets and Subsidiary Stock," "Limitation on Merger, Sale or Consolidation" and "Limitation on Restricted Payments," the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or the Notes

    Collateral Agent, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

  (4)
  certain events of bankruptcy, insolvency or reorganization in respect of the Company, any of the Guarantors or any of the Company's Significant Subsidiaries,

  (5)
  a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in the Company's Indebtedness or the Indebtedness of any of the Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay principal of such Indebtedness at maturity, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

  (6)
  final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against the Company or any of the Subsidiaries and not stayed, bonded or discharged within 60 days after their entry,

  (7)
  any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture,

  (8)
  any failure to comply with any material agreement or covenant in any of the Collateral Agreements, and such failure or breach shall continue for a period of 60 days after written notice is given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, or

  (9)
  any of the Collateral Agreements at any time for any reason ceases to be in full force and effect, or is declared null and void, or shall cease to be effective in all material respects to give the Notes Collateral Agent the Liens with the priority purported to be created thereby subject to no other Liens (in each case, other than as expressly permitted by the Indenture and the applicable Collateral Agreement, by reason of the termination of the Indenture or the applicable Collateral Agreement in accordance with its terms or which was caused by a default by the Notes Collateral Agent in respect of the Collateral Agreements).

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us, any of the Guarantors or any of our Significant Subsidiaries) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders), may declare all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause (4) above, relating to us, any of the Guarantors or any of our Significant Subsidiaries occurs all principal thereof and all premium, if any, and accrued and unpaid interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes which have become due solely by such acceleration) have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default except (i) a Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note not yet cured and (ii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. See "Amendments, Supplements and Waivers." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

  (1)
  Holders will be entitled to receive timely payments for the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

  (2)
  our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

  (3)
  the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

  (4)
  other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us, any of the Guarantors or any Significant Subsidiary described under "Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes on the stated date for payment or any redemption date thereof (and we must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

  (2)
  in the case of Legal Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

  (a)
  we have received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable Federal income tax law,

    in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant had not occurred;

  (4)
  in the case of Legal Defeasance or Covenant Defeasance, (a) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and (b) no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

  (5)
  the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which we or any of the Subsidiaries are a party or by which we, or any of the Subsidiaries are bound;

  (6)
  we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

  (7)
  we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to us or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

  Satisfaction and Discharge

        The Indenture provides that we may terminate our obligations and the obligations of the Guarantors under the Indenture, the Notes and the Guarantees (except as described below) when:

  (a)
  all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by us and thereafter repaid to us or a Guarantor) have been delivered to the Trustee for cancellation, or

  (b)
  (i)        all Notes have been called for redemption pursuant to the provisions under "Optional Redemption" by mailing to Holders a notice of redemption or all Notes otherwise have become due and payable,

  (ii)
  we have irrevocably deposited or caused to be irrevocably deposited with the Trustee U.S. legal tender, U.S. Government Obligations or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and interest (and Liquidated Damages, if any) on the Notes to the Redemption Date or maturity, as the case may be, together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be,

  (iii)
  we and the Guarantors each has paid all other sums payable by it under the Indenture, the Notes and the Guarantees,

  (iv)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),

  (v)
  such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we or any of the Subsidiaries are a party or by which we or any of the Subsidiaries are bound, and

  (vi)
  we shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

  Amendments, Supplements and Waivers

        Except as provided in the two succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements and the Registration Rights Agreement may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements and the Registration Rights Agreement may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes).

        Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, modification or waiver,

  (2)
  change the Stated Maturity on any Note,

  (3)
  reduce the principal of or any premium (including redemption premium but not including any redemption premium relating to the covenants described under "Offers to Repurchase the Notes") on any Note,

  (4)
  reduce the rate of or change the time for payment of interest (or Liquidated Damages, if any), on any Note,

  (5)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

  (6)
  waive any redemption payment with respect to any Note (other than provisions relating to or payments required by the covenants described under the caption "Offers to Repurchase the Notes"),

  (7)
  reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter any other provisions with respect to the redemption of the Notes required by the covenants described under the caption "Offers to Repurchase the Notes" after the corresponding Asset Sale or Change of Control has occurred,

  (8)
  change the coin or currency in which, the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note is payable,

  (9)
  impair the right to institute suit for the enforcement of payment of the principal of or premium, if any, or interest (or Liquidated Damages, if any) on any Note on or after the Stated Maturity (or on or after the Redemption Date),

  (10)
  make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, or interest (or Liquidated Damages, if any) on the Notes,

  (11)
  modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes,

  (12)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture, or

  (13)
  make any changes in the foregoing amendment, supplement and waiver provisions.

        Notwithstanding the foregoing, without the consent of the Holders, we, the Guarantors and the Trustee may amend, modify or supplement the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements and the Registration Rights Agreement:

  (i)
  to cure any ambiguity, defect or inconsistency,

  (ii)
  to provide for uncertificated Notes in addition to or in place of certificated Notes,

  (iii)
  to provide for the assumption of any of our or the Guarantors' obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of our assets in accordance with the Indenture,

  (iv)
  to evidence the release of any Guarantor permitted to be released under the terms of the Indenture or to evidence the addition of any new Guarantor,

  (i)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

  (vi)
  to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein, or

  (vii)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements or the Registration Rights Agreement.

  Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b); provided, that with respect to the creation, attachment, perfection, priority, enforcement of and remedies relating to the security interest in any real property Collateral, the governing law may be the laws of the jurisdictions where such Collateral is located without regard to the conflict of law provisions thereof.

  No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no direct or indirect stockholder, incorporator, controlling Person, employee, officer or director, as such, past, present or future of us, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Collateral Agreements or the Intercreditor Agreement solely by reason of his, her or its status as such stockholder, incorporator, controlling Person, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes. It is the view of the SEC that such a limitation is against public policy and will not waive or limit any person's liability under the federal securities laws.

  Certain Definitions

        "Acquired Indebtedness" means Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of the Subsidiaries; provided that, for the avoidance of doubt, if such Indebtedness is repurchased, redeemed, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such Person is merged with or into or became a Subsidiary of the Company, then such Indebtedness shall not constitute Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

        "Applicable Value" means the greatest of the aggregate principal amount, par value, book value as carried by the Company or market value, as applicable, of Capital Stock, securities or other payment rights of a Subsidiary.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Board of Directors" means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

        "BRS Group" means (i) Bruckmann, Rosser, Sherrill & Co., LLC and Bruckmann, Rosser, Sherrill & Co. II, L.P. and their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

        "Cash Equivalent" means:

  (1)
  United States dollars, Canadian dollars, Japanese Yen, Euros or British Pounds Sterling,

  (2)
  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

  (3)
  securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof and that are rated within one of the two highest ratings for such securities by Standard & Poor's Corporation or Moody's Investors Service, Inc.,

  (4)
  demand and time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million,

  (5)
  commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

  (6)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in (2) through (4) above entered into with any financial institution meeting the qualifications specified in (4) above, or

  (7)
  money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (6) of this definition,

and in the case of each of (2), (3), (4) and (5) maturing within one year after the date of acquisition.

        "Collateral" means all assets and other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "consolidated" means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person (before deducting Management Fees either paid in cash or deferred during the applicable Reference Period) attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

  (1)
  Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date will be given pro forma effect as if they had occurred on the first day of the Reference Period without giving effect to clause (c) of the definition of "Consolidated Net Income,"

  (2)
  the incurrence, assumption, guarantee, repayment, repurchase or redemption of any Indebtedness (including the issuance, repurchase or redemption of any Disqualified Capital Stock) and the use of proceeds therefrom, occurring during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (including any such transaction giving rise to the need to calculate the Consolidated Coverage Ratio), other than Indebtedness incurred under any revolving credit agreement or similar facility, shall be given effect as if it had occurred on the first day of the Reference Period, and

  (3)
  the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed as if the average monthly rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided, that if such Person or any of the Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted for purposes of determining Consolidated Net Income), without duplication, the sum of:

  (1)
  consolidated income tax expense,

  (2)
  the amount of Permitted Tax Payments to Holdco,

  (3)
  consolidated depreciation and amortization expense (including amortization expense associated with the purchase accounting write-up of tangible and intangible assets),

  (4)
  Consolidated Fixed Charges,

  (5)
  restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-count,

  (6)
  all other non-cash charges reducing Consolidated Net Income for such period (A) including, but not limited to, (i) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its Consolidated Subsidiaries determined in accordance with GAAP, (ii) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (iii) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its Consolidated Subsidiaries during such period, and (iv) non-cash charges associated with the purchase accounting write-up of inventory, but (B) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and

  (7)
  any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its Consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, and less:

  (a)
  all non-cash items increasing Consolidated Net Income for such period (including unrealized gains resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans), and

  (b)
  the amount of all cash payments made by such Person or any of the Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period;

provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of such Person's equity interest in such Subsidiary.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

  (a)
  interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following paragraph, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period:

  (i)
  (A) including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings, and (4) net cash costs paid to unwind Interest

      Swap and Hedging Obligations existing on and prior to the Reference Date, and (B) net of the effect of all payments made or received pursuant to Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, but

    (ii)
    excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and the Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and the Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, plus

  (b)
  the product of (x) the amount of all cash dividends (other than dividends paid by the Subsidiaries to the Company or to the Company's Wholly Owned Subsidiaries) paid by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

  (a)
  all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

  (b)
  the net income of any specified Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified Person or a Consolidated Subsidiary of such specified Person during such period, but in any case not in excess of such specified Person's pro rata share of such specified Person's net income for such period,

  (c)
  the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

  (d)
  the net income of any of such specified Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, provided that, for the avoidance of doubt, (i) such Person's equity in the net income of any such Consolidated Subsidiary for such period shall be included in determining Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Consolidated Subsidiary consistent with such restrictions during such period to the Company or another Consolidated Subsidiary as a dividend or other distribution (subject, in the case of a dividend or distribution paid to another Consolidated Subsidiary, to the limitations set forth in this clause (d)) and (ii) the Company's equity in a net loss of any such Consolidated Subsidiary for such period shall be included in determining Consolidated Net Income, and

  (e)
  the net income of any Unrestricted Subsidiary.

        "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (including in all cases Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Directors" means during any period of 24 consecutive months after the Reference Date, individuals who at the beginning of any such 24-month period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the Company's assets, if such agreement was approved by a vote of such majority of directors).

        "contractually subordinate" means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto.

        "Credit Agreement" means the Revolving Credit Agreement, dated as of the Reference Date, by and among Sheridan Acquisition Corp., The Sheridan Group, Inc. and Fleet National Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

  (1)
  extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2)
  adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and the Subsidiaries and their respective successors and assigns,

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" or

  (4)
  otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased by such Person or any of the Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes; provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Capital Stock. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above, in each case, having a fair market value or resulting in gross proceeds in excess of $1.0 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means:

  (a)
  any Capital Stock, securities or other payment rights of a Subsidiary, except to the extent described above under "Collateral;"

  (b)
  assets securing Purchase Money Indebtedness permitted to be incurred under the Indenture;

  (c)
  leasehold estates in real property existing on the Reference Date and any additional leasehold estates in real property acquired by the Company or the Subsidiaries after the Reference Date, unless the Notes Collateral Agent (upon request of the Holders of a majority of the outstanding Notes) in its reasonable discretion requests that the Company provide the Notes Collateral Agent with a lien upon and security interest in such leasehold estate so that such leasehold estate shall become additional Collateral (and the Company in the Collateral Agreements will agree to notify the Notes Collateral Agent of the acquisition by it or any of the Subsidiaries of any leasehold estate in real property);

  (d)
  any leases, permits, licenses or other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon under the Collateral Agreements (i) is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law, or (ii) would require the consent of third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to try to obtain such consent, or (iii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provisions thereof would be rendered ineffective pursuant to Section 9-406,

    9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (the "UCC")); provided, that, immediately upon the ineffectiveness, lapse or termination of such prohibition, the provisions that would be so breached or such breach, default or termination or immediately upon the obtaining of any such consent, the Excluded Assets shall not include, and the Company or applicable Guarantor, as the case may be, shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required; and

  (e)
  cash and Cash Equivalents to the extent that a Lien thereon may not be perfected through the filing of a UCC financing statement or that, after the Company has used commercially reasonable efforts, the Company is unable to cause the Trustee to obtain "control" (as defined in the UCC) for the benefit of the Holders.

        "Exempted Affiliate Transaction" means:

  (a)
  customary compensation (including directors' fees), benefits or indemnity arrangements provided to officers, directors or employees of Holdco, the Company or any Subsidiary (including employment agreements) approved by a majority of disinterested (as to such transactions) members of the Company's Board of Directors;

  (b)
  Restricted Payments permitted under the terms of the covenant discussed above under "Certain Covenants—Limitation on Restricted Payments;"

  (c)
  transactions solely between or among the Company and any Subsidiary or solely among the Subsidiaries;

  (d)
  issuances or sales of Equity Interests (other than Disqualified Capital Stock) to Affiliates, employees, officers and directors of Holdco, the Company or any of the Subsidiaries;

  (e)
  the Management Agreement and payment of Management Fees pursuant thereto;

  (f)
  loans or advances to employees, directors, officers or consultants of Holdco, the Company or any Subsidiary of the types consistent with past practice in an aggregate amount not to exceed $500,000 outstanding at any one time; and

  (g)
  any agreement (other than the Management Agreement) as in effect on the Reference Date among the Company and/or one or more Subsidiaries, on the one hand, and one or more Affiliates, on the other hand (including any amendments thereof so long as any such amendment is not more disadvantageous to the Company or the relevant Subsidiary or the Holders of the Notes in any material respect than the original agreement as in effect on the Reference Date).

        "Existing Indebtedness" means the Indebtedness of the Company and the Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Reference Date (after giving effect to the Buyout Transactions), reduced to the extent such amounts are repaid, refinanced or retired.

        "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside of the United States of America.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Reference Date.

        "Guarantor" means each of the Company's present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

        "Holdco" means TSG Holdings Corp., a Delaware corporation.

        "Indebtedness" of any specified Person means, without duplication,

  (a)
  all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date unless such accounts payable or other obligations to trade creditors are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (b)
  all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

  (c)
  all net obligations of such specified Person under Interest Swap and Hedging Obligations;

  (d)
  all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or that are secured by any assets or property of such specified Person;

  (e)
  any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

  (f)
  all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount, the accrual of interest on Indebtedness, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock, respectively, in each case in accordance with the original terms of such Indebtedness, Disqualified Capital Stock or Preferred Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any specified Person in any other Person (including an Affiliate) means (without duplication):

  (a)
  the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

  (b)
  the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding advances to officers and employees made in the ordinary course of business, and accounts receivable, trade credit, endorsements for collection or deposits arising in the ordinary course of business);

  (c)
  other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

  (d)
  the making of any capital contribution by such specified Person to such other Person; and

  (e)
  the designation by the Company's Board of Directors of any Person to be an Unrestricted Subsidiary.

        The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of the Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of the Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company's or any of the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "JCP Group" means (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and FS Private Investments III LLC and any of their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

        "Lien" means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Management Agreement" means the Management Agreement, dated as of the Reference Date, by and among Bruckmann, Rosser, Sherrill & Co., LLC, FS Private Investments III LLC (d/b/a Jefferies Capital Partners) and the Company, as in effect on the Reference Date, without giving effect to any amendment or supplement thereto or modification thereof.

        "Management Fees" shall mean the Interim Period Fee, the Annual Fee and the Out-of-Pocket Expenses, as such terms are defined in the Management Agreement.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received (a) by the Company in the case of a sale of Qualified Capital Stock of the Company, (b) by Holdco in the case of a sale of Qualified Capital Stock of Holdco, to the extent such cash and Cash Equivalents have been contributed by Holdco to the Company, and (c) by the Company and the Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it),

  (1)
  plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Reference Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

  (2)
  less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss, and

  (3)
  less, in the case of an Asset Sale or Event of Loss only:

  (i)
  the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes;

    (ii)
    repayment of Indebtedness (including Purchase Money Indebtedness but not including Subordinated Indebtedness, unless such Subordinated Indebtedness is required to be repaid in connection with such Asset Sale (including to obtain a necessary consent to such Asset Sale or required by applicable law)) secured by a Lien (permitted under the Indenture) on the asset disposed of in such Asset Sale or Event of Loss;

    (iii)
    all distributions and other payments required to be made as a result of such Asset Sale or Event of Loss to minority interest holders in Subsidiaries or joint ventures having a beneficial interest in the assets subject to such Asset Sale or Event of Loss;

    (iv)
    any reserve, established in accordance with GAAP, for adjustment in respect of the sale price of the property or other assets disposed in such Asset Sale, in accordance with the terms of the agreement governing such Asset Sale, and

    (v)
    appropriate amounts provided by the seller of the asset as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Company or any Subsidiary after such Asset Sale, including without limitation liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligation" means any principal, premium or interest payment, monetary penalty or damages due by the Company or any Guarantor under the terms of the Notes, the Indenture or the Collateral Agreements, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the Notes by the Company.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Opinion of Counsel" means the opinion of counsel (subject to certain customary exceptions and assumptions) to be delivered upon the occurrence of certain events set forth in the Indenture (which Opinion of Counsel shall be reasonably acceptable to the Trustee).

        "Permitted Holders" means the BRS Group, the JCP Group and their respective Affiliates, excluding any portfolio companies of any such Person.

        "Permitted Indebtedness" means:

  (a)
  Existing Indebtedness;

  (b)
  Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture (including the Exchange Notes and the related Guarantees) up to the amounts being issued on the Reference Date less any amounts repaid or retired;

  (c)
  Refinancing Indebtedness with respect to (i) any Existing Indebtedness, (ii) any Indebtedness described in clause (b) or (iii) any Indebtedness incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) any Indebtedness which was refinanced pursuant to this clause (c);

  (d)
  Indebtedness solely in respect of bankers' acceptances, letters of credit, security for worker's compensation claims, appeals bonds, surety bonds, insurance obligations or bonds and performance bonds and similar bonds and obligations, all in the ordinary course of business (including, without limitation, to maintain any licenses or permits) in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry, in each case, to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness;

  (e)
  reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that upon drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

  (f)
  (i)     Indebtedness incurred by the Company that is owed to (borrowed from) any Guarantor, provided, that such Indebtedness shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,"

  (ii)
  Indebtedness incurred by any Guarantor that is owed to (borrowed from) any other Guarantor or the Company, provided, that such Indebtedness shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and

  (iii)
  Indebtedness incurred by any Subsidiary and owed to (borrowed from) the Company or any Guarantor; provided, that the Investment in the form of the loan is a "Permitted Investment" (other than pursuant to clause (c) of the definition thereof) or is otherwise not prohibited at the time of incurrence by the covenant "Limitation on Restricted Payments;"

  (g)
  Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

  (h)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn overnight against insufficient funds in the ordinary course of business;

  (i)
  Indebtedness represented by Purchase Money Indebtedness in an aggregate principal amount, including all Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), not to exceed $5.0 million at any one time outstanding;

  (j)
  Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments, in each case, which agreements for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments, were entered into in connection with the acquisition or disposition of any business or assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition, provided that (in the case of any such disposition) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or the applicable Guarantor or Subsidiary in connection with such disposition;

  (k)
  the obligation of the Company to reimburse Out-of-Pocket Expenses, as defined in and pursuant to the Management Agreement; and

  (l)
  if no Event of Default shall have occurred and be continuing, the Company's incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (l) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $5.0 million.

        "Permitted Investment" means:

  (a)
  any Investment in any of the Notes or the Guarantees;

  (b)
  any Investment in cash or Cash Equivalents;

  (c)
  intercompany notes to the extent permitted under clause (f) of the definition of "Permitted Indebtedness;"

  (d)
  any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary and a Guarantor or such Person is merged with or into the Company or a Subsidiary that is a Guarantor;

  (e)
  Investments by Foreign Subsidiaries in other Foreign Subsidiaries;

  (f)
  any Investment by any Foreign Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Foreign Subsidiary or a Guarantor or such Person is merged with or into the Company, a Foreign Subsidiary or a Guarantor;

  (g)
  Investments in any Person or Persons, including any Foreign Subsidiary or Foreign Subsidiaries, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Reference Date pursuant to this clause (g) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (g)) in such Person or Persons at any time does not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

  (h)
  any Investment in any Person (including the acquisition of Indebtedness) in exchange for the Company's Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock or Holdco's Qualified Capital Stock (to the extent that such Net Cash Proceeds have been contributed by Holdco to the Company);

  (i)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock;"

  (j)
  any Investment in the Company or in a Wholly Owned Subsidiary of the Company which is a Guarantor, provided, however, that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company's obligations under the Notes;

  (k)
  Investments in existence on the Reference Date;

  (l)
  Interest Swap and Hedging Obligations of the types permitted under the Indenture;

  (m)
  Investments in securities of trade creditors, customers or any debtor of the Company or the Subsidiaries received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or debtors and any Investments received in satisfaction of judgments;

  (n)
  loans or advances to employees, directors, officers or consultants of Holdco, the Company or any Subsidiary of the types consistent with past practice in an aggregate amount not to exceed $500,000 outstanding at any one time;

  (o)
  receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with past practice and customary trade terms; provided, however, that such trade terms may include the concessionaire trade terms as the Company or the Subsidiary deems reasonable under the circumstances;

  (p)
  payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice; and

  (q)
  Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice.

        "Permitted Liens" means:

  (a)
  Liens existing on the Reference Date;

  (b)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (c)
  statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (d)
  easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of the Subsidiaries) or materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries;

  (e)
  Liens incurred or deposits made in the ordinary course of business to secure the obligations of the Company and the Subsidiaries under workers' compensation, unemployment insurance and other types of social security legislation or otherwise to secure statutory or regulatory obligations or for the payment of rent of the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice, including to secure the performance of tenders, surety and appeal bonds, performance bonds, performance of bids, leases, trade contracts, governmental contracts, operating leases, performance and return-of-money bonds and other similar obligations (exclusive in each case of obligations for the payment of borrowed money); provided, that the obligations in connection with which such Liens were incurred or deposits made shall have been incurred in the ordinary course of business and shall otherwise be permitted by the Indenture;

  (f)
  Liens securing the Notes and the Guarantees;

  (g)
  Liens securing Acquired Indebtedness or other Indebtedness, or Liens on shares of Capital Stock, of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or any Lien securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

  (h)
  Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (i) of the definition of "Permitted Indebtedness;" provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

  (i)
  licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of the Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

  (j)
  Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of the Subsidiaries in the ordinary course of business;

  (k)
  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in compliance with the Indenture;

  (l)
  Liens securing Indebtedness incurred under the Credit Agreement pursuant to the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;

  (m)
  Liens in favor of the Company or any Guarantor, which are assigned to the Notes Collateral Agent for the Notes or a Guarantee, as applicable;

  (n)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (o)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (p)
  Liens incurred in the ordinary course of business securing Interest Swap and Hedging Obligations that are otherwise permitted under the Indenture;

  (q)
  Liens on a pledge of the Equity Interests of any Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

  (r)
  judgment Liens not giving rise to an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (s)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

  (t)
  Liens securing Indebtedness of the Company or any Subsidiary (other than Indebtedness incurred under the Credit Agreement and other than Purchase Money Indebtedness) in addition to the Liens described in clauses (a) through (s) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (t) does not exceed $5.0 million at any one time outstanding.

        "Permitted Tax Payments to Holdco" means payments made to Holdco to enable Holdco to pay current Federal, state, local and foreign tax liabilities imposed directly upon Holdco (including, without limitation, in Holdco's capacity as a withholding agent to the extent that Holdco has direct liability for any failure to withhold) ("Tax Payments"); provided, however, that (i) notwithstanding the foregoing, (A) in the case of any Tax Payment that is permitted to be made to Holdco in respect of its Federal income tax liability for any taxable period during which Holdco is the parent company of an affiliated group that includes the Company and each of the Company's United States subsidiaries as members that are part of such affiliated group and files a consolidated Federal income tax return, such payment shall be determined on the basis of assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdco and each such United States subsidiary is a member of the Company Affiliated Group and (B) the amount of such payment shall be reduced to the extent of the portion of Holdco's tax liabilities arising from or attributable to the taxable income generated by any Unrestricted Subsidiary and (ii) any Tax Payment made to Holdco shall either be used by Holdco to pay such Holdco tax liabilities to the applicable taxing authority within 10 days of Holdco's receipt of such payment or shall be refunded to the Company.

        "Person" or "person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means an underwritten public offering for cash pursuant to a registration statement filed with the SEC in accordance with the Securities Act of Qualified Capital Stock of Holdco (to the extent that the Net Cash Proceeds thereof have been contributed by Holdco to the Company) or Qualified Capital Stock of the Company.

        "Qualified Exchange" means:

  (1)
  any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock of the Company, or Indebtedness of the Company, with the Net Cash Proceeds received by the Company from the substantially concurrent sale of the Company's Qualified Capital Stock (other than to a Subsidiary) or from the Net Cash Proceeds of the substantially concurrent sale by Holdco of Holdco's Qualified Capital Stock (to the extent that the Net Cash Proceeds thereof are contributed by Holdco to the Company) or substantially concurrent capital contribution by Holdco to the Company; and

  (2)
  any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company.

        "Recourse Indebtedness" means Indebtedness (a) as to which the Company or one of the Subsidiaries (1) provides credit support of any kind (including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Company or any of the Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Date" means, solely for the purposes of this "Description of Notes," August 21, 2003, the date of first issuance of any Note under the Indenture.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock):

  (a)
  issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, any Indebtedness (including Disqualified Capital Stock), or

  (b)
  constituting an amendment, modification or supplement to, or a deferral or renewal of any Indebtedness (including Disqualified Capital Stock),

in the case of each of clause (a) and (b) (either of (a) and (b) above, a "Refinancing") in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so refinanced and (2) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided, in each case, that:

  (A)
  (x) Refinancing Indebtedness issued by the Company shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of the Company or a Guarantor or a Subsidiary to the extent that the Investment by the Company in such Subsidiary resulting from such Refinancing is a "Permitted Investment" or is otherwise not prohibited at the time of such Refinancing by the covenant "Limitation on Restricted Payments," (y) Refinancing Indebtedness issued by a Guarantor shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of a Guarantor or a Subsidiary to the extent that the Investment by such Guarantor in such Subsidiary resulting from such Refinancing is a "Permitted Investment" or is otherwise not prohibited at the time of such Refinancing by the covenant "Limitation on Restricted Payments," and (z) Refinancing Indebtedness issued by a Subsidiary shall only be used to refinance outstanding Indebtedness of such Subsidiary or any other Subsidiary that is not a Guarantor,

  (B)
  such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes and the Guarantees than was the Indebtedness (including Disqualified Capital Stock) to be refinanced,

  (C)
  such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and

  (D)
  such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means, as applicable, (a) the Registration Rights Agreement, dated as of the Reference Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, or (b) any future registration rights agreement entered into by the Company relating to Additional Notes, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company and the Subsidiaries as of the Reference Date and any and all businesses that in the reasonable good faith judgment of the Company's Board of Directors are related, complementary or ancillary businesses.

        "Related Business Assets" means assets that the Company determines will be used in a Related Business.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

        "Restricted Payment" means, with respect to any Person:

  (a)
  the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

  (b)
  any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

  (c)
  other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of or any defeasance of any Subordinated Indebtedness, directly or indirectly, by such Person or any Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal or scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness, and

  (d)
  any Restricted Investment by such Person,

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, (2) any dividend, distribution or other payment to the Company or to any of the Guarantors by the Company or any of the Subsidiaries, or (3) any Investment in any Guarantor by the Company or any Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Reference Date.

        "Stated Maturity," when used with respect to any Note, means August 15, 2011.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

        "subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, "subsidiary," with respect to any Person, means each direct and indirect subsidiary of such Person.

        "Subsidiary" means any subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Unrestricted Subsidiary" means:

  (1)
  any subsidiary of the Company that, at or prior to the time of determination, shall have been designated by the Company's Board of Directors as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary, and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries or a combination thereof.

Book-Entry Procedures, Delivery, Form, Transfer and Exchange

        The old Notes sold to qualified institutional buyers and accredited investors initially are currently in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). The new Notes issued in exchange for the old Notes initially will be in the form of one or more Global Notes and will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Participants (as defined below).

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in certain limited circumstances. See "Exchange of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of the Subsidiaries may act as Paying Agent or Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Certain Book-Entry Procedures

        The description of the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, Socíeté Anonyme, Luxembourg ("Clearstream") contained in this prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its Participants (including, if applicable, Euroclear and Clearstream) directly to discuss these matters.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the "Direct Participants") and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants" and, together with the Direct Participants, the "Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

        DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        You may hold your interests in the Global Notes directly through DTC if you are a Direct Participant in DTC, directly through Euroclear or Clearstream or indirectly through organizations that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, through its Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain in their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes see "Exchange of Interests in Global Notes for Certificated Notes."

        As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described under "Exchange of Interests in Global Notes for Certificated Notes," you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holder of a Global Note (or any Note represented thereby) under the Indenture or the Notes for any purpose.

        Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the Trustee or any agent of us or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

        DTC has advised us that its current payment practice (for payments of principal, premium, interest, Liquidated Damages and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interest in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of the Company, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Exchange of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Guarantors, the Initial Purchaser or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective Participants, of their respective obligations under the rules and procedures governing any of their operations.

  Exchange of Interests in Global Notes for Certificated Notes

        You may not exchange your beneficial interest in a Global Note for a definitive Note in registered, certificated form without interest coupons ("a Certificated Note") except as set forth below.

        An entire Global Note may be exchanged for Certificated Notes if:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice;

  (2)
  we, at our option, notify the Trustee in writing that we are electing to issue Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

        In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related Notes.

        In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC's customary procedures). Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

        None of us, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This section summarizes the material U.S. federal income tax consequences to holders of notes. However, the discussion is limited in the following ways:

  •
  The discussion only covers you if you bought your notes in the May 25, 2004 offering and are exchanging old notes for new notes in the exchange offer.

  •
  The discussion only covers you if you hold your notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a partnership or other pass-through entity, a regulated investment company, a dealer in securities or currencies, a person holding the notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or a person whose functional currency is not the United States dollar.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation.

  •
  The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

        We urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

        A "U.S. holder" is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. Income tax treaties contain provisions which occasionally may modify the U.S. Federal income tax principles for determining the tax residency of individuals and entities. You should consult your tax advisors if you believe a relevant income tax treaty modifies the application of the aforementioned rules as applied to your status as a U.S. holder. All references to "holders" (including U.S. holders) are to beneficial owners of the notes. The term "Non-U.S. holder" refers to any beneficial owner of a note who or which is not a U.S. holder or a partnership or other pass-through entity.

Exchange Offer

        The exchange of notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange. As a result, (i) you should not recognize a taxable gain or loss as a result of exchanging your notes; (ii) the holding period of the notes you receive should include the holding period of the notes you exchange; and (iii) the adjusted tax basis of the notes you receive should be the same as the adjusted tax basis of the notes you exchange determined immediately before the exchange.

U.S. Holders

        Taxation of Interest.    If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

        Bond Premium.    If you acquired notes at a price that is greater that the stated redemption price at maturity, you will generally be treated as having acquired the notes with bond premium. The amount of such premium will be included in the adjusted tax basis of your notes which may result in a capital loss upon sale, exchange, redemption or other disposition of notes. In lieu of the foregoing, you may elect to amortize such premium, as an offset to interest accrued or received on the notes, using a constant yield method over the remaining term of the notes. An election to amortize bond premium will apply to all bonds (other than tax-exempt bonds) held by you at the beginning of the first taxable year to which the election applies, and to all such bonds acquired thereafter, and may only be revoked by you with the consent of the IRS.

        Sale, Exchange or Redemption of Notes.    On the sale, exchange, retirement or redemption of your note:

  •
  You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note.

  •
  Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Under recent changes to the Internal Revenue Code, the maximum tax rate on long-term capital gains recognized by individuals after May 5, 2003 and before January 1, 2009 is 15%. Absent further changes in the law, the long-term capital gains recognized by individuals after 2008 will be subject to a maximum tax rate of 20% (or 18% if the note is held for more than five years). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        Withholding Tax on Payments of Principal and Interest on Notes.    Generally, payments of principal and interest on a note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all of our voting stock;

  •
  you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

  •
  you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you are either (A) the beneficial owner of the note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of your trade or business (a "financial institution") and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a note if such interest is effectively connected with your conduct of a trade or business in the United States. Foreign corporations may wish to consider the possible impact of a branch profits tax.

        Sale, Exchange or Redemption of Notes.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

  •
  you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the U.S. and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

  •
  the gain is effectively connected with your conduct of a trade or business in the U.S.; or

  •
  you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

        U.S. Federal Estate Tax.    If you are an individual, your notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the notes were not effectively connected with the conduct of a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote. The United States federal estate tax was repealed in June, 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

        U.S. Holders.    Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        Non-U.S. Holders.    Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides a certification described above under "—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on Notes" or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the new notes offered by this prospectus will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania, Gallagher, Callahan & Gartrell, P.A., Concord, New Hampshire, and Kenlan Schweibert & Facey, P.C., Rutland, Vermont.

EXPERTS

        The consolidated financial statements of The Sheridan Group, Inc. as of December 31, 2003 and 2002, and for the years ended December 31, 2002 and 2001 and the periods ended December 31, 2003 and August 20, 2003, included in this prospectus, have been so included in reliance on the reports (which both include an explanatory paragraph describing a change in the basis of accounting arising from an acquisition) of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of The Dingley Press as of August 31, 2003 and 2002, and for each of the three fiscal years in the period ended August 31, 2003, included in this prospectus, have been so included in reliance on the report (which includes an explanatory paragraph relating to the restatement of the financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND OTHER INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer (Registration No. 333-110441). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

        As a result of the exchange offer, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any reports or other information filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 800-SEC-0350 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC Web site at "www.sec.gov." In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: The Sheridan Group, Inc., 11311 McCormick Road, Suite 260 Hunt Valley, Maryland 21031-1437; the telephone number at that address is (410) 785-7277.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the terms of the indenture, so long as any notes are outstanding, to furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Conditions and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholder of
The Sheridan Group, Inc.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholder's equity, and of cash flows present fairly, in all material respects, the financial position of The Sheridan Group, Inc. and Subsidiaries (the "Company")("Successor") at December 31, 2003 and the results of their operations and their cash flows for the four-month and eleven-day period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on August 21, 2003, Sheridan Acquisition Corp., a newly formed entity, acquired the outstanding stock of the Company. The financial statements for the periods subsequent to August 21, 2003 have been prepared on a basis of accounting arising from this acquisition. The financial statements for the periods from January 1, 2003 to August 20, 2003 and for the years ended December 31, 2002 and 2001 are presented on the Company's previous basis of accounting.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 24, 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of
The Sheridan Group, Inc.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity (deficit) and mandatorily redeemable convertible preferred stock, and of cash flows present fairly, in all material respects, the financial position of The Sheridan Group, Inc. and Subsidiaries (the "Company")("Predecessor") at December 31, 2002, and the results of their operations and their cash flows for the seven-month and twenty-day period ended August 20, 2003, and the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, on August 21, 2003, Sheridan Acquisition Corp., a newly formed entity, acquired the outstanding stock of the Company. The financial statements for the periods subsequent to August 21, 2003 have been prepared on a basis of accounting arising from this acquisition. The financial statements for the periods from January 1, 2003 to August 20, 2003 and for the years ended December 31, 2002 and 2001 are presented on the Company's previous basis of accounting.

        As discussed in Note 3 and Note 7 to the notes to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
March 24, 2004

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
At December 31, 2003 and 2002

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$9,917,752	$48,103
Accounts receivable, net of allowance for doubtful accounts of $1,089,000 and $997,000 respectively	25,156,695	26,478,925
Inventories	5,993,361	6,252,462
Other current assets	2,203,294	1,801,694
Refundable income taxes	95,221	250,479
Deferred income taxes	1,558,145	1,006,185

Total current assets	44,924,468	35,837,848
Property, plant and equipment, net	57,277,009	45,663,555
Intangibles, net	46,440,867	—
Goodwill	44,641,054	14,274,734
Deferred financing costs, net	6,426,628	1,219,165
Notes receivable, net of current portion	—	500,365
Other assets	2,777,817	2,458,936

Total assets	$202,487,843	$99,954,603

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$8,677,022	$7,273,302
Accrued expenses	16,369,213	12,268,720
Current portion of notes payable	—	6,172,886
Current portion of capital lease obligations	—	254,404

Total current liabilities	25,046,235	25,969,312
Capital lease obligations, net of current portion	—	1,379,537
Notes payable, net of current portion	103,641,351	58,196,306
Deferred income taxes	24,025,665	1,847,209
Other liabilities	2,014,379	2,293,671

Total liabilities	154,727,630	89,686,035

Commitments (Note 13)
Mandatorily redeemable convertible preferred stock, (liquidation preference of $26,268,000 at December 31, 2002)	—	18,191,665

Stockholders' Equity (Deficit)
Class A common stock, $0.01 par value; 12,250,000 shares authorized; 60,916 issued and outstanding at December 31, 2002	—	609
New common stock, $0.01 par value; 100 shares authorized; 1 share issued and outstanding at December 31, 2003	—	—
Additional paid-in capital	47,000,000	2,437,847
Retained Earnings (accumulated deficit)	760,213	(10,361,553)

Total stockholders' equity (deficit)	47,760,213	(7,923,097)

Total Liabilities, Mandatorily Redeemable
Preferred Stock and Stockholders' Equity (Deficit)	$202,487,843	$99,954,603

The accompanying notes are an integral part of these consolidated financial statements.

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
Periods Ended December 31 and August 20, 2003 and
Years Ended December 31, 2002 and 2001

	Successor Basis	Predecessor Basis
	Four-months and eleven-days ended December 31,	Seven-months and twenty-days ended August 20,	Years Ended December 31,
	2003	2003	2002	2001
Net sales	$81,192,856	$131,904,436	$208,836,960	$212,302,044
Cost of sales	62,447,372	100,065,635	159,840,033	169,559,675

Gross profit	18,745,484	31,838,801	48,996,927	42,742,369

Selling expenses	5,231,790	9,214,622	13,806,418	13,608,894
General and administrative expenses	7,471,743	14,404,776	18,437,291	17,474,433
Other general (income) expense	23,610	26,583	(585,769)	159,965
Amortization of intangibles	603,624	85,079	206,284	886,265

Total operating expenses	13,330,767	23,731,060	31,864,224	32,129,557

Operating income	5,414,717	8,107,741	17,132,703	10,612,812

Other (income) expense
Interest expense	4,423,048	4,415,270	6,389,705	7,935,202
Interest income	(47,153)	(66,603)	(211,103)	(220,891)
Other, net	(235,236)	(93,154)	312,097	68,872

Total other expense	4,140,659	4,255,513	6,490,699	7,783,183

Income before income taxes	1,274,058	3,852,228	10,642,004	2,829,629
Income tax provision	513,845	2,683,312	4,018,263	1,431,050

Net income	$760,213	$1,168,916	$6,623,741	$1,398,579

The accompanying notes are an integral part of these consolidated financial statements.

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Mandatorily Redeemable Convertible Preferred Stock
Periods Ended December 31 and August 20, 2003 and Years Ended December 31, 2002 and 2001

	Mandatorily Redeemable Preferred Stock		Class A Common Stock		Class E Common Stock
							New Common Stock
									Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2000	18,192	$18,191,665	60,916	$609	—	$—	—	$—	$2,437,847	$(18,383,873)	(15,945,417)
Net income	—	—	—	—	—	—	—	—	—	1,398,579	1,398,579

Balance as of December 31, 2001	18,192	18,191,665	60,916	609	—	—	—	—	2,437,847	(16,985,294)	(14,546,838)
Net income	—	—	—	—	—	—	—	—	—	6,623,741	6,623,741

Balance as of December 31, 2002	18,192	18,191,665	60,916	609	—	—	—	—	2,437,847	(10,361,553)	(7,923,097)
Predecessor Basis
Net income	—	—	—	—	—	—	—	—	—	1,168,916	1,168,916
Stock option compensation	—	—	12,389	124	—	—	—	—	1,000,132	—	1,000,256
Exercised warrants	—	—	—	—	26,300	263	—	—	—	—	263
Conversion of mandatorily redeemable	—	—	—	—	—	—	—	—	—	—	—
preferred stock to Class A common stock	(18,192)	(18,191,665)	230,800	2,308	—	—	—	—	18,189,357	—	18,191,665

Ending balance of predecessor company	—	—	304,105	3,041	26,300	263	—	—	21,627,336	(9,192,637)	12,438,003

Successor Basis
Issuance of new common stock	—	—	—	—	1	—	1	—	47,000,000	—	47,000,000

Net Income	—	—	—	—	—	—	—	—	—	760,213	760,213

Balance as of December 31, 2003	—	$—	—	$—	1	$—	1	$—	$47,000,000	$760,213	$47,760,213

The accompanying notes are an integral part of these consolidated financial statements.

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Periods Ended December 31 and August 20, 2003 and
Years Ended December 31, 2002 and 2001

	Successor Basis	Predecessor Basis
	Four-months and eleven-days ended December 31, 2003	Seven-months and twenty- days ended August 20, 2003	Years ended December 31,
			2002	2001
Cash flows from operating activities
Net income	$760,213	$1,168,916	$6,623,741	$1,398,579
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,563,957	4,591,401	7,877,258	8,012,529
Amortization of assets under capital lease	—	197,527	358,543	264,488
Amortization of goodwill	—	—	—	679,981
Amortization of intangible assets	603,624	85,079	206,284	206,284
Provision for doubtful accounts	81,823	232,757	780,460	341,242
Fair value adjustment to interest rate collar	—	(283,123)	302,520	510,500
Amortization of deferred financing costs and debt discount, included in interest expense	496,175	1,681,665	727,610	727,610
Deferred income tax expense (benefit)	(739,434)	284,109	695,172	(183,139)
(Gain)/loss on disposition of fixed assets	23,610	26,583	(585,769)	159,965
Changes in operating assets and liabilities
Accounts receivable	(2,325,780)	3,470,338	153,186	3,350,731
Notes receivable	33,356	70,636	(109,931)	(165,356)
Inventories	1,971,502	(311,887)	698,209	911,327
Other current assets	(657,603)	284,837	(14,765)	(367,156)
Refundable income taxes	466,393	(311,135)	(250,479)	306,693
Other assets	117,688	(633,394)	(171,850)	(743,333)
Accounts payable	1,284,949	(646,728)	(4,776,186)	(1,049,873)
Income taxes payable	—	—	(707,650)	707,650
Accrued expenses	(241,779)	2,243,055	537,088	(359,329)
Accrued interest	3,629,504	(1,085,925)	105,921	(241,465)
Other liabilities	(280,457)	284,288	1,261,768	65,081

Net cash provided by operating activities	8,787,741	11,348,999	13,711,130	14,533,009

Cash flows used in investing activities
Purchases of equipment	(2,914,838)	(5,213,268)	(4,870,123)	(7,791,365)
Proceeds from sale of fixed assets	27,044	26,155	746,872	74,684
Collection of notes receivable	430,630	—	—	—
Acquisition of business, net of cash acquired	(79,883,936)	—	—	—

Net cash used in investing activities	(82,341,100)	(5,187,113)	(4,123,251)	(7,716,681)

Cash flows used in financing activities
Net (repayment) borrowings of revolving line of credit	(2,121,771)	(779,685)	3,736,144	3,808,400
Repayment of long-term debt	(56,744,439)	(5,185,798)	(13,046,147)	(11,569,720)
Repayment of obligation under capital leases	(1,469,565)	(164,376)	(266,345)	(252,411)
Payment of deferred financing costs in connection
with long-term debt	(6,873,594)	—	—	—
Proceeds from issuance of long-term debt	103,600,350	—	—	—
Proceeds from issuance of stock	47,000,000	—	—	—

Net cash provided by (used in) financing activities	83,390,981	(6,129,859)	(9,576,348)	(8,013,731)

Net increase (decrease) in cash and cash equivalents	9,837,622	32,027	11,531	(1,197,403)
Cash and cash equivalents
Cash and cash equivalents, at beginning of year	80,130	48,103	36,572	1,233,975

Cash and cash equivalents, at end of year	$9,917,752	$80,130	$48,103	$36,572

The accompanying notes are an integral part of these consolidated financial statements.

The Sheridan Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Periods Ended December 31 and August 20, 2003 and
Years Ended December 31, 2002 and 2001

1. Business Organization

        The Sheridan Group, Inc. ("TSG" or the "Company") is one of the leading specialty printers in the United States offering a full range of printing and value-added support services for the journal, magazine, book and article reprint markets. The Company provides a wide range of printing services and value-added support services, such as electronic copy editing, composition, digital proofing, subscriber database maintenance, distribution services and electronic publishing support. The Company utilizes a decentralized management structure which provides customers with access to the resources of a large company, while maintaining the high level of service and flexibility of a smaller company. TSG has seven wholly-owned subsidiaries: The Sheridan Press, Inc. ("TSP"), United Litho, Inc. ("ULI"), Dartmouth Printing Company ("DPC"), Capital City Press, Inc. ("CCP"), Sheridan Books, Inc. ("SBI"), Dartmouth Journal Services, Inc. ("DJS") and The Sheridan Group Holding Company (collectively with TSG, the "Company").

        The Company is a wholly-owned subsidiary of TSG Holdings Corp. ("Holdings"), which is owned 91.4% by its equity sponsors, Bruckmann, Rosser, Sherrill & Co. LLC ("BRS") and Jefferies Capital Partners ("JCP"), and 8.6% by the management and directors of TSG.

2. Acquisition

        On August 21, 2003, Sheridan Acquisition Corp., a newly formed, wholly-owned subsidiary of Holdings, completed a private debt offering (the "Offering") of 10 1/4% senior secured notes totaling $105.0 million (the "Notes"). Proceeds from the private debt offering of $103.6 million (which was net of discount), together with $47.0 million of new equity investment, were used to purchase 100% of the outstanding capital stock of the Company (the "Acquisition"), refinance long-term debt and cover fees and expenses of the Offering and the Acquisition. The aggregate cash purchase price for the Acquisition was $79.9 million. Concurrent with the Acquisition, Sheridan Acquisition Corp. merged with and into the Company.

        The Acquisition was driven by the desire of the existing investor groups to obtain liquidity for their investment through the sale of their share ownership of the Company. Holdings purchased the Company based on its analysis of the future projected cash flows of the Company. The value creation derived from these projections resulted in an acquisition price which exceeded the fair market value of the tangible and intangible assets of the Company less the Company's liabilities, thus creating goodwill. The Acquisition was treated as a purchase business combination requiring a new basis of accounting for the acquired assets and liabilities pursuant to the requirements of Statement of Financial Accounting Standard ("SFAS") No. 141 "Business Combinations." Accordingly, the financial statements of the Company as of and for periods subsequent to August 21, 2003 are referred to as the "Successor basis" statements and all financial statements prior to that date are referred to as the "Predecessor basis" statements. The aforementioned application of purchase accounting will result in higher depreciation and amortization in future periods. Accordingly, and because of the Acquisition and new basis of accounting, the Company's financial statements for the period subsequent to the Acquisition are not comparable to the Predecessor's financial statements for the periods prior to the Acquisition.

        The total purchase price was comprised of the following:

Cash paid	$79,883,936
Liabilities assumed	51,434,748
Repayment of predecessor debt	55,313,691

$186,632,375

        The total purchase price was allocated to the acquired assets based on their respective fair values at August 21, 2003 as follows:

Current assets	$34,959,424
Property, plant & equipment	57,112,781
Intangible assets	47,000,000
Goodwill	44,641,054
Other assets	2,919,116

Total assets acquired	$186,632,375

        The following unaudited pro forma summary presents the consolidated results of operations as if the Acquisition had occurred as of January 1, 2003 and 2002, for the years ended December 31, 2003 and 2002, respectively. The summary includes adjustments for depreciation and amortization of assets, interest expense on any debt incurred to fund the Acquisition, management fees due to BRS and JCP pursuant to the Company's management agreement, and transaction costs which would have been incurred had such acquisition occurred as of the beginning of the periods presented. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Acquisition and other transactions occurred as of that date or results which may occur in the future.

	December 31,
	2003	2002
	Unaudited
Revenue	$213,097,292	$208,836,960
Net income (loss)	1,013,585	(2,245,780)

        The Company is in the process of completing its initial registration of its Notes under the Securities Act of 1933. Concurrent with such registration becoming effective, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the United States Securities and Exchange Commission.

3. Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of The Sheridan Group, Inc. and its wholly-owned subsidiaries, TSP, ULI, DPC, CCP, SBI and DJS. All material intercompany balances and transactions have been eliminated.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

        In accordance with Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition," the Company believes that revenue is realized or realizable and earned when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists,

  •
  Delivery has occurred or services have been rendered,

  •
  The sellers price to the buyer is fixed and determinable, and

  •
  Collectibility is reasonably assured.

        As such, substantially all revenue is recognized when a product is shipped and title and risk of loss transfers to the customer. Shipping and handling fees billed to customers are included in net sales and any cost of shipping and handling is included in cost of sales.

  Cash and Cash Equivalents

        Cash and cash equivalents include amounts invested in accounts which are readily convertible to known amounts or have original maturities of three months or less when purchased.

  Business and Credit Concentrations

        The Company's customers are not concentrated in any specific geographic region, but are concentrated in the journal, magazine, book and article reprint markets. There were no significant accounts receivables from a single customer. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Inventories

        Inventories are stated at the lower of cost or market with the cost of TSP's paper inventory and all of SBI's inventories determined by the last-in, first-out ("LIFO") cost method. The cost of remaining inventory (approximately 78% of inventories at December 31, 2003 and approximately 74% of inventories at December 31, 2002) is determined by the first-in, first-out ("FIFO") method.

  Property and Equipment

        Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, as follows: 1-11 years for machinery and equipment; and 10-40 years for buildings and land improvements. Leasehold improvements are amortized over the estimated useful lives or the term of the underlying lease, whichever is shorter. Upon disposal of property, plant and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in earnings.

        Expenditures for renewals and improvements which extend the original estimated lives of the assets are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell.

  Income Taxes

        Deferred income taxes are recognized for the tax consequences of applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is recorded against deferred tax assets when it is more likely than not that a deferred tax asset will not be realized.

  Goodwill

        Goodwill at December 31, 2003 represents the excess of the Acquisition purchase price over the estimated fair value of the net assets acquired. Prior to January 1, 2002, costs in excess of fair value of net assets of businesses acquired (goodwill) were amortized using the straight-line method over periods ranging from 15 to 25 years. The above goodwill is a result of stock purchases, and therefore is not deductible for tax purposes. Recoverability was tested if events or changes in circumstances indicated that the carrying amount might not be recovered with recoverability determined by comparing the undiscounted net cash flows of the assets to which the goodwill applied to the net book value, including goodwill, of those assets.

        Effective with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002 ("SFAS 142"), the Company evaluates for the impairment of goodwill in accordance with SFAS 142 which requires goodwill to be assessed for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires the determination of fair value of each reporting unit be compared to the carrying value, including goodwill, of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit might be impaired and the amount, if any, of impairment would then be measured in the second step.

  Intangible Assets

        Intangible assets at December 31, 2003 have been valued at fair value with the assistance of independent appraisers, effective with the Acquisition. These assets are attributable to customer relationships and trade names (See Note 6).

        Separable intangible assets that have finite useful lives will be amortized over those useful lives and are evaluated for impairment using undiscounted future cash flows whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

  Deferred Financing Costs

  Predecessor Basis

        Deferred financing costs were amortized over the term of the related debt using the straight-line method which approximated the interest method. Accumulated amortization as of December 31, 2002 was $2,700,977.

  Successor Basis

        Deferred financing costs incurred in connection with the Offering (Note 9) are being amortized over the term of the related debt using the interest method. Deferred financing costs incurred in connection with establishing the revolving credit agreement (Note 9) are being amortized over the term of the agreement using the straight-line method. Accumulated amortization as of December 31, 2003 was $455,174.

  Accounting for Stock Options

        The Company accounts for the fair value of its stock options granted to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for stock options granted, as the exercise price of the options was in excess of or equal to the fair value of the underlying common stock on the date of grants.

        The following table reflects pro forma net income for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended

December 31, 2002 and 2001 had the Company elected to adopt the fair value approach of SFAS No. 123, "Accounting for Stock-Based Compensation":

	Successor Basis	Predecessor Basis
	Four-months and eleven- days ended December 31, 2003	Seven-months and twenty- days ended August 20, 2003
			Years ended December 31,
			2002	2001
Net income as reported	$760,213	$1,168,916	$6,623,741	$1,398,579
Less: Stock-based compensation, net of tax	—	32,275	84,377	81,971

Pro forma	$760,213	$1,136,641	$6,539,364	$1,316,608

        The estimated fair value of each option on the date of grant was calculated using a Black-Scholes economic option-pricing model. The following table summarizes the weighted-average of the assumptions used for stock options granted during the years ended December 31, 2003 and 2002. No new option issuances under the 1998 Plan have occurred since January 31, 2002.

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Risk-free interest rate	3.95%	5.19%
Average expected years until exercise	7 years	8 years
Expected volatility	0%	0%
Dividend yield	0%	0%
Weighted average fair value per share	$2.41	$28.37

  Fair Value Information

        The carrying amounts of financial instruments, principally cash and cash equivalents, accounts and notes receivable, and accounts and notes payable reported in the balance sheets approximate their fair values.

  Derivative Instruments and Hedging Activities

        On January 1, 2001, the Company adopted SFAS No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative financial instruments, including certain derivative financial instruments embedded in other contracts and for hedging activity. FAS 133 requires the Company to recognize all derivatives as either assets or liabilities in its financial statements and record these instruments at their fair values. In order to achieve hedge accounting treatment, hedging activities must be appropriately designated, documented and proven to be effective as a hedge of a balance sheet item pursuant to provisions of FAS 133. The Company has elected, as permitted by FAS 133, not to prove the hedge effectiveness of its interest rate collar due to the administrative burden of complying with FAS 133. As a result, changes in the fair value of the interest rate collar are recorded through current income rather than through other comprehensive income. The cumulative loss as a result of the change in fair value as of December 31, 2002 was $813,020. On August 21, 2003, a portion of the proceeds from the Offering (Note 9) were used to pay the obligation of $529,897, relating to the interest rate collar, and the interest rate collar agreement was terminated.

  Advertising Costs

        The Company expenses advertising costs as the advertising occurs in accordance with American Institute of Certified Public Accountants, Statement of Position 93-7, "Reporting on Advertising Costs." Advertising expense, included in selling expenses in the consolidated statements of income, was approximately $160,000, $363,000, $478,000 and $427,000 for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, respectively.

  New Accounting Standards

        During January 2003, the Financial Accounting Standard Board ("FASB") issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties; such entities are known as variable interest entities ("VIE's"). FIN 46 applies immediately to all VIE's created after January 31, 2003 and is effective as of December 31, 2003 for any VIE's deemed to be special purpose entities ("SPE's") created prior to February 1, 2003. The FASB issued a revision to FIN 46 ("FIN 46-R") in December 2003. FIN 46-R is effective for the interim period ending March 31, 2004 for all new or existing VIE's. The Company's adoption of FIN 46 had no impact since the Company has no SPE's. The Company will implement the provisions of FIN 46-R in the first quarter of fiscal year 2004, and does not believe that the adoption of this pronouncement will have a material impact on its financial statements.

        In May 2003, the FASB issued SFAS No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for manditorily redeemable financial instruments of non-public entities. The Company does not currently have financial instruments with characteristics of liabilities and equity. Therefore, the adoption of SFAS 150 did not have an impact on the Company's consolidated financial position or results of operations.

        On December 17, 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition," which supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB 101 that had been codified in SEC Topic 13, "Revenue Recognition." The adoption of SAB 104 did not have an impact on the Company's consolidated financial position or results of operations.

  Reclassifications

        Certain previously reported amounts have been reclassified to conform to the current year presentation.

4. Inventories

        Inventories consist of the following:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Work-in-process	$3,648,351	$4,271,145
Raw materials (principally paper)	2,345,010	2,737,730

	5,993,361	7,008,875
Excess of current cost over LIFO inventory value	—	(756,413)

	$5,993,361	$6,252,462

        In connection with the Acquisition, the Company's historical LIFO reserve was eliminated, and the acquired inventory was stated at fair value.

5. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Land	$4,923,921	$2,146,422
Buildings and improvements	23,465,036	28,780,734
Machinery and equipment	32,428,582	67,394,531

	60,817,539	98,321,687
Accumulated depreciation	(3,540,530)	(54,180,244)

	57,277,009	44,141,443

Assets under capital leases Machinery and equipment	—	2,448,816

	—	2,448,816
Accumulated amortization	—	(926,704)

	—	1,522,112

Property, plant and equipment, net	$57,277,009	$45,663,555

        Depreciation and amortization expense for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, was $3,563,957, $4,788,928, $8,235,801, and $8,277,017, respectively.

6. Intangible Assets

        On August 21, 2003, in conjunction with the Acquisition, the Company acquired intangible assets relating to customer relationships and trade names. The customer relationships and trade names are being amortized using the straight-line method over the estimated useful lives as described below. Successor basis amortization expense for the period ended December 31, 2003, related to customer relationships and trade name intangible assets, was $559,133.

        The fair value and estimated lives of customer relationships were developed by the Company with the assistance of independent appraisers and valuation experts utilizing various cash flow projection methodologies with aggregate business projected cash flows allocated to specific assets with deductions made to recognize returns on contributory assets, leaving the excess, or residual net cash flow, as indicative of non-contributory assets' fair value. Values established for customer relationships related solely to the journal, article reprint and magazine printing operations of the business. The customer relationships and trade names are being amortized using a straight-line method over the estimated useful lives described below. Estimated remaining useful lives for customer relationships were developed based upon (i) a detailed analysis of historical customer retention rates and (ii) anticipated future customer retention expectations. Based upon overall historical aggregate attrition across all product lines falling between 2% and 4%, a 25 year life was established for the customer relationship base. A 40 year life was established for trade names based upon the Company's history of sustainable growth and profitability.

		Successor Basis December 31, 2003
	Useful Life	Cost	Accumulated Amortization	Net
Customer relationships	25 years	$25,000,000	$360,731	$24,639,269
Trade names	40 years	22,000,000	198,402	21,801,598

		$47,000,000	$559,133	$46,440,867

        The Company estimates annual amortization expense of $1,550,000 in each of the next five years related to these intangibles.

7. Goodwill

        Effective January 1, 2002, the Company adopted SFAS 142, which establishes financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Separable intangible assets that have finite useful lives will continue to be amortized over their useful lives.

        SFAS 142 required that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step required the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. If the fair value exceeded the carrying value, no impairment loss was recognized. However, if the carrying value of the reporting unit exceeded its fair value, the goodwill of this unit might have been impaired. The amount, if any, of the impairment would then be measured in the second step.

        In connection with adopting SFAS 142 as of January 1, 2002, the Company completed step one of the test for impairment, which indicated that the fair values of the reporting units exceeded their carrying values; therefore, no impairment has been recognized. The Company performed a similar test as of December 31, 2003 and 2002, and concluded that no goodwill impairment exists.

        The Company has presented below a table reflecting consolidated results as though SFAS 142 had been adopted at the beginning of the 2001 year and accordingly goodwill amortization had been eliminated at that time.

	Successor Basis	Predecessor Basis
	Four-months and eleven-days ended December 31, 2003	Seven-months and twenty-days ended August 20, 2003	Years ended December 31,
			2002	2001
Net income	$760,213	$1,168,916	$6,623,741	$1,398,579
Amortization	—	—	—	679,981

Net income excluding amortization	$760,213	$1,168,916	$6,623,741	$2,078,560

        At December 31, 2002 and 2001, the Company had goodwill of $11,193,063 for the short-run journal operating segment and $3,081,671 for the other publications operating segment. The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows:

	Short-Run Journals	Other Publications	Consolidated
Balance at January 1, 2003	$11,193,063	$3,081,671	$14,274,734
Write-off of old predecessor goodwill concurrent with the Acquisition	(11,193,063)	(3,081,671)	(14,274,734)
Creation of goodwill as a result of the Acquisition	26,098,237	18,542,817	44,641,054

Balance at December 31, 2003	$26,098,237	$18,542,817	$44,641,054

8. Other Assets

        Other assets consist of the following:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Notes and other receivables, net	$462,078	$529,999
Due from former shareholders	661,393	—
Prepaid expenses and deposits	1,569,432	1,807,112
Non-compete agreements, net	500,606	630,176
Deferred compensation plan assets	1,697,749	784,086
Split-dollar life insurance policies	69,650	509,257
Other	20,203	—

Total	4,981,111	4,260,630
Less: current portion	2,203,294	1,801,694

Long-term portion	$2,777,817	$2,458,936

        Notes receivable are presented net of an allowance of $136,908 and $43,930 as of December 31, 2003 and 2002, respectively. Non-compete agreements are presented net of accumulated amortization of $725,356 and $1,014,264 as of December 31, 2003 and 2002, respectively. Amortization expense related to the non-compete agreements for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, was $44,491, $85,079, $206,284 and $206,284, respectively.

9.    Notes Payable

  Predecessor Basis

        In February 1998, the Company entered into a $69.5 million credit agreement (the "Credit Agreement") with several financial institutions. The Credit Agreement consisted of a $16.0 million revolving line of credit (the "Revolver"), a six-year term loan ("Term A") for $13.0 million, a seven-year term loan ("Term B") for $29.0 million, and approximately $11.5 million of letters of credit commitments. Borrowings under the Credit Agreement were initially to bear interest at the bank's base rate plus applicable margins of 1.25% (Term A and Revolver) and 1.75% (Term B) or the Eurodollar rate plus applicable margins of 2.50% (Term A and Revolver) and 3.00% (Term B). The applicable margins for the Term A and Revolver were reduced by 0.50% on March 31, 2002, based on the Company's achievement of certain leverage ratios. Interest was payable quarterly in arrears on the last business day of each January, April, July and October. The Company paid an annual commitment fee on the unused portion of the Revolver at a rate of 0.50%. In addition, the Company paid the issuers of the letters of credit a fee of 0.25% on all letters of credit outstanding and an agent fee equal to the Applicable Eurodollar Margin, as defined in the Credit Agreement, on all letters of credit outstanding, such fees being payable quarterly in arrears on the last business day of each March, June, September and December. As of December 31, 2002, the Company had unused amounts available under the Revolver of $13,098,545 and there were $6,655,262 in outstanding letters of credit.

        In May 1999, in connection with an acquisition, the Credit Agreement was amended to include an additional six-year term loan ("Additional Term B") for $9.0 million. Borrowings under the Additional Term B bore interest at the bank's base rate plus applicable margins of 1.75% or the Eurodollar rate plus applicable margins of 3.00%.

        In February 1998, the Company also entered into a $15.0 million Senior Subordinated Loan Agreement ("Senior Subordinated Debt") with certain financial institutions. The Senior Subordinated Debt bore interest at 11.5% per year with interest payable semi-annually in arrears in January and July and matured in January 2006. The Company recorded a discount to the note related to the issuance of stock warrants to the lenders (Note 15).

        The Credit Agreement and Senior Subordinated Debt Agreement contained various restrictive terms and covenants, which, among other things, provided for the maintenance of certain financial ratios and prohibited the payment of cash dividends and restricted any new indebtedness and capital expenditures. All borrowings under the Credit Agreement were collateralized by accounts receivable, inventory and all fixed assets of the Company and all of the Company's subsidiaries were guarantors of the Credit and Senior Subordinated Debt Agreements. At December 31, 2002 the Company was in compliance with these covenants.

        With a portion of the proceeds from the Offering, on August 21, 2003, all outstanding obligations and credit facilities of the Predecessor were paid in full and terminated. Deferred financing costs of $851,175 were written off in connection with the repayment of outstanding debt.

  Successor Basis

        On August 1, 2003, Sheridan Acquisition Corp., a newly formed corporation, entered into a stock purchase agreement with the Company to purchase all of the Company's outstanding capital stock (the "Acquisition"). On August 21, 2003, Sheridan Acquisition Corp. completed the Offering of the Notes. The Notes bear interest at 10.25% per year with interest payable semi-annually in arrears in February and August and mature in August 2011. The Notes were priced to yield 10.50%. Proceeds of the offering of $103.6 million, net of discount, together with a new equity investment (Note 15) were used to purchase 100% of the outstanding capital stock of the Predecessor Company, to pay off all existing debt of the Predecessor Company, and to cover fees and expenses of the Offering and Acquisition. Concurrent with the Acquisition, Sheridan Acquisition Corp. merged with and into the Company.

        The Notes are collateralized by security interests in substantially all of the assets of the Company and its subsidiaries, subject to permitted liens. Payment obligations under the Notes are guaranteed jointly and severally, irrevocably and unconditionally, by all of the Company's subsidiaries. The Sheridan Group, Inc. (the stand-alone parent company) owns 100% of the outstanding stock of all of its subsidiaries and has no material independent assets or operations. There are no restrictions on the ability of The Sheridan Group, Inc. (the stand-alone parent company) to obtain funds by dividend, advance or loan from its subsidiaries.

        Concurrent with the Offering, the Company entered into a revolving credit agreement with Fleet National Bank (the "New Revolver"). Terms of the New Revolver allow for revolving debt of up to $18.0 million, including letters of credit commitments of up to $5.0 million, subject to a borrowing base test. Borrowings under the New Revolver bear interest at the bank's base rate or the LIBOR rate plus a margin of 1.75% at the Company's option and mature in August 2008. Interest is payable monthly in arrears. The Company has agreed to pay an annual commitment fee on the unused portion of the New Revolver at a rate of 0.35%. In addition, the Company has agreed to pay an annual fee of 1.75% on all letters of credit outstanding. As of December 31, 2003, the Company has unused amounts available under the New Revolver of $16,677,906 and there were $1,100,000 in outstanding letters of credit.

        Borrowings under the New Revolver are collateralized by the assets of the Company and its subsidiaries, subject to permitted liens.

        The following notes and loans were outstanding:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Senior secured notes, cash interest at 10.25%, payable in full August 2011, net of unamortized discount of $1,358,649	$103,641,351	$—
Revolver: interest rate of 3.44% at December 31, 2002, maturing January 2004	—	2,901,455
Term A: payable in quarterly installments of $696,525 through January 2003, a mandatory repayment of $168,463 in April 2003, and quarterly installments of $654,408 thereafter through maturity in January 2004, interest rate of 3.75% at December 31, 2002	—	3,480,852
Term B: payable in quarterly installments of $69,920 through January 2003, a mandatory repayment of $1,611,374 in April 2003, quarterly installments of $65,730 through January 2004 and $6,191,261 thereafter through maturity in January 2005, interest rate of 4.75% at December 31, 2002	—	26,702,360
Additional Term B: payable in quarterly installments of $21,700 through January 2003, a mandatory repayment of $507,068 in April 2003, quarterly installments of $20,382 through January 2004 and $1,948,026 thereafter through maturity in January 2005, interest rate of 4.75% at December 31, 2002	—	8,402,395
Senior subordinated debt, interest at 11.50%, payable in full January 2006, net of unamortized discount of $462,500, at December 31, 2002	—	14,537,500
Industrial revenue bonds (I and II), interest at the bank tax exempt rate plus 0.35% and 0.50% (1.58% and 2.35% at December 31, 2002 payable as follows: I, annual installments of $573,000 with a final payment of $93,000 in July 2011 and II, annual installments of $200,000 with a final payment of $79,000 in October 2011, collateralized by certain facilities and equipment	—	6,356,000
Notes payable to the former Chairman of acquired company, interest rates of 6.16% to 6.31%, principal and interest payments at various dates through December 2009	—	1,277,080
Note payable to the former Chairman of acquired company, interest only at 12.00%, payable in full in February 2006	—	700,000
Other	—	11,550

	103,641,351	64,369,192
Less: current portion	—	(6,172,886)

Long-term portion	$103,641,351	$58,196,306

10.    Capital Lease Obligations

        With a portion of the proceeds from the Offering, on August 21, 2003, all capital lease obligations were paid in full and the lease agreements were terminated.

11.    Accrued Expenses

        Accrued expenses consist of the following:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Payroll and related expenses	$4,986,405	$5,040,851
Profit sharing accrual	1,749,021	1,344,874
Accrued interest	3,890,222	1,346,643
Customer prepayments	1,331,114	1,177,050
Self-insured health and worker's compensation accrual	1,856,181	1,322,455
Due to former shareholders	471,623	—
Other	2,084,647	2,036,847

Total	$16,369,213	$12,268,720

12.    Other Liabilities

        Other liabilities consist of the following:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Non-compete agreements (see Note 13)	$891,428	$955,505
Deferred compensation	1,122,951	525,146
Interest rate collar	—	813,020

Total	$2,014,379	$2,293,671

13.    Commitments

        In February 1998, the Company entered into an employment agreement (the "Agreement") with its former Chairman of the Board (the "Chairman"). The Chairman's Agreement includes a 10 year non-compete arrangement, which expires in 2008. The liability for the Chairman's Agreement is to be paid out in increments increasing from $126,000 to $151,200 per year, over 15 years. Included in other liabilities as of December 31, 2003 is approximately $891,000 related to the net present value of the obligation under the Chairman's Agreement.

        The Company leases warehouse, plant and office space, printing equipment, computer equipment and delivery equipment under non-cancelable operating leases. Rental expense relating to these leases was approximately $1,649,000, $3,295,000, $4,823,000 and $3,082,000, for the four-months and eleven-days ended December 31, 2003, seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2003 approximate minimum future rental payments under non-cancelable operating leases are as follows:

Years Ended December 31,
2004	$4,345,000
2005	3,354,000
2006	2,521,000
2007	2,160,000
2008	1,484,000
Thereafter	834,000

Total	$14,698,000

        Under certain equipment leases, the Company is committed to purchase on an annual basis approximately $800,000 in consumable raw materials in order to receive a reduced lease payment. In addition, pursuant to a consumable purchase agreement, the Company is committed to purchase on an annual basis at least $3,000,000 in consumable raw materials in exchange for certain pricing arrangements. The Company has met the minimum purchase requirements of these contracts in each of the last two years and expects to do so in 2004.

14.    Mandatorily Redeemable Convertible Preferred Stock

        In conjunction with the Acquisition on August 21, 2003, the Company's outstanding A and A-1 mandatorily redeemable convertible preferred shares were converted into Class A Common Stock at rates of 12.385 and 13.76 shares of common stock for each preferred share, respectively.

        The Company's mandatorily redeemable convertible preferred stock (the "Preferred Stock"), which was convertible into common stock, was comprised of the following series, all of which were $1.00 par value:

			Predecessor Basis
			Issued and Outstanding at December 31, 2002
Series
	Authorized	Voting Rights	Dollars	Shares
A	20,000	Voting	$14,206,665	14,207
A-1	20,000	Voting	3,985,000	3,985
B	20,000	Non-Voting	—	—
B-1	20,000	Non-Voting	—	—
C	20,000	Non-Voting	—	—

			$18,191,665

        The Series A and A-1 shares were entitled to the number of votes equal to the number of shares of Class A Common Stock into which they could be converted. The Preferred Stock had no preferential dividend feature and each share of Preferred Stock had a liquidation preference of $1,000 plus interest on such amount at the rate of 8% per year compounded quarterly from the date of issuance until the liquidation date (approximately $26,268,000, in the aggregate, as of December 31, 2002). The Corporation was required, upon the occurrence of any disposition event to redeem at the closing thereof all of the Preferred Stock then outstanding at a price per share equal to the liquidation value. The Preferred Stock was convertible into common stock at any time at the option of the holder. The Series A and A-1 Preferred Stock was convertible into Class A Common Stock at the rates of 12.385 and 13.76 shares of common stock for each share of Preferred Stock, respectively, and the Series B, B-1 and C Preferred Stock was convertible into Class E Common Stock at the rates of 12.385, 13.76 and 16.673 shares of common stock for each share of Preferred Stock, respectively. In the event of the completion of a qualified public offering, as defined, all of the outstanding Preferred Stock was to convert automatically into Class A Common Stock. Further, at any time, at the option of the holder, the Series A and A-1 Preferred Stock may be converted into an equal amount of Series B and B-1 Preferred Stock and the Series B and B-1 Preferred may be converted into an equal amount of Series A and A-1 Preferred Stock.

15.    Stockholders' Equity

  Predecessor Basis

        On August 21, 2003, in conjunction with the Acquisition, all outstanding common stock including all Preferred Stock, which concurrently converted into common stock, was redeemed by the stockholders (Note 14).

  Common Stock

        The Company's common stock is comprised of the following classes, all of which are $0.01 par value:

			Predecessor Basis
			Issued and Outstanding at December 31, 2002
Series
	Authorized	Voting Rights	Dollars	Shares
A	12,250,000	Voting	$609	60,916
B	495,000	Non-Voting	—	—
C	12,250,000	Voting	—	—
D	5,000	Non-Voting	—	—
E	12,250,000	Non-Voting	—	—

			$609

Stockholder Rights

        In accordance with a stockholder agreement, no stockholder could sell, assign, pledge or otherwise transfer any interest in securities, except in certain situations as described in the Stockholder

Agreement. Under those situations permitted in the Stockholder Agreement, the Company had the first right of refusal to repurchase the shares and the other stockholders were entitled to participate in accordance with their "Tag-Along Percentage" as described in the Stockholder Agreement. On August 21, 2003, concurrent with the Acquisition, the Stockholder Agreement was terminated.

Stock Purchase Warrants

        In connection with a financing transaction in February 1998, the Company issued warrants to certain lending institutions to purchase 1,578.5 stock units at a purchase price of $1.00 per share of Series C Preferred Stock or $0.01 per share of Class E Common Stock (in the case of the conversion of the Preferred Stock) included in such stock unit. Each stock unit was comprised of either one share of Series C Preferred Stock or the number of shares of Class E Common Stock into which one share of Series C Preferred Stock was convertible. The warrants were exercisable immediately and expired on February 2, 2008, unless extended per the Warrant Agreement. The Company recorded a discount to the related note of approximately $1,200,000 for the estimated fair market value at grant date of the stock warrants issued as calculated using a binomial model. These costs were being amortized over the term of the Senior Subordinated Debt. The outstanding warrants were entitled to share in receipt of any dividends declared and distributed to any class of shares as if the warrants had been exercised immediately prior to the declaration. On August 21, 2003, in conjunction with the Acquisition, all outstanding warrants to purchase common stock were exercised.

Stock Option Plan

        The Company reserved for issuance 29,243 shares of its Class A Common Stock pursuant to its 1998 Stock Option Plan (the "1998 Plan"). Incentive Stock Options were granted at prices for issuance not less than the fair market value of the stock at the date of grant. Options generally vested ratably over a five year period, except for those options granted to officers, portions of which vested ratably over time and the remainder of which vested only upon the achievement of certain performance targets or after ten years from the date of grant. A portion of the unvested options would immediately vest upon the occurrence of certain future events, as specified in the 1998 Plan, including the sale of the Company or a qualified public offering. Options were not exercisable until the passage of ten years from date of issuance except upon the occurrence of a sale of the Company or a qualified public offering. The options expire 12 years from the date of grant. The 1998 Plan activity was as follows:

	Predecessor Basis
	Years ended December 31,
	2002	2001
Shares under option at beginning of year	27,843	27,650
Options granted (weighted average exercise price of $80.74)	900	2,193
Options canceled (weighted average exercise price of $80.74)	(1,020)	(2,000)
Options exercised	—	—

Shares under option at end of year	27,723	27,843

        On August 21, 2003, in connection with the Acquisition of the Company, all options were exercised and the 1998 Plan was terminated.

  Successor Basis

  Stock Option Plan

        On October 16, 2003, Holdings adopted the 2003 Stock-based Incentive Compensation Plan (the "2003 Plan"), pursuant to which Holdings has reserved for issuance 55,500 shares of its Common Stock. Incentive Stock Options are granted at prices for issuance not less than the fair market value of the stock at the date of grant. Options generally vest ratably over a five year period, except those options granted to officers, portions of which vest ratably over five years, and the remainder of which vest upon the achievement of certain performance targets, occurrence of certain future events, including the sale of the Company or a qualified public offering, or after eight years from the date of grant, as specified in the 2003 Plan. Options expire ten years from date of grant.

        As of the period ended December 31, 2003, 48,700 options to purchase shares of Holdings Common Stock were issued and outstanding, with vesting on these shares to begin January 1, 2004. At December 31, 2003, there were 6,800 shares available for future grants of options under the 2003 Plan, and no options were vested and exercisable. At December 31, 2003, the remaining weighted average life of the outstanding options was approximately 9.9 years. All options since plan inception were granted with an exercise price of $10.00, the fair market value of Holdings Common Stock on the date of grant.

16.    Income Taxes

        The components of the income tax provision (benefit) are as follows:

	Successor Basis	Predecessor Basis
	Four-months and eleven- days ended December 31, 2003	Seven-months and twenty- days ended August 20, 2003
			December 31,
			2002	2001
Current
Federal	$1,098,000	$1,977,357	$2,835,000	$1,359,894
State	155,279	421,846	488,091	254,295

	1,253,279	2,399,203	3,323,091	1,614,189

Deferred
Federal	(684,226)	126,242	487,208	(154,811)
State	(55,208)	157,867	207,964	(28,328)

	(739,434)	284,109	695,172	(183,139)

	$513,845	$2,683,312	$4,018,263	$1,431,050

        The components of the net deferred tax liability were as follows:

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Deferred tax assets
Incentive and vacation accrual	$826,283	$621,069
Bad debt reserve	437,788	323,704
Self insurance accrual	165,452	—
Other	97,857	—
Unrealized loss on interest rate collar	—	325,208
Intangible assets	338,660	—
Amortization of financing costs	143,160	—
Capital lease	456,385	318,448
Inventory	191,276	176,673
Tax credit carryforwards	76,611	76,611
Net operating loss carryforwards	2,361,208	2,651,902
Valuation allowance	(1,870,660)	(1,532,007)

Total deferred tax assets	3,224,020	2,961,608

Deferred tax liabilities
Intangible assets	17,169,794	—
Other	—	86,874
Property and equipment	7,546,360	3,578,238
Land	975,386	137,520

Total deferred tax liabilities	25,691,540	3,802,632

Net deferred tax liabilities	$22,467,520	$841,024

	Successor Basis	Predecessor Basis
	December 31, 2003	December 31, 2002
Included in the balance sheet
Noncurrent deferred tax liabilities in excess of assets	$24,025,665	$1,847,209
Current deferred tax assets in excess of liabilities	1,558,145	1,006,185

Net deferred tax liability	$22,467,520	$841,024

        At December 31, 2003 and 2002, the Company has net operating loss ("NOL") and built-in loss carryforwards of approximately $9,482,000, and $10,063,000, respectively, attributable to two of its subsidiaries. A portion of these losses, which may be used to offset future taxable income of the consolidated group, begin to expire in 2005. The Internal Revenue Code places certain limitations on the annual amount of NOL carryforwards which can be utilized if certain changes in the Company's ownership occur. In connection with a change in ownership occurring in 1998, this limitation is imposed on the utilization of the NOL's of one of the two subsidiaries. Therefore, based on the limitations imposed on the utilization of the NOL carryforward benefit, the gross deferred tax assets have been reduced by a valuation allowance because it is currently more likely than not that certain of such benefits will not be realized.

        At December 31, 2003, the Company has a $504,916 reserve, which is included in other accrued expenses on the balance sheet, related to tax contingencies that are recorded to address exposures involving tax positions we have taken that could be challenged by taxing authorities. These exposures result from the varying application of statutes, rules, regulations and interpretations. The Company's tax contingencies are established based on past experiences and judgments about potential actions by taxing jurisdictions.

        The following table represents the NOL carryforward expirations for the years ended December 31:

	(CCP) Federal NOL's	(ULI) State NOL's	(ULI) Credit Carryforward
2005	$25,000	$—	$—
2006	547,000	—	—
2007	2,230,000	—	—
Thereafter	2,390,000	4,214,000	76,000

	$5,192,000	$4,214,000	76,000

Total			$9,482,000

        The Company's income tax provision differs from taxes computed using the U.S. Federal statutory tax rate as follows:

	Successor Basis	Predecessor Basis
	Four-months and eleven- days ended December 31, 2003 Amount	Seven-months and twenty- days ended August 20, 2003 Amount
			Years ended December 31,
			2002 Amount	2001 Amount
U.S. Federal statutory tax rate	$433,180	$1,309,758	$3,618,281	$962,075
Increase (decrease) in tax expense resulting from Tax reserves	—	504,916	—	—
Amortization of non-deductible goodwill	—	35,122	—	231,194
Non-deductible stock warrant costs	—	153,425	47,175	47,175
Meals and entertainment	31,522	48,064	22,450	71,443
Change in valuation allowance	—	338,660	—	—
State income taxes, net of U.S. Federal income tax benefit	47,276	173,331	322,141	144,520
Other, net	1,867	120,036	8,216	(25,357)

Income tax provision	$513,845	$2,683,312	$4,018,263	$1,431,050

17.    Employee Benefit Plans

        The Company sponsors 401(k) retirement plans at each subsidiary. The Company determines annual discretionary contributions to the plans. Contributions of approximately $756,000, $1,087,000, $1,548,000 and $1,353,000 were charged to operations for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, respectively.

        The Company maintains a non-qualified deferred compensation plan for certain employees which allows participants to annually elect (via individual contracts) to defer a portion of their compensation on a pre-tax basis and which allows for make-whole contributions for participants whose pre-tax deferrals are limited under the Company's 401(k) Plan and other discretionary contributions. Employee and Company contributions are maintained in an irrevocable trust. Legally, the assets remain those of the Company; however, access to the trust assets is severely restricted. The trust cannot be revoked by the employer or an acquirer, but the assets are subject to the claims of the Company's general creditors. The employee has no right to assign or transfer contractual rights in the trust. The participants are fully vested in their compensation deferred, however, the make-whole contributions and any employer discretionary contributions are subject to vesting requirements. The Company accounts for the plan in accordance with Emerging Issues Task Force ("EITF") No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." Pursuant to EITF 97-14, as of December 31, 2003 and 2002, the Company recorded a deferred compensation liability of approximately $1,123,000 and $525,000, respectively, in other non-current liabilities in the accompanying consolidated balance sheets. The change in the deferred compensation obligation related to changes in the fair value of the vested diversified assets held in trust is recorded in accordance with SFAS 115 as trading income (loss) in compensation expense with an offsetting entry to other income (loss) of 153,768, 105,731, (99,567) and (31,070) for the four-months and eleven-days ended December 31, 2003, the seven-months and twenty-days ended August 20, 2003, and for the years ended December 31, 2002 and 2001, respectively. The diversified assets held in trust were approximately $1,698,000 and $784,000 as of December 31, 2003 and 2002, respectively, and are recorded at their fair value, based on quoted market prices, in other non-current assets on the accompanying consolidated balance sheets.

18.    Related Party Transactions

        In connection with past acquisitions in 1998, the sellers of the acquired businesses, both of whom are currently Company employees, issued notes in the aggregate amount of $276,250 to the Company to cover certain tax obligations resulting from the sales. The notes bore interest at 6.04%, compounded semi-annually, and were due and payable in full on February 1, 2008 or upon the sale of the Company or a qualified public offering. Concurrent with the Acquisition, the notes receivable were paid in full on August 21, 2003.

        Included in other assets is $661,393 due from former shareholders related to the favorable result of the estimated closing date tangible net worth calculation, pursuant to the stock purchase agreement. Included in accrued expenses is $471,623 due to former shareholders related to the anticipated tax refund from the final tax returns filed for the Predecessor company.

        In connection with the Acquisition, the Company entered into a 10 year management agreement with BRS and JCP. The management fee will be equal to the greater of $500,000 or 2% of EBITDA (as defined in the management agreement) plus reasonable out-of-pocket expenses. The company accrued $210,000 in such fees for the 4 month and 10 day period ended December 31, 2003.

19.    Contingencies

        The Company is party to legal actions as a result of various claims arising in the normal course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

20.    Business Segments

        The Company is a specialty printer in the United States offering a full range of printing and value-added support services for the journal, magazine, book and article reprint markets. The Company's business includes two reportable segments comprised of "Short-run Journals" and "Other Publications." Short-run Journals are primarily medical, technical, scientific or scholarly journals and related reprints with run sizes of less than 5,000 copies. The Other Publications business segment is comprised of three operating segments which produce specialty magazines, medium-run journals and short-run books. Certain operations within the Company's other publications segment have been aggregated following the provisions of SFAS No. 131 due to the similar characteristics of their financial performance and operations, including the nature of their service offerings, processes supporting the delivery of the services, customers and marketing and sales processes.

        The accounting policies of the operating segments are the same as those described in the Summary of Significant Accounting Policies. The results of each segment include certain allocations for general, administrative and other shared costs. However, certain shared costs, such as corporate profit sharing and bonuses and the amortization of a non-compete agreement, are not allocated to the segments. The Company's customer base resides in the continental United States and its manufacturing, warehouse and office facilities are located throughout the East Coast and Midwest.

        The Company had one customer, Elsevier, which accounted for 12.3% of consolidated net sales for the period ended December 31, 2003, 12.1% for the period ended August 20, 2003, 10.5% for the year ended December 31, 2002, and less than 10% for the year ended December 31, 2001, respectively. Net sales for Elsevier are reported in both the "Short-run Journals" and "Other Publications" segments.

        A reconciliation of total segment operating income to operating income is as follows (in thousands):

	Successor Basis	Predecessor Basis
	Four-months and eleven- days ended December 31, 2003	Seven-months and twenty- days ended August 20, 2003
			December 31,
			2002	2001
Net sales
Short-run journals	$33,453	$55,371	$86,053	$84,271
Other publications	49,606	79,785	127,430	131,909
Intersegment eliminations	(1,866)	(3,252)	(4,646)	(3,878)

Consolidated total	$81,193	$131,904	$208,837	$212,302

Operating Income
Short-run journals	4,087	6,573	12,150	8,783
Other publications	2,471	2,396	5,691	2,259
Corporate	(1,143)	(861)	(708)	(429)

Consolidated total	$5,415	$8,108	$17,133	$10,613

Assets
Short-run journals	89,851		34,560
Other publications	110,563		64,383
Corporate	2,074		1,012

Consolidated total	$202,488		$99,955

Depreciation
Short-run journals	1,295	1,347	2,750	2,845
Other publications	2,212	3,106	4,906	4,954
Corporate	57	138	221	214

Consolidated total	$3,564	$4,591	$7,877	$8,013

Capital Expenditures
Short-run journals	913	3,425	1,608	1,389
Other publications	1,991	1,773	3,231	6,330
Corporate	11	15	31	72

Consolidated total	$2,915	$5,213	$4,870	$7,791

Goodwill
Short-run journals	26,098		11,193
Other publications	18,543		3,082
Corporate	—		—

Consolidated total	$44,641		$14,275

Intangible Assets
Short-run journals	28,418		—
Other publications	18,023		—
Corporate	—		—

Consolidated total	$46,441		$—

21.    Supplemental Cash Flow Information

	Successor Basis	Predecessor Basis
	Four-months and eleven- days ended December 31, 2003	Seven-months and twenty- days ended August 20, 2003
			Years ended December 31,
			2002	2001
Cash paid during the year for
Interest	$5,353	$4,282,030	$5,253,654	$6,938,558
Income taxes, net of refunds	$771,943	$2,238,506	$4,281,221	$599,846
Non-cash investing and financing activities
Conversion of preferred stock into common stock	—	$18,191,665	—	—
Asset additions in accounts payables	$1,040,000	$176,000	$274,500	$268,500
Assets acquired through capital leases	—	—	—	$1,815,527
Asset addition in notes payable	—	—	—	$43,750

22.    Subsequent Events

        On March 5, 2004, The Sheridan Group, Inc. entered into an agreement with The Dingley Press of Lisbon, Maine to purchase substantially all of the assets and business of The Dingley Press for an aggregate purchase price of $66.9 million (subject to a working capital adjustment) (the "Dingley Acquisition"). The Dingley Press is a printer of specialty catalogs with net sales approximating $90 million for the year ended August 31, 2003. Consummation of the Dingley Acquisition is subject to the satisfaction or waiver of conditions set forth in the asset purchase agreement, including obtaining financing for the Dingley Acquisition. The Company expects to fund the acquisition price and the related transaction fees and expenses with the proceeds of debt financings and equity investments.

        The terms of the registration rights agreement relating to the Notes required the Company to have had an exchange registration statement for the Notes declared effective by February 17, 2004. Because of additional SEC requirements as a result of the proposed Dingley Acquisition, the Company was not able to satisfy this requirement. Consequently, the Company is currently paying liquidated damages with respect to the Notes. Pursuant to the terms of such registration rights agreement, until the Company's registration statement is declared effective, the Company is required to pay liquidated damages on the Notes in an amount equal to a per annum rate of 0.25% until May 17, 2004 and increasing 0.25% for each additional 90-day period up to a maximum of 1.0%. Following the closing of the Dingley Acquisition, the Company intends to use its reasonable best efforts to have the exchange offer registration statement related to the Notes declared effective as soon as possible. The Company cannot assure how quickly such registration will happen, if at all, or the amount of liquidated damages that will accrue on the Notes until such registration has occurred.

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$10,894,625	$9,917,752
Accounts receivable, net of allowance for doubtful accounts	30,066,689	25,156,695
Inventories	25,586,452	5,993,361
Other current assets	5,155,619	3,856,660

Total current assets	71,703,385	44,924,468
Property, plant and equipment, net	106,628,892	57,277,009
Intangibles, net	49,147,162	46,440,867
Goodwill	48,249,759	44,641,054
Deferred financing costs, net	9,009,172	6,426,628
Other assets	3,833,913	2,777,817

Total assets	$288,572,283	$202,487,843

LIABILITIES
Current liabilities:
Accounts payable	$11,765,336	$8,677,022
Accrued expenses	31,761,889	16,369,213

Total current liabilities	43,527,225	25,046,235
Notes payable	164,889,335	103,641,351
Deferred income taxes and other liabilities	26,748,273	26,040,044

Total liabilities	235,164,833	154,727,630

STOCKHOLDERS' EQUITY
Common stock ($0.01 par value)	—	—
Additional paid-in capital	50,975,000	47,000,000
Retained earnings	2,432,450	760,213

Total stockholders' equity	53,407,450	47,760,213

Total liabilities and stockholders' equity	$288,572,283	$202,487,843

See Accompanying Notes to the Consolidated Interim Financial Statements

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For the Six Months Ended June 30, 2004 and 2003
(unaudited)

	Successor Company	Predecessor Company
	June 30, 2004	June 30, 2003
Net sales	$118,334,800	$104,588,864
Cost of sales	90,092,955	79,191,909

Gross profit	28,241,845	25,396,955

Selling and administrative expenses	17,797,239	15,921,305
Amortization of intangibles	862,971	68,272

Total operating expenses	18,660,210	15,989,577

Operating income	9,581,635	9,407,378

Other (income) expense:
Interest expense	6,939,331	2,506,361
Interest income	(93,112)	(41,144)
Other	8,309	(18,307)

Total other expense	6,854,528	2,446,910

Income before income taxes	2,727,107	6,960,468
Income tax provision	1,054,870	2,686,741

Net income	$1,672,237	$4,273,727

See Accompanying Notes to the Consolidated Interim Financial Statements

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2004 and 2003
(unaudited)

	Successor Company	Predecessor Company
	2004	2003
Cash flows from operating actvities:
Net income	$1,672,237	$4,273,727
Adjustments to reconcile net income to cash from operating activities
Depreciation	5,210,588	3,722,899
Amortization of assets under capital lease	—	116,509
Amortization of intangible assets	862,970	68,272
Provision for doubtful accounts	128,127	115,000
Fair value adjustment to interest rate collar	—	(229,815)
Amortization of deferred financing costs and debt discount	718,686	363,803
(Gain)/loss on disposition of fixed assets	(18,070)	6,558
Changes in operating assets and liabilities
Accounts receivable	1,197,183	3,967,652
Notes receivable	—	8,791
Inventories	(229,542)	185,934
Other current assets	(176,394)	490,969
Other assets	(647,313)	(336,124)
Accounts payable	(2,294,384)	(359,276)
Accrued expenses	2,646,844	(1,072,341)
Accrued interest	2,636,278	(549,907)
Income tax payable	—	218,980
Other liabilities	418,831	28,990

Net cash provided by operating activities	12,126,041	11,020,621

Cash flows used in investing activities:
Purchases of equipment and leasehold improvements	(5,501,782)	(4,250,818)
Proceeds from sale of fixed assets	28,480	1,055
Acquisition of business	(63,746,854)	—

Net cash used in investing activities	(69,220,156)	(4,249,763)

Cash flows provided by (used in) financing activities:
Repayment of capital lease debt	—	(127,262)
Repayment of long term debt	—	(6,658,355)
Proceeds from issuance of long term debt	61,200,000	—
Payment of deferred financing costs in connection with long-term debt	(3,129,012)	—

Net cash provided by (used in) financing activities	58,070,988	(6,785,617)

Net increase (decrease) in cash	976,873	(14,759)
Cash at beginning of period	9,917,752	48,103

Cash at end of period	$10,894,625	$33,344

Non-cash investing and financing activities
Asset additions in accounts payable	$400,650	$99,500

Capital contribution in connection with acquisition of business	$3,975,000	$—

Additional purchase price in connection with acquisition of business in accrued expenses	$1,705,607	$—

Deferred financing costs related to issuance of long term debt in accrued expenses	$58,209	$—

See Accompanying Notes to the Consolidated Interim Financial Statements

THE SHERIDAN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

1.     Company Information and Significant Accounting Policies

  The accompanying unaudited financial statements of The Sheridan Group, Inc. and Subsidiaries (together, the "Company") have been prepared by the Company pursuant to the rules of the Securities and Exchange Commission (the "SEC"). In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly, in all material respects, the Company's financial position as of June 30, 2004 and December 31, 2003 and its results of operations for the six month periods ended June 30, 2004 and 2003 and its cash flows for the six month periods ended June 30, 2004 and 2003. All such adjustments are deemed to be of a normal and recurring nature and all material intercompany balances and transactions have been eliminated.

  These condensed financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto of The Sheridan Group, Inc. and Subsidiaries for the period as of and ended December 31, 2003. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the six month period ended June 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year.

  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

2.     Acquisition

  On August 21, 2003, Sheridan Acquisition Corp., a newly formed, wholly-owned subsidiary of TSG Holdings Corp. ("Holdings"), completed a private debt offering (the "Offering") of 10 1/4% senior secured notes totaling $105.0 million (the "2003 Notes"). Proceeds from the private debt offering of $103.6 million (which was net of discount), together with $47.0 million of new equity investment, were used to purchase 100% of the outstanding capital stock of the Company (the "Acquisition"), refinance long-term debt and cover fees and expenses of the Offering and the Acquisition. The aggregate cash purchase price for the Acquisition was $79.9 million. Concurrent with the Acquisition, Sheridan Acquisition Corp. merged with and into the Company.

  The Acquisition was driven by the desire of the existing investor groups to obtain liquidity for their investment through the sale of their share ownership of the Company. Holdings purchased the Company based on its analysis of the future projected cash flows of the Company. The value creation derived from these projections resulted in an acquisition price which exceeded the fair market value of the tangible and intangible assets of the Company less the Company's liabilities, thus creating goodwill. The Acquisition was treated as a purchase business combination requiring a new basis of accounting for the acquired assets and liabilities pursuant to the requirements of Statement of Financial Accounting Standard ("SFAS") No. 141 "Business Combinations." Accordingly, the financial statements of the Company as of and for periods subsequent to

  August 21, 2003 are referred to as the "Successor basis" statements and all financial statements prior to that date are referred to as the "Predecessor basis" statements. The aforementioned application of purchase accounting will result in higher depreciation and amortization in future periods. Accordingly, and because of the Acquisition and new basis of accounting, the Company's financial statements for the period subsequent to the Acquisition are not comparable to the Predecessor's financial statements for the periods prior to the Acquisition.

3.     The Dingley Acquisition

  On May 25, 2004, the Company completed a private debt offering (the "Secondary Offering") of 10 1/4% senior secured notes totaling $60.0 million that mature August 15, 2011 (the "2004 Notes"). The 2004 Notes have identical terms to the 2003 Notes. Proceeds from the Secondary Offering of $61.2 million (which included a premium), together with approximately $4.0 million of stock issued by TSG Holdings Corp., which was contributed to the Company as additional paid-in capital, were used to purchase substantially all of the assets and business of The Dingley Press of Lisbon, Maine (the "Dingley Acquisition") and to cover fees and expenses of the Secondary Offering and the Dingley Acquisition. The aggregate purchase price for the Dingley Acquisition was $69.4 million (including $0.8 million of transaction costs), net of liabilities assumed of $14.8 million. Included in the purchase price is a standard seller indemnity escrow fund totalling $3.0 million which expires on November 25, 2005. The results of operations of The Dingley Press have been included in the Company's results of operations since the date of the Dingley Acquisition.

  The Dingley Acquisition was accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations," and the Company accordingly allocated the estimated purchase price of The Dingley Press based upon the fair value of net assets acquired and liabilities assumed. The Company is in the process of finalizing certain estimates including those for intangible assets and certain liabilities and, as a result, the allocation of the purchase price is subject to further adjustments pending receipt of the final valuation from the Company's independent appraisers. The preliminary components and allocation of the purchase price, which are expected to be finalized within six months of the acquisition date, consisted of the following (in thousands):

Current assets	$26,926
Property, plant & equipment	49,711
Intangible assets	3,978
Goodwill	3,609

Total assets acquired	84,224
Liabilities assumed	(14,796)

Net assets acquired	$69,428

  The acquisition of The Dingley Press provides the Company with an opportunity for future growth while diversifying our product offering. Importantly, the catalog market, which The Dingley Press competes in, has characteristics that are similar to the other business segments of the Company. The purchase price of The Dingley Press was based on the projected business growth and cash flows of The Dingley Press over the next several years and indicated a value that was significantly in excess of the current net book value of the business resulting in the recognition of various intangible assets and goodwill. The goodwill is deductible for tax purposes and the intangible assets consist primarily of customer relationships.

  The following unaudited pro forma summary for the six month periods ended June 30, 2004 and 2003, presents the consolidated results of operations as if the Dingley Acquisition had occurred as of January 1, 2004 and 2003, respectively. The summary includes adjustments for depreciation and amortization of assets, income taxes, interest expense on the debt incurred to fund the Dingley Acquisition, and transaction costs which would have been incurred had the Dingley Acquisition occurred as of the beginning of the periods presented. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the Dingley Acquisition and other transactions occurred as of that date or results which may occur in the future.

	Six Months Ended June 30,
	Successor Basis	Predecessor Basis
($s in thousands)	2004	2003
Net sales	$155,275	$148,355
Net income (loss)	$1,479	$(411)

4.     Inventory

  Components of net inventories at June 30, 2004 and December 31, 2003 were as follows (in thousands):

	June 30, 2004	December 31, 2003
	(unaudited)
Work-in-process	$8,386	$3,648
Raw materials (principally paper)	17,200	2,345

	25,586	5,993
Excess of current costs over LIFO inventory value	—	—

Net inventory	$25,586	$5,993

5.     The 2003 Notes and 2004 Notes

  The 2003 Notes and the 2004 Notes are collateralized by security interests in substantially all of the assets of the Company and its subsidiaries, subject to permitted liens. The capital stock, securities and other payment rights of the Company's subsidiaries will constitute collateral for the 2003 Notes and the 2004 Notes only to the extent that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act do not require separate financial statements of a subsidiary to be filed with the SEC. Payment obligations under the 2003 Notes and the 2004 Notes are guaranteed jointly and severally, irrevocably and unconditionally, by all of the Company's subsidiaries. The Sheridan Group, Inc. (the stand-alone parent company) owns 100% of the outstanding stock of all of its subsidiaries and has no material independent assets or operations. There are no restrictions on the ability of The Sheridan Group, Inc. (the stand-alone parent company) to obtain funds by dividend, advance or loan from its subsidiaries.

  In connection with the offerings of the 2003 Notes and the 2004 Notes, the Company entered into registration rights agreements pursuant to which the Company is required to register the 2003 Notes and the 2004 Notes with the SEC. The Company has filed a Registration Statement on Form S-4 with the SEC in connection with an exchange offer of its outstanding 2003 Notes and 2004 Notes for a like principal amount of new senior secured notes. The new senior secured notes will be identical in all material respects to the 2003 Notes and the 2004 Notes, except that the new senior secured notes will not bear legends restricting the transfer thereof.

  The terms of the registration rights agreement relating to the 2003 Notes required the Company to have had an exchange registration statement for the 2003 Notes filed with the SEC and declared effective by February 17, 2004. Because of additional SEC requirements as a result of the Dingley Acquisition, the Company was not able to satisfy this requirement. Consequently, the Company is currently paying liquidated damages with respect to the 2003 Notes. Pursuant to the terms of such registration rights agreement, until the Company's registration statement is declared effective, the Company is required to pay liquidated damages on the 2003 Notes in an amount equal to a per annum rate of 0.25% until May 17, 2004 and increasing 0.25% for each additional 90-day period up to a maximum of 1.00%. The Company intends to use its reasonable best efforts to have the exchange offer registration statement related to the 2003 Notes and the 2004 Notes declared effective as soon as possible. The Company cannot predict how quickly such registration will happen, if at all, or the amount of liquidated damages that will accrue on the 2003 Notes until such registration has occurred. The 2004 Notes will not accrue any liquidated damages unless the registration of the 2004 Notes is not effective before November 21, 2004.

  Concurrent with such registration becoming effective, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC.

6.     Accrued Expenses

  Accrued expenses as of June 30, 2004 and December 31, 2003 consisted of the following (in thousands):

	June 30, 2004	December 31, 2003
Payroll and related expenses	$4,741	$4,986
Profit sharing accrual	1,150	1,749
Accrued interest	6,527	3,890
Customer prepayments	11,219	1,331
Self-insured health and workers' compensation accrual	2,590	1,856
Due to former shareholders	1,135	472
Other	4,400	2,085

Total	$31,762	$16,369

7.     Stock-Based Compensation

  The Company accounts for stock options granted to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized since the grant price of the options was equal to the fair value of the underlying common stock on the date of grant. Had compensation cost for the stock-based compensation plan been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, "Accounting for Stock Based Compensation," our net income would have been adjusted to the pro forma amounts indicated below:

	Six Months Ended June 30,
	Successor Basis	Predecessor Basis
($s in thousands)	2004	2003
Net income:
As reported	$1,672	$4,274
Stock-based compensation cost, net of tax, based on the fair value method	(6)	(25)

Pro forma	$1,666	$4,249

8.     Segments

  The Company is a specialty printer in the United States offering a full range of printing and value-added support services for the journal, catalog, magazine, book and article reprint markets. The Company's business includes three business reporting segments comprised of "Short-run Journals", "Specialty Catalogs" and "Other Publications." Short-run Journals are primarily medical, technical, scientific or scholarly journals and related reprints with run sizes of less than 5,000 copies. The Specialty Catalogs segment, which is comprised of the assets and operations of The Dingley Press acquired on May 25, 2004, is focused on catalog merchants that require run sizes between 300,000 and 10,000,000 copies. The Other Publications business segment is comprised of three operating segments which produce specialty magazines, medium-run journals and short-run books. Certain operations within the Company's Other Publications segment have been aggregated following the provisions of SFAS No. 131 due to the similar characteristics of their financial performance and operations, including the nature of their service offerings, processes supporting the delivery of the services, customers, and marketing and sales processes.

  The accounting policies of the operating segments are the same as those described in Note 3 "Summary of Significant Accounting Policies" in the Company's financial statements as filed on Form S-4 on August 3, 2004. The results of each segment include certain allocations for general, administrative and other shared costs. However, certain corporate costs are not allocated to the segments.

  The Company's customer base resides in the continental United States and its manufacturing, warehouse and office facilities are located throughout the East Coast and Midwest. The Company had one customer, Elsevier, which accounted for 12.7% of total Company net sales for the six month period ended June 30, 2004, and 13.3% of total Company net sales for the six month period ended June 30, 2003, respectively. Net sales for this customer are reported in both the "Short-run Journals" and "Other Publications" segments.

	Six Months Ended June 30,
	Successor Basis	Predecessor Basis
($s in thousands)	2004	2003
Net sales
Short-run journals	$48,067	$43,314
Specialty catalogs	7,812	—
Other publications	64,944	64,013
Intersegment eliminations	(2,488)	(2,738)

Consolidated total	$118,335	$104,589

Operating income
Short-run journals	$7,069	$6,540
Specialty catalogs	244	—
Other publications	3,135	3,259
Corporate	(866)	(392)

Consolidated total	$9,582	$9,407

($s in thousands)	June 30, 2004	December 31, 2003
Assets
Short-run journals	$93,127	$89,851
Specialty catalogs	83,681	—
Other publications	109,014	110,563
Corporate	2,750	2,074

Consolidated total	$288,572	$202,488

  A reconciliation of total segment operating profit to consolidated income before income taxes is as follows:

	Six month ended June 30,
	Successor Basis	Predecessor Basis
($s in thousands)	2004	2003
Total operating profit (as shown above)	$9,582	$9,407
Interest expense	(6,940)	(2,506)
Interest income	93	41
Other, net	(8)	18

Income before income taxes	$2,727	$6,960

9.     Income Taxes

  The Company's effective income tax rate was 38.7% for the first six months of 2004. For 2003, the effective income tax rate was 38.6% for the first six months. The amount of tax expense differs from the amount obtained by application of statutory rates primarily due to the impact of state income taxes in 2004 and 2003.

10.   Related Party Transactions

  In connection with the Acquisition, the Company entered into a 10 year management agreement with its principal equity sponsors. The management fee under this agreement will be equal to the greater of $500,000 or 2% of EBITDA (as defined in the management agreement) plus reasonable out-of-pocket expenses. The Company expensed $0.3 million in such fees for the six month period ended June 30, 2004. No such fees were accrued in the comparable 2003 period.

11.   Contingencies

  The Company is party to legal actions as a result of various claims arising in the normal course of business. The Company believes that the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

12.   Subsequent Events

  On July 27, 2004, the Company announced plans, as approved by the Board of Directors on July 22, 2004, to consolidate the operations of its Sheridan Books, Inc. subsidiary into a single facility. Sheridan Books, Inc. will move the manufacturing operations equipment from its Fredericksburg, Virginia facility to its facility in Chelsea, Michigan by September 30, 2004. In addition, the Company will expand the Chelsea, Michigan facility by 60,000 square feet during 2005. This additional space will be used to consolidate the customer service and warehouse operations, currently located in Ann Arbor, Michigan, to the Chelsea facility. The vacated buildings in Virginia and Ann Arbor, Michigan will be sold. The Company does not expect to record an impairment charge as part of this consolidation. Restructuring and other associated costs totaling approximately $350,000 related to moving equipment and retention bonuses will be expensed when incurred.

Report of Independent Auditors

To the Board of Directors and Shareholders of
The Dingley Press

        In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholder's equity, and cash flows present fairly, in all material respects, the financial position of The Dingley Press at August 31, 2003 and August 31, 2002, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 3, the company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities as of September 1, 2000.

        As discussed in Note 1, the Company has restated its financial statements, which were previously audited by other independent accountants, for each of the three years in the period ended August 31, 2003.

/s/ PricewaterhouseCoopers LLP

April 14, 2004
Portland, Maine

THE DINGLEY PRESS

Balance Sheets
August 31, 2003 and 2002

	2003	2002
	(as restated)	(as restated)
Assets
Current assets
Cash	$238	$1,142
Accounts receivable, less allowance for doubtful accounts of $456,000 for 2003 and 2002, respectively	6,172,997	5,826,226
Inventories
Raw materials	10,502,114	7,882,700
Work in process	5,761,607	4,950,152

Total inventories	16,263,721	12,832,852

Prepaid expenses and other assets	1,515,713	883,674

Total current assets	23,952,669	19,543,894

Property, plant and equipment, net (Note 4)	48,118,430	42,627,130
Deferred financing costs, net	108,436	191,300

	$72,179,535	$62,362,324

Liabilities and Stockholders' Equity
Noninterest-bearing book overdrafts	$533,283	$1,413,298
Revolving loan (Note 6)	1,191,569	1,583,056
Current portion of long-term debt (Note 7)	5,746,963	5,461,515
Accounts payable	4,046,394	5,809,889
Accrued expenses (Note 5)	1,760,148	1,274,849
Customer deposits	8,403,098	4,888,588

Total current liabilities	21,681,455	20,431,195

Fair market value of interest rate swaps	810,818	1,281,388
Long-term debt (Note 7)	33,737,569	28,762,975

Total liabilities	56,229,842	50,475,558
Commitments and contingencies (Note 10)
Stockholders' equity
Common stock, $1 par value; 500,000 shares authorized, 268,140 and 267,050 shares issued and outstanding, respectively	268,140	267,050
Unearned compensation (Note 8)	(97,318)	—
Additional paid-in capital	399,653	92,928
Retained earnings	15,379,218	11,526,788

Total stockholders' equity	15,949,693	11,886,766

	$72,179,535	$62,362,324

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Statements of Operations
August 31, 2003 and 2002

	2003	2002	2001
	(as restated)	(as restated)	(as restated)
Net sales	$91,251,185	$82,233,694	$87,845,499
Cost of sales	78,767,085	71,638,925	78,352,215

Gross profit	12,484,100	10,594,769	9,493,284
Selling, general and administrative expenses	5,370,147	4,529,752	4,590,284

Operating income	7,113,953	6,065,017	4,903,000
Interest expense	(2,456,715)	(3,295,904)	(3,785,609)
Other income, net	29,543	33,851	8,310

Income before cumulative effect of change in accounting principle	4,686,781	2,802,964	1,125,701
Cumulative effect of change in accounting principle (Note 3)	—	—	270,077

Net income	$4,686,781	$2,802,964	$1,395,778

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Statements of Changes in Stockholders' Equity
Years Ended August 31, 2003, 2002 and 2001

	Common Stock
			Additional Paid-in Capital	Unearned Compensation		Retained Earnings	Stockholders' Equity
	Shares	Amount
Balance at August 31, 2000, as previously reported	267,050	$267,050	$92,928	$		$11,061,549	$11,421,527
Restatement (Note 1)						(2,251,376)	(2,251,376)

Balance at August 31, 2000 (as restated)	267,050	267,050	92,928			8,810,173	9,170,151
Net income (as restated)						1,395,778	1,395,778
Dividends						(387,222)	(387,222)

Balance at August 31, 2001 (as restated)	267,050	267,050	92,928			9,818,729	10,178,707
Net income (as restated)						2,802,964	2,802,964
Dividends						(1,094,905)	(1,094,905)

Balance at August 31, 2002 (as restated)	267,050	267,050	92,928			11,526,788	11,886,766
Issuance of common stock under stock option plan	1,090	1,090	18,225				19,315
Compensation expense for option issuance (as restated)			288,500		(97,318)		191,182
Net income (as restated)						4,686,781	4,686,781
Dividends						(834,351)	(834,351)

Balance at August 31, 2003 (as restated)	268,140	$268,140	$399,653		$(97,318)	$15,379,218	$15,949,693

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Statements of Cash Flows
Years Ended August 31, 2003, 2002 and 2001

	2003	2002	2001
	(as restated)	(as restated)	(as restated)
Cash flows from operating activities
Net income	$4,686,781	$2,802,964	$1,395,778
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	5,053,757	4,071,570	3,749,271
Amortization of deferred financing costs	91,199	100,639	100,916
Cumulative effect of change in accounting principle	—	—	(270,077)
(Gain) loss on fair value of interest rate swaps	(282,069)	666,405	920,081
(Gain) loss on disposal of equipment	(24,949)	130,704	6,178
Compensation expense for issuance of options	191,182	—	—
Changes in operating assets
Accounts receivable	(346,771)	2,624,428	(1,096,459)
Inventories	(3,430,869)	(360,849)	1,625,091
Prepaid expenses and other assets	(632,039)	(361,834)	(89,985)
Changes in operating liabilities
Accounts payable	(1,763,495)	(58,131)	1,697,779
Accrued expenses	296,798	147,595	166,707
Customer deposits	3,514,510	(920,039)	2,182,655

Net cash provided by operating activities	7,354,035	8,843,452	10,387,935

Cash flows from investing activities
Purchase of property, plant, and equipment	(10,588,543)	(10,928,480)	(3,529,390)
Proceeds from sale of property, plant, and equipment	68,435	106,000	3,300

Net cash used in investing activities	(10,520,108)	(10,822,480)	(3,526,090)

Cash flows from financing activities
Net (repayments) borrowings under revolving loan
agreement	(391,487)	374,412	(5,837,597)
Change in book overdrafts	(880,015)	(127,922)	1,170,012
Proceeds from issuance of long-term debt	16,756,114	6,589,340	1,072,916
Principal payments on long-term debt	(11,496,072)	(3,751,348)	(2,980,096)
Exercise of stock option	19,315	—	—
Payment of loan origination fees	(8,335)	(10,000)	—
Dividends paid	(834,351)	(1,094,905)	(387,222)

Net cash provided by (used in) financing activities	3,165,169	1,979,577	(6,961,987)

Net (decrease) increase in cash	(904)	549	(100,142)
Cash at beginning of year	1,142	593	100,735

Cash at end of year	$238	$1,142	$593

Supplemental disclosures of cash flow information
Cash paid for interest	$2,635,225	$2,518,287	$2,766,835

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Notes to Financial Statements

August 31, 2003, 2002 and 2001

1. Restatement

        In connection with a re-audit of the Company's financial statements relating to a pending sale of the Company (Note 11), a number of adjustments were identified that management agreed required restatement of the Company's previously issued financial statements. The effect of the restatement was to reduce previously reported income before cumulative effect of change in accounting principle by $874,000, $460,000 and $1,668,000 for the years ended August 31, 2003, 2002 and 2001, respectively. Net income was similarly reduced by the same amounts for the years ended August 31, 2003 and 2002 and by $1,398,000 for the year ended August 31, 2001. Stockholders' equity was also reduced as of August 31, 2000 by $2,251,000 as reflected in the accompanying statements of changes in stockholder's equity.

        The adjustments required to restate the financial statements for each of the periods presented are described below:

  •
  Under previously existing bill and hold arrangements, the Company recognized revenue prior to product being shipped. The financial statements have been revised for all periods presented to recognize revenue and cost of sales under these arrangements upon delivery of product to customers.

  •
  The Company previously recorded work in process inventory at standard, rather than actual costs, and also capitalized general, administrative and interest costs as part of the cost of inventory rather than expense such costs incurred. The financial statements have been revised for all periods presented to reflect inventory and related costs of sales at actual cost, excluding general, administrative and interest costs.

  •
  The Company previously capitalized the cost of maintenance parts, net of related reserve for obsolescence, that instead should have been expensed at the time they were purchased. The financial statements have been revised for all periods presented to record the cost of maintenance parts in the period they were purchased.

  •
  The Company had been depreciating certain assets over a 60-year period, which management has now determined to have been excessive. The financial statements have been revised for all periods presented to record depreciation of these assets over a 40-year period.

  •
  The Company had previously not made any provision for damaged or obsolete raw material or work in process inventory or for costs in excess of selling price (net realizable value). The financial statements have been revised for all periods presented to reduce the carrying amount of inventory in the period that inventory became damaged or obsolete and to net realizable value.

  •
  Accounts receivable previously included a general reserve not specifically related to outstanding customer accounts. The financial statements have been revised for all periods presented to eliminate the general reserve, and to record a reserve consisting of specifically identified collection risk and estimated uncollectible accounts based on historical experience.

  •
  The Company previously had not adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective September 1, 2000 (Notes 2 and 3). Consequently, the financial statements have been revised for all periods presented to record interest rate swap contracts at fair value, and to reflect changes in the fair values of the contracts in the statements of operations. In addition, the financial statements for the year ended August 31, 2001 have been revised to reflect the effect of initially recording the interest rate swap contracts at fair value upon adoption of SFAS No. 133 as a cumulative effect of change in accounting principle.

  •
  The Company had previously not recognized any expense upon the issuance of stock options to an employee in 2003. However, it has now been determined that the fair value of the Company's stock at the time the options were issued exceeded the exercise price. In addition, the Company had previously determined that stock options were a fixed plan; however, it has been subsequently determined that it is a variable plan. Accordingly, the financial statements for the year ended August 31, 2003 have been revised to reflect stock compensation under variable accounting at the revised fair value of the Company's stock.

  •
  The Company has revised its financial statements for 2002 and 2001 in order to record charges for employee terminations as incurred rather than as paid.

  •
  The Company has revised its financial statements for 2003 and 2002 in order to record vendor rebates as earned rather than as received.

        The effect of each of the adjustments described above on income before cumulative effect of change in accounting principle, and on net income for each of the years presented is shown below (amounts in 000's):

	2003	2002	2001
Income before cumulative effect of change in accounting principle, and net income, as previously reported	$5,561	$3,263	$2,794
Revenue recognition	(142)	200	(744)
Inventory capitalization	(93)	(32)	(35)
Expensing of maintenance parts	(469)	(107)	(464)
Reduction in estimated useful life of
production facility	(37)	(37)	(37)
Net realizable value of inventory	(105)	(39)	63
Uncollectible accounts receivable	(95)	89	577
Changes in fair value of interest rate swaps	282	(666)	(920)
Stock compensation	(191)	—	—
Employee terminations	—	108	(108)
Customer rebates	(24)	24	—

Income before cumulative effect of change in accounting principle, as restated	4,687	2,803	1,126
Cumulative effect of change in accounting principle for interest rate swaps	—	—	270

Net income, as restated	$4,687	$2,803	$1,396

2. Operations and Summary of Significant Accounting Policies

  Business

        The Dingley Press is a specialty printer of catalogs. The Company provides printing, binding and distribution services to direct mail catalog companies throughout the United States.

  Revenue Recognition

        In accordance with Staff Accounting Bulletin ("SAB") 104, Revenue Recognition, revenue is realized or realizable and earned when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists;

  •
  Delivery has occurred or services have been rendered;

  •
  The seller's price to the buyer is fixed and determinable, and

  •
  Collectibility is reasonably assured.

        As such, substantially all revenue is recognized when title and risk of loss transfers to the customer, which is when the customer receives the product. Shipping and handling fees billed to customers are included in net sales and any cost of shipping and handling is included in cost of sales.

  Fair Value of Financial Instruments

        The carrying amount of cash, trade receivables and trade payables approximates their fair value because of the short maturity of these financial instruments. The fair value of the Company's debt, including current installments, is estimated using discounted cash flow analysis based upon the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of debt, including current installments, at August 31, 2003 and August 31, 2002 was $41,914,321 and $36,526,005 as compared with a carrying value of $41,082,764 and $36,096,701 at August 31, 2003 and 2002, respectively.

  Inventories

        Inventories are stated at the lower of cost or market and consist of raw materials and work in process. The cost of inventories is determined principally on the specific identification basis. Raw materials principally include paper and ink. Work in process includes the cost of materials, labor, and factory overhead.

  Property, Plant, and Equipment

        Property, plant, and equipment are stated at cost. Depreciation is computed on the straight-line method over the assets' estimated useful lives. Maintenance and repair costs are charged to expense. Repair parts and supplies are expensed when purchased. Major overhauls that extend the useful lives of existing assets are capitalized. When property, plant, and equipment are retired or disposed, the costs and accumulated depreciation are eliminated and the resulting gain or loss is recognized in income.

        The Company is required to assess potential impairments to its long-lived assets in accordance with Statements of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment of

Long-Lived Assets, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair value based upon the most recent information available.

  Derivative Financial Instruments

        The Company accounts for derivative financial instruments under the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The Company has entered into several interest rate swap agreements to manage its exposure to interest rate movements pertaining to its variable rate debt. These agreements which have maturities of up to seven years, involve the exchange of variable rate payments for fixed rate payments without the exchange of the underlying principal amounts. The Company has not designated these agreements as hedges under SFAS 133 and therefore changes in the fair value of derivatives are recognized immediately in the statement of operations as interest expense. The differential between fixed and variable rates to be paid or received is recognized as an adjustment to interest expense in the statement of operations.

  Income Taxes

        The Company and its shareholders have elected to be taxed under Subchapter S of the Internal Revenue Code. The effect of this election is that all income or loss of the Company is reported on the shareholders' personal income tax returns. Therefore, the accompanying financial statements do not include the effect of any federal or state income taxes. The Company reimburses its shareholders through payment of dividends for taxes associated with the Company's income reported by the individual shareholders.

  Concentration of Risk

        The Company purchases its paper and ink from a few suppliers. No long-term purchase commitments have been executed and management believes there are sufficient alternative suppliers to mitigate any potential supply risk.

        Financial instruments which potentially expose the Company to concentration of credit risk consist principally of trade accounts receivable. The Company sells its products principally to businesses engaged in mail-order sales. These businesses are located throughout the United States. The Company reviews each customer's credit history before extending credit. To reduce credit risk, the Company purchases credit loss insurance covering specific accounts and requires deposits on certain orders. The Company had one customer which accounts for approximately 49%, 50%, and 34% of sales for the years ended August, 31, 2003, 2002, and 2001. This customer at August 31, 2003, and 2002 represented approximately 22% and 30% of trade accounts receivable.

  Management Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about guarantees that an entity issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 15, 2002. The Company, at August 31, 2003 and 2002 had no such guarantees.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 addresses consolidation by business enterprises of variable interest entities, which possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46, as amended by FIN 46R, is applicable to the Company for all variable interest entities entered into after January 31, 2003, and to existing entities for the period ended May 31, 2004. Management does not expect the provisions of this interpretation to have an impact on the financial position and results of operations of the Company.

3. Cumulative Effect of Accounting Change

        Effective as of September 1, 2000, the Company adopted the provisions of SFAS 133. The Company has not designated its interest rate swap agreements as hedges under SFAS 133, and therefore changes in the fair value of derivatives are recognized immediately in the statement of operations as interest expense. The cumulative effect of this change for periods prior to September 1, 2000 totaled $270,077 and has been reflected as the cumulative effect of change in accounting principle in the accompanying statements of operations.

4. Property, Plant, and Equipment

        Property, plant, and equipment consist of the following:

		August 31,
	Estimated Useful Lives
		2003	2002
		(as restated)	(as restated)
Land		$1,000,964	$1,000,964
Building and building improvements	20 - 40	10,331,860	6,552,004
Machinery and equipment	5 - 15	59,758,657	48,995,207
Construction in progress		291,821	4,719,929

		71,383,302	61,268,104
Less accumulated depreciation		23,264,872	18,640,974

		$48,118,430	$42,627,130

5. Accrued Expenses

        Accrued expenses consist of the following:

	August 31,
	2003	2002
	(as restated)	(as restated)
Compensation	$849,354	$636,947
Health self-insurance	359,919	301,976
Interest	147,642	135,282
Current portion of fair value of interest rate swaps	223,522	35,021
Other	179,711	165,623

	$1,760,148	$1,274,849

6. Revolving Loan Agreement

        The Company maintains an asset based $12,000,000 revolving credit agreement (the "Revolver") with a bank. The Revolver is collateralized by all of the Company's assets. The amount of credit available under the Revolver is limited to a borrowing base formula defined in the agreement. There are no commitment fees on the Revolver.

        The Revolver, as amended, is payable upon demand and matures on February 23, 2004, subject to annual renewal. On February 20, 2004, the Company renewed the Revolver. The Revolver, as amended, matures on February 21, 2005. Borrowings outstanding under the Revolver bear interest at prime, LIBOR, or at a cost of funds rate plus a margin according to a pricing grid as defined in the agreement. Interest is payable monthly in arrears on the first day of each calendar month. At August 31, 2003 and 2002, the Revolver bore interest at 3.18% and 3.9%, respectively. The weighted average borrowing rates for 2003, 2002 and 2001 were 2.87%, 3.46% and 7.79%, respectively.

        At August 31, 2003, the Company had outstanding borrowings under the Revolver of $1,191,569 and the borrowing base was $12,000,000 and, accordingly, $10,808,431 of the maximum available borrowing base remained unutilized.

        At August 31, 2002, the Company had outstanding borrowings under the Revolver of $1,583,056 and the borrowing base was $12,000,000 and, accordingly, $10,416,944 of the maximum available borrowing base remained unutilized.

        The Revolver also provides for the maintenance of certain financial covenants as defined in the agreement. These financial covenants include quarterly debt service coverage and funded debt to EBITDA requirements. The Company was in compliance with these covenants as of August 31, 2003.

7. Long-Term Debt

        Long-term debt consists of the following:

	2003	2002
Note payable bearing interest at 8.01%, due in monthly installments of principal and interest of $27,623 through October 2003, when the principal payments will change to $9,493 per month through December 2007 and interest is payable monthly in arrears. Subsequent to November 10, 2003, interest shall accrue at prime or LIBOR plus 200 basis points, at the Company's option. All remaining principal and interest is due January 2008. The note is collateralized by substantially all assets of the Company and is subject to certain restrictive covenants. On June 12, 2002, the Company entered into a $2,278,205 notional interest rate swap agreement with an effective date of November 10, 2003 and an expiration date of January 2, 2008. The swap agreement requires the Company to pay interest at a fixed rate of 7.88% and receive interest payments of LIBOR plus 200 basis points	$2,302,790	$2,443,628

Note payable bearing interest at LIBOR plus 190 basis points (3.00% and 3.72% at August 31, 2003 and 2002, respectively). Payments are due in monthly principal installments of $100,000 through December 2002, $150,000 through January 2004, $121,530 through November 2010, with unamortized principal and accrued interest due December 2010. Interest on the note is payable monthly in arrears. The note is subject to certain restrictive and annual financial covenants including a fixed charge coverage ratio, as defined in the agreement. The note is collateralized by the assets of the Company. On May 1, 1998, the Company entered into a $1,075,000 notional interest rate swap agreement with an effective date of November 1, 1998 and an expiration of November 1, 2008. The swap agreement requires the Company to pay interest at a fixed rate of 8% and receive interest payments of LIBOR plus 190 basis points. On May 1, 1998, the Company entered into a $10,222,000 notional interest rate swap agreement with an effective date of January 11, 1999 and an expiration of January 2, 2004. The swap agreement requires the Company to pay interest at a fixed rate of 8% and receive interest payments of LIBOR plus 190 basis points. On May 29, 2003, the Company entered into a $10,087,000 notional interest rate swap agreement with an effective date of January 2, 2004 and a termination date of November 1, 2010. The swap agreement requires the Company to pay interest at a fixed rate of 6.11% and receive interest payments of LIBOR plus 190 basis points	10,837,000	12,437,000
Note payable bearing interest at a fixed rate of 8.16%, due in monthly principal and interest installments of $132,431 through May 2003, with unamortized principal and accrued interest due June 2003. The note is collateralized by certain equipment of the Company, as defined in the agreement. The note is subject to certain restrictive and annual financial covenants including a fixed charge coverage ratio, as defined in the agreement	$—	$5,222,333
Note payable bearing interest at a fixed rate of 7.8%, due in monthly principal and interest installments of $23,359 through April 2004, with a balloon payment of $748,943 due May 2004. The note includes an option under which the Company can execute a new note to finance the unamortized principal due May 2004 over 36 months. The note is collateralized by equipment of the Company. The Note is subject to certain annual financial covenants including a fixed charge coverage ratio, as defined in the agreement	892,631	1,094,671

Note payable bearing interest at a fixed rate of 7.78%, due in monthly installments of principal and interest of $27,430 through February 2004, with a balloon payment of $880,146 due March 2004. The note includes an option under which the Company can execute a new note to finance the unamortized principal due March 2004 over 36 months. The note is collateralized by certain equipment of the Company. The note is also subject to certain annual financial covenants including a fixed charge coverage ratio, as defined in the agreement	1,007,619	1,248,128
Note payable bearing interest at the prime rate plus 1.05%, due in monthly principal and interest installments of $30,535 through May 2003, with a balloon payment of $1,216,124 due June 2003. The note is collateralized by certain equipment of the Company. The note is subject to certain annual financial covenants including a fixed charge coverage ratio, as defined in the agreement. On April 18, 2001, the Company entered into a $4,150,000 notional interest rate swap agreement with an effective date of April 20, 2001 and an expiration of June 29, 2003. The swap agreement requires the Company to pay interest at a fixed rate of 6.98% and receive interest payments at the prime rate plus 1.05%	—	1,399,099
Note payable bearing interest at a fixed rate of 6.61%, due in monthly principal and interest installments of $19,221 through October 2008. The note is collateralized by certain equipment of the Company. The note is subject to certain cross default provisions	$1,007,196	$1,165,545
Note payable bearing interest at LIBOR plus 145 basis points (2.55% at August 31, 2003), due in monthly principal installments of $17,917 through December 2007 with unamortized principal and accrued interest due January 2008. Interest on the note is payable monthly in arrears. The note is collateralized by substantially all assets of the Company. The note is subject to certain restrictive covenants and financial covenants including fixed charge coverage and funded debt to EBITDA requirements as defined in the agreement. On March 19, 2002, the Company entered into a $4,150,000 notional interest rate swap agreement with an effective date of January 2, 2003 and an expiration of January 1, 2008. The swap agreement requires the Company to pay interest at a fixed rate of 7.61% and receive interest payments of LIBOR plus 145 basis points. On June 11, 2002, the Company entered into a $150,000 notional interest rate swap agreement with an effective date of January 2, 2002 and an expiration date of January 1, 2008. The swap agreement requires the Company to pay interest at a fixed rate of 7.61% and receive interest payments of LIBOR plus 145 basis points	4,174,583	—
Note payable bearing interest at a fixed rate of 4.73%, due in monthly principal and interest installments of $56,029 through July 2010. The note is collateralized by certain equipment as defined in the agreement. The note also contains quarterly financial covenants pertaining to minimum debt service and total funded debt to EBITDA requirements	3,959,737	—

Note payable bearing interest at a fixed rate of 6.4%, due in monthly principal and interest installments of $81,810 through March 2008. The note is collateralized by certain equipment of the Company as defined in the agreement. The note contains certain quarterly financial covenants pertaining to minimum debt service and total funded debt to EBITDA requirements	3,891,198	—
Note payable bearing interest at a fixed rate of 7.24%, due in monthly principal and interest installments of $39,674 through March 2010. The note is collateralized by certain equipment of the Company. The note contains certain quarterly financial covenants pertaining to minimum debt service and total funded debt to EBITDA requirements	$2,487,131	$—
Note payable bearing interest at a fixed rate of 3.98%, due in monthly principal and interest installments of $22,289 through July 2008. The note is collateralized by certain equipment of the Company. The note is subject to certain restrictive covenants	1,174,235	—
Note payable bearing interest at a fixed rate of 3.92%, due in monthly principal and interest installments of $94,306 through June 2008. The note collateralized by certain equipment of the Company	4,975,448	—
Various note payables bearing interest rates from 5.24% to 8%, due in monthly payments ranging from $3,012 to $23,326. These notes are generally collateralized by certain equipment of the Company and contain certain restrictive covenants	2,774,964	3,914,504
In 2002, the Company entered into a construction loan to expand its facility and acquire additional land. The construction loan provides for progress payment advances and was payable in interest only payments until January 2003. The construction loan was converted to the LIBOR plus 145 basis point term note in 2003. At August 31, 2002, the interest rate on the outstanding advances was 3.71%	—	951,027
In 2002, the Company committed to purchase and install two used presses and new bindery equipment. The Company entered into a financing arrangement providing a 6.4% fixed rate 5-year term note and a 7.24% fixed rate 7-year term note for the purchase of such equipment. The financing arrangement also provided for progress payment advances pertaining to the purchase and installation of the equipment.
At August 31, 2002, the interest rate on the outstanding advances was 4.75%	—	4,348,555

	39,484,532	34,224,490
Less current maturities	5,746,963	5,461,515

	$33,737,569	$28,762,975

        The Company was in compliance with its covenants at August 31, 2003.

        Schedule maturities of long-term debt are as follows:

2004	$5,746,963
2005	5,783,379
2006	5,996,739
2007	5,971,981
2008	9,981,301
Thereafter	6,004,169

$39,484,532

        The Company entered into various interest rate swap agreements under which it pays fixed rates ranging from 6.1% to 8.0% and receives variable rates based on LIBOR ranging from 2.55% to 3.18% at August 31, 2003. The purpose of these swaps is to fix interest rates on a portion of the Company's variable rate debt and to reduce certain exposures to interest rate fluctuations. The Company has not designated these derivatives as a hedge for accounting purposes; therefore, gains and losses from the changes in fair value are included in interest expense.

        The fair market value of the interest rate swaps is obtained from third-party quotes. These values represent the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counterparty. At August 31, 2003 and 2002, the fair value of the interest rate swaps were $1,034,340 and $1,316,409, respectively. This amount is recorded as a liability in the accompanying balance sheet, and the net (gains) losses associated with fair value changes of ($282,069), $666,405 and $920,081, were recognized in earnings during 2003, 2002 and 2001, respectively. The notional amount pertaining to these swap agreements totals approximately $27,962,000 and $22,025,000 at August 31, 2003 and 2002, respectively. The maturity dates on these various swap agreements range from January 2004 to January 2010.

        The counterparty to the Company's interest rate swap contracts is a major financial institution. The Company does not expect nonperformance by the counterparty but periodically monitors the credit quality of the institution.

8. Stock Option Plan

        On October 1, 2002, the Company established The Dingley Press 2002 Stock Option Plan (the "Plan") for the benefit of certain eligible full-time employees and other key persons. To date, only one employee has received options under this Plan. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the disclosure requirements of FASB 123, Accounting for Stock-Based Compensation.

        Under this Plan, the Company granted to an employee, stock options to purchase 5,450 shares of common stock of the Company. The option price per share is $17.72. The fair value of the underlying stock at time of grant date was $29.94 per share. The options were issued on October 24, 2002 and one-fifth is exercisable immediately and the remaining vest in annual increments thereafter. On October 24, 2002, 1,090 shares were exercised. At August 31, 2003, 4,360 options were outstanding with an exercise price of $17.72.

        The exercise price for the October 24, 2002 option exercise was paid for through a cash bonus to the employee. In addition the stock option award contains a repurchase feature that provides for the greater of fair value or a 5% annual guaranteed return on the related exercise price of such options. Since the employee does not have any investment risk in the options they are being accounted for under variable plan accounting. As such, differences between fair value of the underlying stock and the related exercise price of the option is being charged to expense over the vesting period in accordance with FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, at each financial reporting date. The Company determined the fair market value of its option shares on the option grant date and at August 31, 2003 by multiplying the trailing twelve month earnings at the measurement dates by the earnings multiple inherent in the projected sales price of the Company to The Sheridan Group. Accordingly, for the year ended August 31, 2003, the Company has recognized compensation expense of $191,182 related to the vesting of these shares in selling, general and administrative expenses. The Company has also recorded $97,318 in unearned compensation related to the future vesting of such options at the current fair value.

9. Benefit Plans

        The Company sponsors a 401(k) and profit-sharing plan covering substantially all employees as eligibility requirements are met. The plan provides for employer matching contributions equal to 25% of the first 4% of compensation that a participant elects to contribute as a deferred cash contribution. The plan also provides for discretionary employer profit-sharing contributions. Matching and discretionary employer profit-sharing contributions were $130,540, $105,802, and $95,200 for 2003, 2002, and 2001, respectively.

10. Commitments and Contingencies

  Lease Commitments

        The Company leases warehouse space and equipment under lease agreements expiring between 2004 and 2005.

        The future minimum rental payments under all noncancelable operating leases for the two years subsequent to August 31, 2003 consist of the following:

Total Commitments
(in thousands)
2004	$386,542
2005	238,194

$624,736

        Total rent expense for all operating leases amounted to $450,207, $602,170 and $463,749 for the years ended August 31, 2003, 2002 and 2001, respectively.

  Other Commitments and Contingencies

        The Company may become a defendant in a number of pending or threatened legal proceedings in the ordinary course of its business. In the opinion of the Company's management, based on advice of counsel, the resolution of these matters would not have a material effect on the Company's financial position, its results of operations or its cash flows.

        Management has reviewed the Company's exposure to use tax in the various states to which it distributes catalogues and has recognized expense for the state in which it believes it is probable that use tax is due. It is reasonably possible that state tax authorities in other states could assert that use tax is due in states in which the Company and legal counsel do not believe a liability exists. No states have asserted any such claims. If such use tax claims were asserted against the Company management would vigorously defend against such claims and believe they would prevail.

        Beginning in January 2002, the Company's health insurance programs were partially self insured. The Company self insures these programs up to an annual maximum per employee claim threshold of $50,000 and an annual aggregate threshold of approximately $1,839,000. The Company has insurance for claims above those amounts. Expenses related to these health insurance programs are recognized as claims are incurred and amounted to $1,015,272 and $596,352 for 2003 and the eight months ended August 31, 2002, respectively. The Company accrued $359,919 and $301,976 for claims incurred but not reported for 2003 and 2002, respectively.

11. Subsequent Events

        On March 5, 2004, the Company signed an agreement to sell substantially all of the net assets and the business of the Company. The sales agreement is subject to the buyer obtaining adequate financing and other customary conditions. The transaction is expected to be completed in May 2004.

        Subsequent to August 31, 2003, the Company paid dividends to its shareholders of $1,109,997.

THE DINGLEY PRESS

Balance Sheets
(Unaudited)

	February 29, 2004	August 31, 2003
	(Restated)
Assets
Current assets
Cash	$237,591	$238
Accounts receivable, less allowance for doubtful accounts of $326,000 and $456,000 in 2004 and 2003, respectively	7,193,355	6,172,997
Inventories
Raw materials	6,083,170	10,502,114
Work in process	4,840,327	5,761,607

Total inventories	10,923,497	16,263,721

Prepaid expenses and other assets	1,520,682	1,515,713

Total current assets	19,875,125	23,952,669

Property, plant and equipment, net	45,731,971	48,118,430
Deferred financing costs, net	96,612	108,436

	$65,703,708	$72,179,535

Liabilities and Stockholders' Equity
Noninterest-bearing book overdrafts	$—	$533,283
Revolving loan	—	1,191,569
Current portion of long-term debt	5,451,320	5,746,963
Accounts payable	3,608,928	4,046,394
Accrued expenses	1,350,017	1,760,148
Customer deposits	4,618,720	8,403,098

Total current liabilities	15,028,985	21,681,455

Fair market value of interest rate swaps	1,211,164	810,818
Long-term debt	30,238,307	33,737,569

Total liabilities	46,478,456	56,229,842
Commitments and contingencies (Note 5)
Stockholders' equity
Common stock, $1 par value; 500,000 shares authorized, 269,230 and 268,140 shares issued and outstanding, respectively	269,230	268,140
Unearned compensation	(63,870)	(97,318)
Additional paid-in capital	417,878	399,653
Retained earnings	18,602,014	15,379,218

Total stockholders' equity	19,225,252	15,949,693

	$65,703,708	$72,179,535

The accompanying notes are an integral part of these financial statements.

THE DINGLEY PRESS

Statements of Operations
Six Months Ended February 29, 2004 and February 28, 2003 (Unaudited)

	2004	2003
Net sales	$51,463,697	$47,766,934
Cost of sales	43,284,530	40,575,495

Gross profit	8,179,167	7,191,439
Selling, general and administrative expenses	2,629,060	2,612,041

Operating income	5,550,107	4,579,398
Interest expense	(1,473,871)	(1,455,264)
Other income, net	11,558	11,853

Net income	$4,087,794	$3,135,987

The accompanying notes are an integral part of these financial statements.

THE DINGLEY PRESS

Statement of Changes in Stockholders' Equity
Six Months Ended February 29, 2004 (Unaudited)

	Common Stock
			Additional Paid-in Capital	Unearned Compensation	Retained Earnings	Stockholders' Equity
	Shares	Amount
Balance at August 31, 2003 (restated)	268,140	$268,140	$399,653	$(97,318)	$15,379,218	$15,949,693
Issuance of common stock under stock option plan	1,090	1,090	18,225			19,315
Compensation expense for stock options				33,448		33,448
Net income					4,087,794	4,087,794
Dividends					(864,998)	(864,998)

Balance at February 28, 2004	269,230	$269,230	$417,878	$(63,870)	$18,602,014	$19,225,252

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Statements of Cash Flow
Six Months Ended February 29, 2004 and February 28, 2003 (Unaudited)

	2004	2003
Cash flows from operating activities
Net income	$4,087,794	$3,135,987
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,777,423	2,296,442
Amortization of deferred financing costs	11,824	50,653
Loss on fair value of interest rate swaps	176,824	75,915
Compensation expense for issuance of options	33,448	34,693
Changes in operating assets
Accounts receivable	(1,020,358)	(1,667,925)
Inventories	5,340,224	1,034,631
Prepaid expenses	(4,969)	34,390
Changes in operating liabilities
Accounts payable	(437,466)	(1,139,613)
Accrued expenses	(186,609)	37,602
Customer deposits	(3,784,378)	(1,811,519)

Net cash provided by operating activities	6,993,757	2,081,256

Cash flows from investing activities
Purchase of property, plant, and equipment	(390,964)	(7,282,470)

Net cash used in investing activities	(390,964)	(7,282,470)

Cash flows from financing activities
Net (repayments) borrowings under revolving loan agreement	(1,191,569)	1,216,420
Change in book overdrafts	(533,283)	1,051,888
Proceeds from issuance of long-term debt	500,266	5,782,501
Principal payments on long-term debt	(4,295,171)	(2,169,480)
Dividends paid	(864,998)	(700,282)
Exercise of stock option	19,315	19,315

Net cash provided by (used in) financing activities	(6,365,440)	5,200,362

Net (decrease) increase in cash	237,353	(852)
Cash at beginning of period	238	1,142

Cash at end of period	$237,591	$290

The accompanying notes are an integral part of these consolidated financial statements.

THE DINGLEY PRESS

Notes to Interim Financial Statements

(Unaudited)

1. Basis of Presentation and Significant Accounting Policies

        The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        In the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial data have been included. Results from operations for the six months ended February 29, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 2004. The Company's business is seasonal and, as such, revenues and net income for the first quarter of the fiscal year are significantly higher than other quarters throughout the year.

  Income Taxes

        The Company and its shareholders have elected to be taxed under Subchapter S of the Internal Revenue Code. The effect of this election is that all income or loss of the Company is reported on the shareholders' personal income tax returns. Therefore, the accompanying financial statements do not include the effect of any federal or state income taxes. The Company reimburses its shareholders through payment of dividends for taxes associated with the Company's income reported by the individual shareholders.

  Recent Accounting Pronouncements

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about guarantees that an entity issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 15, 2002. The Company, at February 29, 2004, August 31, 2003 and 2002 had no such guarantees.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 addresses consolidation by business enterprises of variable interest entities, which possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46, as amended by FIN 46R, is applicable to the Company for all variable interest entities entered into after January 31, 2003, and to existing entities for the period ended May 31, 2004. Management does not expect the provisions of this interpretation to have an impact on the financial position and results of operations of the Company.

        For further information, refer to the audited financial statements and footnotes, as restated, for The Dingley Press for the three years in the period ended August 31, 2003 included elsewhere in this filing.

2. Revolving Loan Agreement

        The Company maintains an asset based $12,000,000 revolving credit agreement (the "Revolver") with a bank. The Revolver is collateralized by all of the Company's assets. The amount of credit available under the Revolver is limited to a borrowing base formula defined in the agreement.

        At February 29, 2004 and August 31, 2003, the Company had outstanding borrowings under the Revolver of $0 and $1,191,569, respectively. At February 29, 2004, the borrowing base under the Revolver was $12,000,000 and, accordingly, the maximum available borrowing base remained unutilized. At August 31, 2003, the borrowing base under the Revolver was $12,000,000 and, accordingly, $10,808,431 of the maximum available borrowing base remained unutilized.

3. Long-Term Debt

        During the six months ended February 29, 2004 the Company entered into a note payable amounting to $500,000. The Note bears interest at a fixed rate of 5.09%, is due in five years and is collateralized by equipment.

        The Company has various interest rate swap agreements under which it pays fixed rates and receives variable rates based on LIBOR. The fair market value of the interest rate swaps is obtained from third-party quotes. These values represent the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the credit worthiness of the counterparty. At February 29, 2004 and August 31, 2003, the fair values of the interest rate swaps were $1,211,164 and $1,034,340, respectively. This amount is recorded as a liability in the accompanying balance sheet, and the net (gains) losses associated with fair value changes of $176,824 and $75,915 were recognized as interest expense during the six months ended February 29, 2004 and February 28, 2003, respectively. The notional amount pertaining to these swap agreements total approximately $17,740,000 and $27,962,000 at February 29, 2004 and August 31, 2003, respectively. The maturity dates on these various swap agreements range from January 2004 to January 2010.

4. Stock Option Plan

        On October 1, 2002, the Company established The Dingley Press 2002 Stock Option Plan (the "Plan") for the benefit of certain eligible full-time employees and other key persons. To date, only one employee has received options under this Plan. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the disclosure requirements of FASB 123, Accounting for Stock-Based Compensation.

        Under this Plan, the Company granted to an employee, stock options to purchase 5,450 shares of common stock of the Company. The option price per share is $17.72. The fair value of the underlying stock at time of grant date was $29.94 per share. The options were issued on October 24, 2002 and one-fifth is exercisable immediately and the remaining vest in annual increments thereafter. On October 24, 2002, 1,090 shares were exercised. At August 31, 2003, 4,360 options were outstanding with an exercise price of $17.72.

        The exercise price for the October 24, 2002 option exercise was paid for through a cash bonus to the employee. In addition the stock option award contains a repurchase feature that provides for the greater of fair value or a 5% annual guaranteed return on the related exercise price of such options.

Since the employee does not have any investment risk in the options they are being accounted for under variable plan accounting. As such, differences between fair value of the underlying stock and the related exercise price of the option is being charged to expense over the vesting period in accordance with FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, at each financial reporting date. Accordingly, for the year ended August 31, 2003, the Company has recognized compensation expense of $191,182 related to the vesting of these shares in selling, general and administrative expenses. The Company has also recorded $97,318 in unearned compensation related to the future vesting of such options at the current fair value.

5. Commitments and Contingencies

        The Company may become a defendant in a number of pending or threatened legal proceedings in the ordinary course of its business. In the opinion of the Company's management, based on advice of counsel, the resolution of these matters would not have a material effect on the Company's financial position, its results of operations or its cash flows.

        Management has reviewed the Company's exposure to use tax in the various states to which it distributes catalogues and has recognized expense for the state in which it believes it is probable that use tax is due. It is reasonably possible that state tax authorities in other states could assert that use tax is due in states in which the Company and legal counsel do not believe a liability exists. No states have asserted any such claims. If such use tax claims were asserted against the Company management would vigorously defend against such claims and believe they would prevail.

6. Subsequent Event

        On March 5, 2004, the Company signed an agreement to sell substantially all of the net assets and the business of the Company. The sales agreement is subject to buyer obtaining adequate financing and other customary conditions. The transaction was completed on May 25, 2004.

The Sheridan Group, Inc.

OFFER TO EXCHANGE

$60,000,000 10 1/4% Senior Secured Notes due 2011
(CUSIP Nos. 823777 AC 1, 823777 AD 9 and US82100 AB 1)
for $60,000,000 10 1/4% Senior Secured Notes Due 2011

PROSPECTUS
October 25, 2004

Dealer Prospectus Delivery Obligation

        Until December 4, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the SEC declares the registration statement effective, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

QuickLinks

The Sheridan Group, Inc.
The exchange offer will expire at 5:00 p.m., New York City time on November 23, 2004, unless extended.
TABLE OF CONTENTS
MARKET SHARE, RANKING AND OTHER DATA
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Exchange Offer
Our Company
The Industry
Our Equity Sponsors
The Buyout Transactions
The Dingley Transactions
Our Corporate Structure
Use of Proceeds
The Exchange Offer
Consequences of Exchanging Old Notes Pursuant to the Exchange Offer
The New Notes
Risk Factors
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
Risks Relating to the New Notes
Risks Relating to this Exchange Offer
Risks Relating To Our Business
THE BUYOUT TRANSACTIONS
THE DINGLEY TRANSACTIONS
OUR CORPORATE STRUCTURE
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2003
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six Months Ended June 30, 2003
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six Months Ended June 30, 2004
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND OTHER INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Balance Sheets At December 31, 2003 and 2002
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Statements of Income Periods Ended December 31 and August 20, 2003 and Years Ended December 31, 2002 and 2001
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Periods Ended December 31 and August 20, 2003 and Years Ended December 31, 2002 and 2001
The Sheridan Group, Inc. and Subsidiaries Notes to Consolidated Financial Statements Periods Ended December 31 and August 20, 2003 and Years Ended December 31, 2002 and 2001
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (unaudited)
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Statements of Income For the Six Months Ended June 30, 2004 and 2003 (unaudited)
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2004 and 2003 (unaudited)
THE SHERIDAN GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
Report of Independent Auditors
THE DINGLEY PRESS Balance Sheets August 31, 2003 and 2002
THE DINGLEY PRESS Statements of Operations August 31, 2003 and 2002
THE DINGLEY PRESS Statements of Changes in Stockholders' Equity Years Ended August 31, 2003, 2002 and 2001
THE DINGLEY PRESS Statements of Cash Flows Years Ended August 31, 2003, 2002 and 2001
THE DINGLEY PRESS Notes to Financial Statements August 31, 2003, 2002 and 2001
THE DINGLEY PRESS Balance Sheets (Unaudited)
THE DINGLEY PRESS Statements of Operations Six Months Ended February 29, 2004 and February 28, 2003 (Unaudited)
THE DINGLEY PRESS Statement of Changes in Stockholders' Equity Six Months Ended February 29, 2004 (Unaudited)
THE DINGLEY PRESS Statements of Cash Flow Six Months Ended February 29, 2004 and February 28, 2003 (Unaudited)
THE DINGLEY PRESS Notes to Interim Financial Statements (Unaudited)
The Sheridan Group, Inc.